As Filed With The Securities and Exchange Commission on December 23, 1997

                                                 Registration No. 333-_________
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              CITY HOLDING COMPANY
             (Exact name of registrant as specified in its charter)

            WEST VIRGINIA                           6711                              55-0619957
    (State or other jurisdiction        (Primary Standard Industrial               (I.R.S. Employer
          of incorporation)              Classification Code Number)              Identification No.)

                           3601 MacCorkle Avenue, S.E.
                         Charleston, West Virginia 25304
                                 (304) 925-6611
                   (Address, including zip code, and telephone
                         number, including area code, Of
                        registrant's principal executive
                                    offices)

                                  STEVEN J. DAY
                      President and Chief Executive Officer
                           3601 MacCorkle Avenue, S.E.
                         Charleston, West Virginia 25304
                                 (304) 925-6611
            (Name, address, including zip code, and telephone number,
                   Including area code, of agent for service)

                                   Copies to:
    LATHAN M. EWERS, JR.                       PETER F. McANDREWS
      RANDALL S. PARKS                          STEPHEN S. AUSTIN
      Hunton & Williams               Adams, McAndrews, Matson & Landsberg
    951 East Byrd Street              429 Santa Monica Boulevard, Suite 550
  Richmond, Virginia 23219               Santa Monica, California 90401

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                 SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                     Proposed              Proposed Maximum
Title of Each Class                        Amount to be          Maximum Offering         Aggregate Offering           Amount of
of Securities to be Registered             Registered(1)         Price Per Unit(2)             Price(2)            Registration Fee
------------------------------             -------------         -----------------             --------            ----------------
Common Stock(2)                               400,000 shs.            $ 16.75            $     6,702,156               $  1,978

(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant which are expected to be issued in connection with the transactions described herein.

(2) Estimated in accordance with Rule 457(f)(2) for the purpose of calculating the registration fee, with the value of Del Amo Savings Bank, FSB Common Stock being exchanged in the transaction for City Holding Company Common Stock being based upon the book value of Del Amo Savings Bank, FSB Common Stock at September 30, 1997, the latest practicable date prior to filing.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              CITY HOLDING COMPANY

                              CROSS REFERENCE SHEET

              ITEM OF FORM S-4                                            LOCATION IN PROXY STATEMENT/PROSPECTUS
1.            Forepart of Registration Statement and Outside              Facing Page; Cross Reference Sheet; Outside Front Cover
              Front Cover Page of Prospectus                              Page
2.            Inside Front and Outside Back Cover Pages of                Inside Front Cover Page; Table of Contents; Available
              Prospectus                                                  Information; Incorporation of Certain Information by
                                                                          Reference
3.            Risk Factors, Ratio of Earnings to Fixed Charges            Summary; Comparative Per Share Data; Selected Financial
              and Other Information                                       Data
4.            Terms of the Transaction                                    Summary; The Merger; City Holding Company; Price Range of
                                                                          City Holding Common Stock and Dividends; Comparative
                                                                          Rights of Shareholders; Incorporation of Certain
                                                                          Information by Reference; Annex A; Annex B
5.            Pro Forma Financial Information                             Not Applicable
6.            Material Contracts with the Company Being Acquired          Not Applicable
7.            Additional Information Required for Reoffering by           Not Applicable
              Persons and Parties Deemed to be Underwriters
8.            Interests of Named Experts and Counsel                      Not Applicable
9.            Disclosure of SEC's Position on Indemnification for         Not Applicable
              Securities Act Liabilities
10.           Information with Respect to S-3 Registrants                 Available Information; Incorporation of Certain
                                                                          Information by Reference; Summary; Selected Financial
                                                                          Data; City Holding Company; Price Range of City Holding
                                                                          Common Stock and Dividends; Regulation and Supervision
11.           Incorporation of Certain Information by Reference           Incorporation of Certain Information by Reference
12.           Information with Respect to S-2 or S-3 Registrants          Not Applicable
13.           Incorporation of Certain Information by Reference           Not Applicable
14.           Information with Respect to Registrants Other than          Not Applicable
              S-2 or S-3 Registrants
15.           Information with Respect to S-3 Companies                   Not Applicable
16.           Information with Respect to S-2 or S-3 Companies            Not Applicable
17.           Information with Respect to Companies other than            Selected Financial Data; Management's Discussion and
              S-2 or S-3 Companies                                        Analysis of Operations; Del Amo Savings Bank, FSB; Market
                                                                          For and Dividends Paid on Bank Common Stock; Del Amo
                                                                          Savings Bank, FSB Financial Statements
18.           Information if Proxies,  Consents or  Authorizations        Incorporation   of  Certain   Information   By  Reference;
              are to be Solicited                                         Summary --  Shareholder  Meeting;  The Merger;  Summary --
                                                                          Rights of  Shareholders  Electing to Exercise  Their Right
                                                                          of Appraisal; Comparative Rights of Shareholders; Annex B
19.           Information if Proxies,  Consents or  Authorizations        Not Applicable
              are not to be Solicited, or in an Exchange Offer

                     [Del Amo Savings Bank, FSB Letterhead]

Dear Shareholders:

You are cordially invited to attend the Special Meeting of Shareholders of Del Amo Savings Bank, FSB ("the Bank") on Monday, March 9, 1998, at 10:00 a.m., Pacific Time, at the Torrance Chamber of Commerce, 3400 Torrance Blvd., Suite 100, Torrance, California. This is a very important meeting regarding your investment in the common stock of the Bank.

The purpose of the meeting is to consider and vote upon the Amended and Restated Agreement and Plan of Reorganization, dated as of December 18, 1997, by and among the Bank, City Holding Company ("City Holding") and City Acquisition Sub, F.S.B. (in organization) ("Acquisition") and the related Plan of Merger (together, the "Agreement"), pursuant to which, among other things, the Bank will be merged with and into Acquisition (the "Merger") and become a subsidiary of City Holding. In the Merger, each share of Common Stock of the Bank, other than dissenters' shares, will be converted into the right to receive shares of Common Stock of City Holding, as described in the accompanying Proxy Statement/Prospectus. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE AGREEMENT AND THE MERGER, WHICH THE BOARD BELIEVES IS IN THE BEST INTERESTS OF SHAREHOLDERS OF THE BANK.

Enclosed is a Notice of the Special Meeting of Shareholders, a Proxy Statement/Prospectus containing a discussion of the Agreement and the Merger and a proxy card. Please complete, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided.

If you decide to attend the Special Meeting, you may vote your shares in person whether or not you have previously submitted a proxy. It is important that you understand that the Agreement and Merger must be approved by the holders of more than two-thirds of all outstanding shares of Common Stock of the Bank, and that the failure to vote will have the same effect as a vote against the proposal. On behalf of the Board, thank you for your attention to this important matter.

                                     Very truly yours,





                                     Nicholas Barakonski
                                     President and Chief Executive Officer

                            DEL AMO SAVINGS BANK, FSB
                               3422 CARSON STREET
                           TORRANCE, CALIFORNIA 90503
                                 (800) 961-6636

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MARCH 9, 1998

TO THE SHAREHOLDERS OF DEL AMO SAVINGS BANK, FSB:

NOTICE IS HEREBY GIVEN that a Special Meeting of shareholders has been called by the Board of Directors of Del Amo Savings Bank, FSB ("the Bank") and will be held at the Torrance Chamber of Commerce, located at 3400 Torrance Blvd., Suite 100, Torrance, California, on Monday, March 9, 1998, at 10:00 a.m. Pacific Time for the purpose of considering and voting upon the following matters:

1. Proposed Merger. To consider and vote upon the Amended and Restated Agreement and Plan of Reorganization dated as of December 18, 1997, and a related Plan of Merger (together, the "Agreement") providing for the merger of the Bank with and into City Acquisition Sub, F.S.B. (in organization), a wholly-owned subsidiary of City Holding Company (the "Merger"). The Agreement is attached to the accompanying Proxy Statement/Prospectus as Annex A; and

2. Other Business. To consider and vote upon such other matters as may properly come before the meeting.

Only those holders of shares of Common Stock of the Bank ("Bank Common Stock") of record at the close of business on January 26, 1998, are entitled to notice of and to vote at the meeting.

Torrance, California                      By Order of the Board of Directors,
January 30, 1998


                                          Diana Bowers
                                          Secretary

THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF THE SHARES OF THE BANK'S COMMON STOCK VOTE IN FAVOR OF THE AGREEMENT AND THE MERGER.

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES ARE REVOKED. ANY PROXY MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                            DEL AMO SAVINGS BANK, FSB
                           TO BE HELD ON MARCH 9, 1998

                                  PROSPECTUS OF
                              CITY HOLDING COMPANY
                                  COMMON STOCK

This Proxy Statement/Prospectus is being furnished to the holders of shares of Common Stock, par value $2.50 per share ("Bank Common Stock"), of Del Amo Savings Bank, FSB, a Federally chartered savings bank (the "Bank"), in connection with the solicitation of proxies by the Board of Directors of the Bank (the "Bank Board") for use at the Special Meeting of Bank Shareholders to be held at 10:00 a.m. Pacific Time on March 9, 1998, at the Torrance Chamber of Commerce, located at 3400 Torrance Blvd., Suite 100, Torrance, California (the "Bank Shareholder Meeting").

At the Bank Shareholder Meeting, shareholders of record of Bank Common Stock as of the close of business on January 26, 1998, will consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Reorganization, dated as of December 18, 1997, and a related Plan of Merger (together, the "Agreement") by and among City Holding Company, a West Virginia corporation ("City Holding"), City Acquisition Sub, F.S.B., a wholly owned subsidiary of City Holding (in organization) ("Acquisition"), and the Bank pursuant to which, among other things, the Bank will merge into Acquisition (the "Merger"). Upon consummation of the Merger, which is expected to occur on or about March 31, 1998, each outstanding share of Bank Common Stock, other than shares as to which the holder exercises and perfects the statutory right to an appraisal ("Dissenting Shares"), shall be converted into and represent the right to receive a number of shares of common stock, $2.50 par value, of City Holding ("City Holding Common Stock"), determined by the Exchange Ratio (as defined herein), subject to adjustment as set forth in the Agreement. See "The Merger -- Determination of Exchange Ratio and Exchange for City Holding Common Stock." For a description of the Agreement, which is included herein as Annex A to this Proxy Statement/Prospectus, see "The Merger."

This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to shareholders of the Bank on or about January 30, 1998.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF CITY HOLDING COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

        The date of this Proxy Statement/Prospectus is January 30, 1998.

                                TABLE OF CONTENTS








AVAILABLE INFORMATION.............................................................................................1


INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.................................................................1


SUMMARY ..........................................................................................................2

         Parties to the Merger....................................................................................2
         Shareholder Meeting......................................................................................2
         Vote Required; Record Date...............................................................................3
         The Merger...............................................................................................3
         Determination of Exchange Ratio..........................................................................3
         Exchange of Bank Stock for City Holding Common Stock.....................................................4
         Effective Time of the Merger.............................................................................4
         Recommendation of the Board of Directors of Bank; Reasons for the Merger.................................4
         Opinion of the Bank's Financial Advisor..................................................................5
         Business of  the Bank Pending the Merger.................................................................5
         Conditions to Consummation of the Merger.................................................................5
         Interests of Certain Persons in the Merger...............................................................5
         Certain Federal Income Tax Consequences..................................................................5
         Rights of Shareholders Electing to Exercise their Dissenter Rights of Appraisal..........................6
         Resale of City Holding Common Stock......................................................................6
         Market Prices Prior to Announcement of the Merger........................................................6
         Comparative Per Share Data...............................................................................6

SELECTED FINANCIAL DATA...........................................................................................8


GENERAL INFORMATION..............................................................................................12


THE MERGER.......................................................................................................13

         Determination of Exchange Ratio.........................................................................13
         Exchange of Bank Stock for City Holding Common Stock....................................................14
         Exchange of Options Granted Under Bank's 1990 Stock Option Plan.........................................14
         Effective Time of the Merger............................................................................15
         Recommendation of the Board of Directors of Bank; Reasons for the Merger................................15
         Opinion of the Bank's Financial Advisor.................................................................15
         Business of the Bank Pending the Merger.................................................................18
         Conditions to Consummation of the Merger................................................................19
         Termination.............................................................................................19
         Accounting Treatment....................................................................................19
         Operations After the Merger.............................................................................19
         Interests of Certain Persons in the Merger..............................................................19
         Effect on the Bank Employee Benefits Plans..............................................................20
         Certain Federal Income Tax Consequences.................................................................20
         Rights of Shareholders Electing to Exercise Dissenter's Right of Appraisal..............................21

CITY HOLDING COMPANY.............................................................................................23


PRICE RANGE OF CITY HOLDING COMMON STOCK AND DIVIDENDS...........................................................24


DEL AMO SAVINGS BANK, FSB........................................................................................24

         General.................................................................................................24

MARKET FOR AND DIVIDENDS PAID ON BANK COMMON STOCK...............................................................25


OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF BANK STOCK.............................................................25


REGULATION AND SUPERVISION.......................................................................................27

         Bank Holding Companies..................................................................................27
         Capital Requirements....................................................................................28
         Limits on Dividends and Other Payments..................................................................28
         City National...........................................................................................29
         Governmental Policies and other Safety and Soundness Regulations........................................29

DESCRIPTION OF CAPITAL STOCK OF CITY HOLDING.....................................................................29

         Common Stock............................................................................................30
         Preferred Stock.........................................................................................30
         Preferred Stock Purchase Rights Plan; Change of Control.................................................30
         Reports to Shareholders.................................................................................31
         Transfer Agent..........................................................................................31

COMPARATIVE RIGHTS OF SHAREHOLDERS...............................................................................31

         Capitalization..........................................................................................31
         Voting Rights...........................................................................................31
         Directors and Classes of Directors......................................................................32
         Anti-Takeover Provisions................................................................................32
         Preemptive Rights.......................................................................................32
         Assessment..............................................................................................32
         Conversion; Redemption; Sinking Fund....................................................................32
         Liquidation Rights......................................................................................33
         Dividends and Other Distributions.......................................................................33
         Shareholder Meetings....................................................................................33
         Indemnification.........................................................................................33
         Director Exculpation....................................................................................34
         Dissenters' Rights......................................................................................34

RESALE OF CITY HOLDING COMMON STOCK..............................................................................34


EXPERTS..........................................................................................................34


LEGAL OPINIONS...................................................................................................35


OTHER MATTERS....................................................................................................35


ANNEX A--Amended and Restated Agreement and Plan of Reorganization

ANNEX B--Plan of Merger

ANNEX C--Opinion of Hovde Financial, Inc.

ANNEX D--12 U.S.C.A. ss. 552.14 relating to Dissenters' Rights

                              AVAILABLE INFORMATION

City Holding is subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511 or Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy statements, information statements, and other information regarding registrants that file electronically, including City Holding, with the SEC at http:\\www.sec.gov. City Holding common stock is quoted on Nasdaq, and reports, proxy statements, and other information concerning City Holding may be inspected and copied at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006. As permitted by the Rules and Regulations of the SEC, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, and exhibits thereto (together with the amendments thereto, the "Registration Statement"), which has been filed by City Holding with the SEC under the Securities Act of 1933, as amended (the "1933 Act") with respect to City Holding Common Stock and to which reference is hereby made.

No person has been authorized to give any information or to make any representation other than as contained herein in connection with the offer contained in this Proxy Statement/Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by City Holding or the Bank. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to or solicitation of any person in any jurisdiction to whom it would be unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor the distribution of any of the securities to which this Proxy Statement/Prospectus relates shall, at any time, imply that the information herein is correct as of any time subsequent to the date hereof.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS RELATING TO CITY HOLDING THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. CITY HOLDING DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO ROBERT A. HENSON, CHIEF FINANCIAL OFFICER, CITY HOLDING COMPANY, 3601 MACCORKLE AVENUE, S.E., CHARLESTON, WEST VIRGINIA 25304, (304) 925-6611. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY MARCH 2, 1998.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by City Holding are incorporated by reference in this Proxy Statement/Prospectus: (i) City Holding's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) City Holding's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997, and September 30, 1997; and (iii) the description of City Holding Common Stock in City Holding's registration statement on Form 8A filed under the Exchange Act with respect to City Holding Common Stock, including all amendments and reports filed for the purpose of updating such description.

All documents filed by City Holding pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Bank Shareholder Meeting are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement/Prospectus or any supplement hereto.

Also incorporated by reference herein is the Amended and Restated Agreement and Plan of Reorganization among City Holding, Acquisition and the Bank, dated December 18, 1997, which is attached to this Proxy Statement/Prospectus as Annex A.

                                     SUMMARY

THE FOLLOWING SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL FACTS REGARDING CITY HOLDING, THE BANK AND THE MATTERS TO BE CONSIDERED AT THE BANK SHAREHOLDER MEETING AND IS QUALIFIED IN ALL RESPECTS BY THE INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, THE ANNEXES HERETO AND THE DOCUMENTS REFERRED TO HEREIN. SHAREHOLDERS ARE URGED TO CAREFULLY READ ALL SUCH INFORMATION.


     Parties to the Merger

City Holding. The main office of City Holding is located at 3601 MacCorkle Avenue, S.E., Charleston, West Virginia 25304, telephone (304) 925-6611.

City Holding, a West Virginia corporation headquartered in Charleston, commenced operations in November 1983. On December 22, 1997, each of City Holding's West Virginia banking subsidiaries was merged into and became divisions of City Holding's principal subsidiary, The City National Bank of Charleston (City National). In addition to City National, City Holding is the parent company of City Financial Corporation, a full-service securities brokerage and investment advisory company and City Mortgage Corporation, currently inactive. All of the subsidiaries are wholly-owned. In addition to City Holding's periodic filings with the SEC, City National is subject to certain regulatory guidelines at the applicable federal and state level. As such, City National is routinely examined by these regulatory bodies and certain information is required to be submitted to them each quarter. City Holding operates retail and consumer-oriented community banks that emphasize personal service. At September 30, 1997, City Holding had total assets of $1.34 billion, total deposits of $910 million and total shareholders' equity of $90 million.

City Holding's principal subsidiary is City National, which was organized in 1957. Through its main office, City National serves the Kanawha City section of Charleston and municipalities and rural areas east of the city. City National operates full service branch banks in downtown Charleston, eastern and western Charleston, the South Hills district of Charleston, Marmet, St. Albans, Teays Valley, Winfield, Eleanor and Cross Lanes. City National, including its divisions, operates 43 banking offices throughout the state of West Virginia.

As a bank holding company, City Holding is permitted by the Bank Holding Company Act of 1956 to own banks and engage in business which the Federal Reserve Board has determined to be "so closely related to banking or managing or controlling banks as to be a proper incident thereto." Examples of businesses the Federal Reserve Board has permitted bank holding companies to engage in under this provision are consumer finance, credit card, mortgage, commercial finance and factoring businesses, providing investment advice and brokerage services, and engaging in certain insurance agency activities. See "City Holding Company." City Acquisition Sub, F.S.B. is owned by City Holding, has no business operations and is being formed solely to effect the acquisition of the Bank.

The Bank. The main office of the Bank is located at 3422 Carson Street, Torrance, California 90503, telephone (800) 961-6636.

Del Amo Savings Bank, FSB is a Federally chartered savings bank providing deposit, loan and commercial banking services in the South Bay area of Los Angeles County. The Bank operates two offices. At September 30, 1997, the Bank had assets of $113.3 million, deposits of $100.4 million, and shareholders' equity of $6.7 million. The Bank serves approximately 7,000 customers in its market area. Its lending activities focus on meeting the needs of its market area by offering residential mortgage loans, equity lines of credit, consumer loans, automobile loans, and business loans to local individuals and businesses. See "Del Amo Savings Bank."

     Shareholder Meeting

The Bank Shareholder Meeting will be held on Monday, March 9, 1998, at 10:00 a.m. Pacific Time at the Torrance Chamber of Commerce located at 3400 Torrance Blvd., Suite 100, Torrance, California, for the purpose of considering and voting upon a proposal to approve the Agreement and a related Plan of Merger; and such other business as may properly come before the meeting.

     Vote Required; Record Date

Only Bank shareholders of record at the close of business on January 26, 1998 (the "Record Date"), are entitled to vote at the Bank Shareholder Meeting. The affirmative vote of the holders of more than two-thirds of the shares outstanding on such date is required to approve the Merger. As of the Record Date, there were 533,096 shares of Bank Common Stock entitled to be voted, held by approximately 292 shareholders of record.

Directors of the Bank and its affiliates beneficially owned, as of the Record Date, 199,761 shares, or approximately 37.5%, of the 533,096 outstanding shares of Bank Common Stock. Directors of the Bank have agreed with City Holding to recommend approval of the Merger to shareholders of the Bank and to vote the shares of Bank Common Stock beneficially owned by them in favor of the Merger. See "Ownership by Certain Beneficial Owners of Bank Stock."

The Board of Directors of City Holding has approved the Merger. Approval of the Merger by City Holding shareholders is not required by applicable law or regulation. No officers or directors of City Holding own any shares of Bank Common Stock.

         The Merger

Pursuant to the Agreement, at the Effective Time of the Merger, as defined herein under "--Effective Time of the Merger," the Bank will merge into Acquisition in accordance with the Plan of Merger. At the Effective Time of the Merger, each outstanding share of Bank Common Stock (other than shares held by City Holding or Dissenting Shares, as defined below) will be converted into the right to receive a fixed number of shares of City Holding Common Stock based on the Exchange Ratio, as described below and subject to adjustment as set forth in the Agreement. See "The Merger - Determination of Exchange Ratio."


         Determination of Exchange Ratio

In connection with the Merger, each share of Bank Common Stock outstanding immediately prior to the Effective Time of the Merger (other than shares of Bank Common Stock held by City Holding, if any, and other than Dissenting Shares as defined in Section 2.3 of the Agreement), by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into that number of shares of City Holding Common Stock equal to the product of one multiplied by the Exchange Ratio. As used in the Agreement:

         (i) "Exchange Ratio" shall mean the quotient of (x) the sum of (A) the product of 1.55 times the Net Book Value Per Share (as defined herein) plus (B) the per share pro rata amount of the Bank's out-of-pocket accountable fees, costs and expenses associated with the Merger (up to a maximum in the aggregate of $200,000 and only to the extent such costs have not been capitalized) (the "Merger Expenses") divided by (y) the Fair Market Value Per City Holding Share (as defined herein);

         (ii) "Net Book Value Per Share" shall mean the net book value of the Bank at the Measurement Date (as defined herein) divided by the total number of shares of Bank Common Stock outstanding immediately prior to the Effective Time of the Merger;

         (iii) "Fair Market Value Per City Holding Share" shall mean the average closing price of a share of City Holding Common Stock as reported on The Nasdaq National Market for the twenty trading days prior to the Measurement Date; provided, that (A) if the Fair Market Value Per City Holding Share as determined in the clause immediately preceding this proviso is less than $32.00 and greater than or equal to $30.00, the Fair Market Value Per City Holding Share shall equal $32.00, (B) if the Fair Market Value Per City Holding Share as determined in the clause immediately preceding this proviso is greater than $43.00 and less than or equal to $48.00, the Fair Market Value Per City Holding Share shall equal $43.00, or (C) if the Fair Market Value Per City Holding Share as determined in the clause immediately preceding this proviso is greater than $48.00 or less than $30.00, the Bank or City Holding may terminate the Agreement in accordance with Section 7.1(k) of the Agreement; and

         (iv) "Measurement Date" shall mean the last day of the month immediately preceding the Closing Date, as defined in Section
                  6.1 of the Agreement.


         Exchange of Bank Stock for City Holding Common Stock

After the Effective Time of the Merger, each holder of a certificate theretofore representing outstanding shares of Bank Common Stock, upon surrender of such certificate to The City National Bank of Charleston (which shall act as exchange agent) accompanied by a Letter of Transmittal shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of City Holding Common Stock for which shares of Bank Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided (plus cash in lieu of any fractional share). See "The Merger -- Exchange of Bank Common Stock for City Holding Common Stock." Holders of options granted under the Bank's 1990 Stock Option Plan must exercise such options or deliver an irrevocable election to convert such options to the Bank prior to March 9, 1998, or such options will terminate pursuant to the terms of the underlying option agreements. See "The Merger -- Exchange of Options Granted Under Bank's 1990 Stock Option Plan."

         Effective Time of the Merger

The Merger is expected to be consummated on or about March 31, 1998. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Merger shall become effective at the time Articles of Merger relating to the Merger are made effective (the "Effective Time of the Merger") by the Office of Thrift Supervision (the "OTS") and the Secretary of State of West Virginia. The Bank and City Holding each has the right, acting unilaterally, to terminate the Agreement should the Merger not be completed by June 30, 1998. See "The Merger -- Termination."

         Recommendation of the Board of Directors of Bank; Reasons for the Merger

The Board of Directors of the Bank has determined that the Merger is in the best interests of the Bank and its shareholders. The Board was influenced by a number of factors in arriving at this determination, though it did not assign any specific or relative weight to these factors in its consideration. Among the factors considered were:

         (i) The Board of Directors of the Bank believes that the Exchange Ratio provides a fair price to the Bank's shareholders for their shares of Bank Common Stock.

         (ii) The opinion of Hovde Financial, Inc. that the terms of the merger are fair to the Bank's shareholders from a financial point of view.

         (iii) The exchange of shares pursuant to the Merger is anticipated to be tax-free for federal income tax purposes for the shareholders of Bank Common Stock (other than in respect to cash paid in lieu of fractional shares or to dissenting shareholders).

         (iv) City Holding Common Stock to be received by the Bank shareholders is expected to afford greater market liquidity when compared to the current minimal trading of the Bank's Common Stock.

         (v) The Merger is expected to provide the Bank's customers access to a broader range of financial services and products.

         (vi) The Board of Directors of the Bank found the provisions of the Agreement and related Plan of Merger to be fair and reasonable.

Based on these matters, and such other matters as the Board deemed relevant, the Bank's Board of Directors unanimously adopted the Agreement and Plan of Merger as being in the best interests of the Bank and its shareholders.

THE BOARD OF DIRECTORS OF BANK RECOMMENDS THAT BANK SHAREHOLDERS VOTE IN FAVOR OF THE AGREEMENT AND THE MERGER.

         Opinion of the Bank's Financial Advisor

The Bank has received the opinion of Hovde Financial, Inc. ("Hovde") that as of November 20, 1997, the terms of the Merger are fair, from a financial point of view, to the shareholders of the Bank. The full text of Hovde's opinion, dated November 20, 1997, which describes the procedures followed, assumptions made, limitations on the review taken, and other matters in connection with rendering such opinion, is set forth in Annex C to this Proxy Statement/Prospectus and should be read in its entirety by the Bank's shareholders. For additional information regarding the opinion of Hovde, a discussion of the qualifications of Hovde, the method of their selection and certain relationships between Hovde and the Bank, see "The Merger -- Opinion of the Bank's Financial Advisor."

         Business of  the Bank Pending the Merger

Pursuant to the terms of the Agreement, the Bank has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without extending prior notice to and reasonably cooperating with City Holding, except as otherwise permitted by the Agreement. See "The Merger -- Business of the Bank Pending the Merger."

         Conditions to Consummation of the Merger

Consummation of the Merger will be accomplished by the statutory merger of the Bank into Acquisition. The Merger is contingent upon the approvals of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the OTS and the West Virginia Division of Banking (the "Division"). The Merger is also subject to other usual conditions set forth in the Agreement. See "The Merger -- Conditions to Consummation of the Merger."

         Interests of Certain Persons in the Merger

Certain members of the Bank's management and the Bank's Board of Directors have interests in the Merger in addition to their interests as shareholders of the Bank generally. These include, among other things, certain employment agreements, indemnification and directors' and officers' liability insurance for the Bank's directors and officers, and eligibility of the Bank's employees for certain City Holding employee benefits. See "The Merger -- Interests of Certain Persons in the Merger."

         Certain Federal Income Tax Consequences

The Merger is intended to be a tax-free "reorganization" as defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), but the receipt of cash by a Bank shareholder as a result of the exercise of dissenters' rights or in lieu of a fractional share of City Holding Common Stock will be a taxable transaction. A condition to consummation of the Merger is the receipt by City Holding and the Bank of an opinion from Hunton & Williams, counsel to City Holding, as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax consequences of the Merger. See "The Merger -- Certain Federal Income Tax Consequences."

         Rights of Shareholders Electing to Exercise their Dissenter Rights of Appraisal

Holders of Bank Common Stock entitled to vote on approval of the Agreement and the related Plan of Merger have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures, to receive payment of the fair value of such holder's shares of Bank Common Stock in cash in accordance with 12 U.S.C.A. ss. 552.14. The procedures to be followed by a shareholder electing to perfect his or her right of appraisal are summarized under "The Merger -- Rights of Shareholders Electing to Exercise Their Right of Appraisal" and a copy of 12 U.S.C.A. ss. 552.14 is set forth in Annex B to this Proxy Statement/Prospectus. FAILURE TO FOLLOW SUCH PROVISIONS PRECISELY MAY RESULT IN LOSS OF SUCH APPRAISAL RIGHTS.

         Resale of City Holding Common Stock

Shares of City Holding Common Stock received in the Merger will be freely transferable by the holders thereof, except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and 10% or greater shareholders) of the Bank or City Holding under applicable federal securities laws. See "Resale of City Holding Common Stock."

         Market Prices Prior to Announcement of the Merger

The following is information regarding the last reported closing price per share of City Holding Common Stock on The Nasdaq National Market on May 20, 1997, the date immediately preceding delivery of an indication of interest to the Bank on May 21, 1997, which was superseded by an agreement dated November 20, 1997, which agreement was amended and restated on December 18, 1997. See "Price Range of City Holding Common Stock and Dividends" for information concerning recent market prices of City Holding Common Stock. There is no established market for Bank Common Stock.


                                                                                               Bank
                                                      Historical                            Equivalent
                                         City Holding(a)           Bank(b)                 Pro Forma(c)
                                         ---------------           -------                 -------------

Common Stock                                 $31.75                $12.18                     $18.88

(a) City Holding Common Stock is included in The Nasdaq National Market under the symbol "CHCO."

(b) No active market exists for Bank Common Stock. Amount represents the net book value per share of Bank Common Stock on May 20, 1997.

(c) The equivalent price for Bank Common Stock is determined by multiplying the Bank's net nook value per share of $12.18 by 1.55, resulting in an assumed exchange ratio of .5946, if the transaction were to have occurred on May 20, 1997.


         Comparative Per Share Data

The following table presents historical and pro forma per share data for City Holding, and historical and equivalent pro forma per share data for the Bank. The pro forma combined amounts give effect to an assumed exchange ratio of
0.4886 shares of City Holding Common Stock for each share of Bank Common Stock (based on City Holding stock price of $39.875 at September 30, 1997). The equivalent pro forma Bank share amounts allow comparison of historical information about one share of Bank Common Stock to the corresponding data about what one share of Bank Common Stock will equate to in the combined corporation and are computed by multiplying the pro forma combined amounts by an assumed exchange ratio of 0.4886. The following table is based on the assumption that all issued and outstanding shares of Bank Common Stock are converted into shares of City Holding Common Stock.

The per share data included in the following table should be read in conjunction with the consolidated financial statements of City Holding incorporated by reference herein and the financial statements of the Bank included herein and the notes accompanying all such financial statements. The data presented below are not necessarily indicative of the results of operations which would have been obtained if the Bank Merger had been consummated in the past or which may be obtainable in the future.

                                                                 At or for the
                                                               Nine Months Ended         At or for the Year
                                                                 September 30,           Ended December 31,
                                                                      1997                      1996
                                                                      ----                      ----
Book Value Per Share at Period End:
   City Holding historical                                           $14.89                    $14.21
   Bank historical                                                    12.57                     11.93
   Pro forma combined per City Holding common share (1)               15.92                     15.35
   Equivalent pro forma per Bank common share                          7.78                      7.50



Cash Dividends Declared Per Share:
   City Holding historical                                            $0.54                    $0.63
   Bank historical                                                       --                       --
   Pro forma combined per City Holding common share (2)                0.54                     0.63
   Equivalent pro forma per Bank common share                          0.26                     0.31


Net Income Per Share:
   City Holding historical                                            $1.56                    $1.81
   Bank historical                                                     0.64                     0.04
   Pro forma combined per City Holding common share (3)                1.55                     1.74
   Equivalent pro forma per Bank common share                          0.76                     0.85


-----------------

(1) Pro forma combined book value per City Holding common share represents City Holding's historical stockholder's equity at the respective dates plus the additional equity that would be created as a result of the proposed issuance of shares of City Holding Common Stock pursuant to the Merger divided by the sum of the the outstanding shares of City Holding Common Stock at the respective dates plus the number of shares of City Holding Common Stock that would be issued pursuant to the Merger.

(2) Pro forma combined dividends per City Holding common share represent historical dividends declared by City Holding.

(3) Pro forma combined net income per City Holding common share represents combined net income available to common shareholders, divided by pro forma combined average common shares outstanding.

(4) City Holding's fiscal year ends December 31 and the Bank's fiscal year ends December 31. City Holding's and the Bank's book value per share are as of the dates presented, and net income and dividend data reflect results for the periods presented.

(5) All per share data have been restated to reflect 10% stock dividends declared by City Holding effective November 1996.

                             SELECTED FINANCIAL DATA


               CITY HOLDING COMPANY AND DEL AMO SAVINGS BANK, FSB

The following City Holding consolidated financial data and Bank financial data are qualified in their entirety by the information in the documents included or incorporated in this Proxy Statement/Prospectus by reference. Interim financial results, in the opinion of City Holding and Bank management, reflect all adjustments necessary for a fair presentation of the results of operations, including adjustments related to completed acquisitions. All such adjustments are of a normal nature. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period.

                                               At or for the
                                                Nine Months
                                                   Ended                                 At or for the
                                                September 30,                      Year  Ended December 31,
                                            -------------------        ------------------------------------
                                              1997       1996          1996     1995     1994     1993      1992
(in 000s, except per share data)

EARNINGS:
Interest Income:
   City Holding                            $70,875    $64,081        $86,069  $75,125  $62,762  $55,301   $50,880
    Bank                                     6,343      6,640          8,814    8,661    7,663    7,834     9,886

Interest Expense:
   City Holding                            $32,084    $29,041        $39,064  $33,580  $25,168  $22,425   $22,184
   Bank                                      3,879      4,209          5,563    5,710    4,607    4,823     6,255

Net Interest Income:
   City Holding                             $38,791    $35,040       $47,005  $41,545   $37,594  $32,876   $28,696
   Bank                                       2,464      2,431         3,251    2,951     3,056    3,011     3,631

Provision (Benefit) for Loan Losses:
   City Holding                             $ 1,861   $    943       $ 1,678  $ 1,104   $ 1,040  $ 1,434   $ 2,325
   Bank                                          90         74           104       76       (18)     297       289

Net Interest Income after Provision for Loan Losses:
   City Holding                             $36,930    $34,097       $45,327  $40,441   $36,554  $31,442   $26,371
   Bank                                       2,374      2,357         3,147    2,875     3,074    2,714     3,342

Noninterest Income:
   City Holding                             $17,029    $ 6,586      $ 11,123  $ 6,346   $ 5,249  $ 3,862   $ 2,328
   Bank                                         477        696           897      268       290      633       628

Noninterest Expense:
   City Holding                             $39,348    $29,303       $40,982  $33,887   $30,116  $24,292   $18,889
   Bank                                       2,260      3,200         4,008    2,977     3,118    2,951     3,033

Income (Loss) before Income Taxes:
   City Holding                             $14,611    $11,380       $15,468  $12,900   $11,687  $11,012   $ 9,810
   Bank                                         591       (147)           36      166       246      396       937

Income Taxes (Benefit):
   City Holding                              $5,122     $3,810        $5,338   $4,182    $3,546   $3,367    $2,838
   Bank                                         249        (61)           15       69       108      259       506

Net Income (Loss):
   City Holding                             $ 9,489    $ 7,570       $10,130  $ 8,718   $ 8,141  $ 7,645   $ 6,972
   Bank                                         342        (86)           21       97       138      137       431

Net Income (Loss) Applicable to Common Shares:
   City Holding                             $ 9,489    $ 7,570       $10,130  $ 8,718   $ 8,141  $ 7,645   $ 6,972
   Bank                                         342        (86)           21       97       138      137       431









                                               At or for the
                                                Nine Months
                                                   Ended                                 At or for the
                                                September 30,                      Year  Ended December 31,
                                            -------------------        ------------------------------------
                                              1997       1996          1996     1995     1994     1993      1992
(in 000s, except per share data)


PER COMMON SHARE DATA:(1) Net Income (Loss) (primary):
   City Holding                            $   1.56   $   1.36      $   1.81 $   1.55  $   1.44 $   1.35  $   1.23
   Bank                                        0.64      (0.16)         0.04     0.18      0.26     0.26      0.82

Net Income (Loss) (fully diluted):
   City Holding                            $   1.56   $   1.36      $   1.81 $   1.55  $   1.44 $   1.35  $   1.23
   Bank                                        0.64      (0.16)         0.04     0.18      0.26     0.26      0.82

Dividends declared:
   City Holding(2)                          $  0.54    $  0.46       $  0.63  $  0.56   $  0.49  $  0.46   $  0.41
   Bank                                          --         --            --       --        --       --        --

Book Value Per Share:
   City Holding                              $14.89     $13.84        $14.21   $13.09    $11.66   $11.56    $10.73
   Bank                                       12.57      11.73         11.93    11.89     11.71    11.45     11.19

Average Primary Shares Outstanding:
   City Holding                               6,069      5,586         5,586    5,642     5,676    5,664     5,685
   Bank                                         533        533           533      532       531      531       526

Average Fully Diluted Shares Outstanding:
   City Holding                               6,092      5,586         5,586    5,642     5,676    5,664     5,685
   Bank                                         533        533           533      532       531      531       526

SELECTED PERIOD-END BALANCES:
Total Assets:
   City Holding                          $1,335,063 $1,085,215    $1,048,810 $1,040,969$895,785 $816,225  $701,862
   Bank                                     113,329    115,843       111,835  117,772   116,538  111,730   113,694

Net Loans:
   City Holding                            $764,091   $675,052      $690,701 $650,195  $547,809 $462,424  $376,206
   Bank                                      98,028    101,315        98,452  106,357   108,868   95,892    87,563

Allowance for Loan Losses:
   City Holding                              $8,246     $6,836        $7,281   $6,566    $6,477   $6,209    $5,730
   Bank                                         601        629           540      615       574      642       844

Nonperforming and Potential Problem Assets:
   City Holding                              $8,719     $5,706        $5,932   $4,353    $4,825   $4,788    $5,579
   Bank                                       1,213      1,641         1,262      689     1,033    2,582       941

Total Deposits:
   City Holding                            $910,346   $825,574      $828,670 $797,415  $746,805 $709,958  $605,398
   Bank                                     100,370     99,551        98,482  102,189   104,109  104,429   105,894

Long-term Debt:
   City Holding                             $64,400    $25,750       $34,250  $20,000    $6,875   $5,875    $4,000
   Bank                                       5,000      5,000         5,000    5,000      ----     ----      ----

Common Shareholders' Equity:
   City Holding                             $90,392    $77,300       $79,373  $73,139   $66,299  $65,605   $60,858
   Bank                                       6,702      6,253         6,361    6,333     6,215    6,077     5,940

Total Shareholders' Equity:
   City Holding                             $90,392    $77,300       $79,373  $73,139   $66,299  $65,605   $60,858
   Bank                                       6,702      6,253         6,361    6,333     6,215    6,077     5,940





                                               At or for the
                                                Nine Months
                                                   Ended                                 At or for the
                                                September 30,                      Year  Ended December 31,
                                            -------------------        ------------------------------------
                                              1997       1996          1996     1995     1994     1993      1992
(in 000s, except per share data)

AVERAGE BALANCES:
Total Assets:
   City Holding                          $1,169,927 $1,071,027    $1,079,540 $957,048  $864,690 $739,804  $610,707
   Bank                                     112,851    117,253       116,636  116,619   113,672  113,180   121,903

Net Loans:
   City Holding                            $747,957   $657,212      $665,641 $608,551  $504,795 $413,645  $322,464
   Bank                                      97,044    103,866       102,634  107,582   103,230   95,744    91,606

Total Deposits:
   City Holding                            $885,092   $809,715      $812,655 $771,303  $736,115 $639,480  $523,488
   Bank                                      99,966    101,069       100,459  103,481   103,168  105,248   114,058

Long-term Debt:
   City Holding                             $39,845    $22,650       $24,666   $8,204    $6,252   $4,387      $508
   Bank                                       5,000      5,000         5,000    5,000      ----     ----      ----

Common Shareholders' Equity:
   City Holding                             $87,342    $75,771       $76,130  $69,463   $67,652  $63,511   $58,606
   Bank                                       6,518      6,439         6,412    6,290     6,166    6,124     5,628

Total Shareholders' Equity:
   City Holding                             $87,342    $75,771       $76,130  $69,463   $67,652  $63,511   $58,606
   Bank                                       6,518      6,439         6,412    6,290     6,166    6,124     5,628

RATIOS:
Return on Average Assets:
   City Holding                                1.08%      0.94%          0.94%    0.91%     0.94%   1.03%     1.14%
   Bank                                        0.30      (0.07)          0.02     0.08      0.12    0.12      0.35

Return on Average Shareholders' Equity:
   City Holding                               14.49%     13.32%         13.31%   12.55%    12.03%  12.04%    11.90%
   Bank                                        5.25      (1.34)          0.33     1.54      2.24    2.24      7.66

Return on Average Common Shareholders' Equity:
   City Holding                               14.49%     13.32%         13.31%   12.55%    12.03%  12.04%    11.90%
   Bank                                        5.25      (1.34)          0.33     1.54      2.24    2.24      7.66

Nonperforming and Potential Problem
Assets to Net Loans at period end:
   City Holding                                1.14%      0.84%          0.86%    0.67%     0.88%   1.04%     1.48%
   Bank                                        1.24       1.67           1.28     0.65      0.95    2.69      1.07

Net Charge-offs to Net Average Loans:
   City Holding                                0.15%      0.10%          0.14%    0.17%     0.15%   0.27%     0.32%
   Bank                                        0.01       0.07           0.17     0.03      0.05    0.52      0.00

Allowance for Loan Losses to Net Loans at period end:
   City Holding                                1.08%      1.01%          1.05%    1.01%     1.18%   1.34%     1.52%
   Bank                                        0.61       0.64           0.55     0.58      0.53    0.67      0.96





                                               At or for the
                                                Nine Months
                                                   Ended                                 At or for the
                                                September 30,                      Year  Ended December 31,
                                            -------------------        ------------------------------------
                                              1997       1996          1996     1995     1994     1993      1992
(in 000s, except per share data)

Allowance for Loan Losses to Nonperforming
and Potential Problem Assets:
   City Holding                               94.58%    119.80%       149.26%   150.84%  134.24%  129.68%  102.71%
   Bank                                       49.55      38.33         42.79     89.25    55.57    24.86    89.69

Average Shareholders' Equity to Average
Assets:
   City Holding                                7.47%      7.07%         7.05%     7.26%    7.82%    8.58%    9.60%
   Bank                                        5.78       5.49          5.50      5.40     5.42     5.41     4.62

CAPITAL RATIOS AT PERIOD END:
Tier 1 Risk-adjusted Capital:
   City Holding                                8.67%      9.32%        10.20%     8.87%   11.03%   11.39%   13.23%
   Bank                                       10.35       9.20         10.00      9.13     8.90     9.05     9.02

Total Risk-adjusted Capital:
   City Holding                                9.52%     10.21%        11.23%     9.75%   12.19%   12.64%   14.48%
   Bank                                       11.28      10.07         10.84      9.93     9.72    10.00    10.27

Tier 1 Leverage:
   City Holding                                6.93%      6.61%         6.58%     6.45%    6.83%    6.66%    8.68%
   Bank                                        5.91       5.40          5.69      5.39     5.33     5.44     5.22

--------------
(1) All per share data have been restated to reflect 10% stock dividends declared by City Holding effective November, 1996, January and November, 1995 and August, 1992.

(2) Cash dividends are based on historical results of City Holding and do not include cash dividends of acquired subsidiaries prior to the dates of consummation.

City Holding acquired 100% of the Common Stock of The Buffalo Bank of Eleanor in December 1992 for cash. In 1993, certain other purchase acquisitions were consummated by City Holding. These acquisitions were accounted for using the purchase method of accounting. Accordingly, the results of operations of the purchased subsidiaries are included in the information presented above from the date of acquisition forward, and prior year balance sheets have not been restated for such transactions. The acquisitions of Home Bancorp, Inc. (1992), Hinton Financial Corporation and subsidiary (1994) and First Merchants Bancorp, Inc. and subsidiary (1995) were accounted for as poolings of interests and, accordingly, the financial data of these subsidiaries are included in all periods presented above, as if the acquisitions had occurred as of the beginning of the earliest period presented. The acquisition of The Old National Bank of Huntington, consummated in January 1997, was accounted for as a pooling of interests. However, due to the relative immateriality of the size of the acquisition, prior period financial data has not been restated.

                               GENERAL INFORMATION

This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of the Bank (the "Bank Board"), to be voted at the Bank Shareholder Meeting to be held at the Torrance Chamber of Commerce located at 3400 Torrance Blvd., Suite 100, Torrance, California, on Monday, March 9, 1998 at 10:00 a.m. Pacific Time and at any adjournment thereof. At the Bank Shareholder Meeting, shareholders will consider and vote upon: (i) the Agreement and the related Plan of Merger, pursuant to which the Bank will merge into Acquisition and (ii) such other matters as may properly come before such Special Meeting. Only shareholders of record of the Bank at the close of business on January 26, 1998, are entitled to notice of and to vote at the Bank Shareholder Meeting. This Proxy Statement/Prospectus is being mailed to all such holders of record of Bank Common Stock on or about January 26, 1998.

Holders of Bank Common Stock are entitled to one vote for each share standing in such holder's name on the books of the Bank. The affirmative vote of the holders of more than two-thirds of the outstanding shares entitled to vote is required for approval of the Agreement and the Merger.

Abstentions will be considered in determining the presence of a quorum at the Special Meeting but will not be counted as a vote cast for a proposal. Because the proposal to adopt the Agreement is required to be approved by the holders of two-thirds of the outstanding shares of Bank Common Stock, abstentions will have the same effect as a vote against this proposal.

The proxies solicited hereby, if properly signed and returned and not revoked prior to their use, will be voted in accordance with the instructions given thereon by the shareholders. If no instructions are so specified, the proxies will be voted FOR the Agreement and the Merger. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing written notice of revocation addressed to Diana Bowers, Secretary, Del Amo Savings Bank, FSB, 3422 Carson Street, Torrance, California 90503; (ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at the Bank Shareholder Meeting and notifying the Secretary of his or her intention to vote in person. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy. Proxies solicited by this Proxy Statement/Prospectus may be exercised only at the Bank Shareholder Meeting and any adjournment of the Bank Shareholder Meeting and will not be used for any other meeting.

The accompanying proxy is being solicited by the Bank Board. The cost of such solicitation will be borne by the Bank. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegram by directors, officers and employees of the Bank or City Holding without additional compensation. Arrangements may also be made with brokerage houses and custodians, nominees and fiduciaries for forwarding of solicitation material to beneficial owners of stock held of record by such persons and obtaining proxies from the beneficial owners of Bank Common Stock entitled to vote at the Special Meeting, and the Bank will reimburse such persons for their reasonable expenses incurred in doing so.

The Bank Board has no information that other matters will be brought before the Bank Shareholder Meeting. If, however, other matters are presented, the accompanying proxy will be voted in the discretion of the Board's proxy holders with respect to such matters.

As of the Record Date, directors and executive officers of the Bank and their affiliates beneficially owned a total of 199,761 shares (representing approximately 37.5% of the outstanding shares of Bank Common Stock), and the directors of City Holding owned no Bank Common Stock. The Bank directors have agreed with City Holding to recommend that the Bank shareholders vote in favor of the Agreement and the Merger and to vote shares beneficially owned by such directors, and shares with respect to which they have the power to vote, in favor of the Agreement and the Merger. See "Ownership of Certain Beneficial Owners of Bank Stock."

For the reasons described below, the Bank Board has adopted the Agreement, believes the Merger is in the best interest of the Bank and its shareholders and recommends that shareholders of the Bank vote FOR approval of the Agreement and the Merger. See "The Merger--Reasons for the Merger."

The address of City Holding is 3601 MacCorkle Avenue, S.E., Charleston, West Virginia 25304, and its telephone number is (304) 925-6611. The address of the Bank is 3422 Carson Street, Torrance, California 90503 and its telephone number is (800) 961-6636.

                                   THE MERGER

The detailed terms of the Merger are contained in the Amended and Restated Agreement and Plan of Reorganization, attached as Annex A to this Proxy Statement/Prospectus. The following discussion describes the more important aspects of the Merger and the terms of the Agreement. This description is not complete and is qualified by reference to the Agreement which is incorporated by reference herein.


         Determination of Exchange Ratio

In connection with the Merger, each share of Bank Common Stock outstanding immediately prior to the Effective Time of the Merger (other than shares of Bank Common Stock held by City Holding, if any, and other than Dissenting Shares as defined in Section 2.3 of the Agreement), by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into that number of shares of City Holding Common Stock equal to the product of one multiplied by the Exchange Ratio. As used in the Agreement:

         (i) "Exchange Ratio" shall mean the quotient of (x) the sum of (A) the product of 1.55 times the Net Book Value Per Share (as defined herein) plus (B) the per share pro rata amount of the Bank's out-of-pocket accountable fees, costs and expenses associated with the Merger (up to a maximum in the aggregate of $200,000 and only to the extent such costs have not been capitalized) (the "Merger Expenses") divided by (y) the Fair Market Value Per City Holding Share (as defined herein);

         (ii) "Net Book Value Per Share" shall mean the net book value of the Bank at the Measurement Date (as defined herein) divided by the total number of shares of Bank Common Stock outstanding immediately prior to the Effective Time of the Merger;

         (iii)"Fair Market Value Per City Holding Share" shall mean the average closing price of a share of City Holding Common Stock as reported on The Nasdaq National Market for the twenty trading days prior to the Measurement Date; provided, that (A) if the Fair Market Value Per City Holding Share as determined in the clause immediately preceding this proviso is less than $32.00 and greater than or equal to $30.00, the Fair Market Value Per City Holding Share shall equal $32.00, (B) if the Fair Market Value Per City Holding Share as determined in the clause immediately preceding this proviso is greater than $43.00 and less than or equal to $48.00, the Fair Market Value Per City Holding Share shall equal $43.00, or (C) if the Fair Market Value Per City Holding Share as determined in the clause immediately preceding this proviso is greater than $48.00 or less than $30.00, the Bank or City Holding may terminate the Agreement in accordance with Section 7.1(k) of the Agreement; and

         (iv) "Measurement Date" shall mean the last day of the month immediately preceding the Closing Date, as defined in Section 6.1 of the Agreement.

The Exchange Ratio at the Effective Time of the Merger shall be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of City Holding Common Stock, any dividend payable in City Holding Common Stock, or any capital reorganization involving the reclassification of City Holding Common Stock subsequent to the date of the Agreement.

The Exchange Ratio may be expressed as the following formula:

Exchange Ratio =  (1.55 x Net Book Value Per Share) plus pro rata Merger Expenses
                  ----------------------------------------------------------------
                            Fair Market Value Per City Holding Share

         Exchange of Bank Stock for City Holding Common Stock

After the Effective Time of the Merger, each holder of a certificate theretofore representing outstanding shares of Bank Common Stock, upon surrender of such certificate to The City National Bank of Charleston (which shall act as exchange agent) accompanied by a Letter of Transmittal shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of City Holding Common Stock for which shares of Bank Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided (plus cash in lieu of any fractional share). Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Merger, represented Bank Common Stock (other than Dissenting Shares referred to in Section 2.3 of the Agreement) will be deemed to evidence the right to receive the number of full shares of City Holding Common Stock into which the shares of Bank Common Stock represented thereby may be converted, and, after the Effective Time of the Merger, will be deemed for all corporate purposes of City Holding to evidence ownership of the number of full shares of City Holding Common Stock into which the shares of Bank Common Stock represented thereby were converted. Until such outstanding certificates formerly representing Bank Common Stock are surrendered, no dividend payable to holders of record of City Holding Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Time of the Merger there shall be no further registry or transfer on the records of the Bank of shares of Bank Common Stock. If a certificate representing such shares is presented to the exchange agent, it shall be canceled and exchanged for a certificate representing shares of City Holding Common Stock as herein provided. City Holding will also issue a certificate in exchange for shares evidenced by lost certificate(s) provided the record owner thereof provides City Holding with such substantiation, indemnification and security as City Holding may reasonably require.

Upon surrender of certificates of Bank Common Stock in exchange for City Holding Common Stock, there shall be paid to the recordholder of the certificates of City Holding Common Stock issued in exchange thereof (i) the amount of dividends theretofore paid with respect to such full shares of City Holding Common Stock as of any date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date the amount of dividends with a record date prior to surrender and payment date subsequent to surrender. No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

         Exchange of Options Granted Under Bank's 1990 Stock Option Plan

Pursuant to the terms of the underlying option agreement, each outstanding option to acquire a share of Bank Common Stock ("Del Amo Option") shall terminate if not exercised prior to the Effective Time of the Merger. Notwithstanding the foregoing, if the Bank shall receive an irrevocable letter of instruction from an option holder in the form attached to the Agreement as Exhibit B prior to the meeting of the shareholders of the Bank required by
Section 4.2 of the Agreement, then the Del Amo Options listed in such letter shall be converted into either (i) an option to acquire that number of shares of City Holding Common Stock equal to the product of (A) the number of shares of Bank Common Stock subject to such option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the Del Amo Exercise Price (as defined herein) divided by the Exchange Ratio, or
(ii) the right to receive, upon surrender of such option to the Exchange Agent accompanied by a Letter of Transmittal, with respect to each share of Bank Common Stock subject to such option, the number of full shares of City Holding Common Stock equal to the quotient of (A) the Option Spread (as defined below) divided by (B) the Fair Market Value Per City Holding Share. As used herein, "Del Amo Exercise Price" shall mean the exercise price of the respective Del Amo Option immediately prior to the Effective Time of the Merger. As used herein, the "Option Spread" shall be equal to the difference between (i) the sum of (A) the product of the Net Book Value Per Share multiplied by 1.55 plus (B) the Merger Expenses Per Share (as defined herein) and (ii) the exercise price per share pursuant to such option. As used herein, "Merger Expenses Per Share" shall be equal to the Merger Expenses divided by the total number of shares of Bank Common Stock outstanding immediately prior to the Effective Time of the Merger.

         Effective Time of the Merger

Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Merger shall become effective at the time Articles of Merger relating to the Merger are made effective by the OTS and the Secretary of State of West Virginia. The Effective Time of the Merger is expected to occur on or about March 31, 1998, or as soon thereafter as is practicable. Either the Bank or City Holding may terminate the Agreement if the Merger has not been consummated by June 30, 1998.

Until the Effective Time of the Merger, Bank shareholders will retain their rights as shareholders to vote on matters submitted to them by the Bank Board.

        Recommendation of the Board of Directors of Bank; Reasons for the Merger

The Board of Directors of the Bank has determined that the Merger is in the best interests of the Bank and its shareholders. The Board was influenced by a number of factors in arriving at this determination, though it did not assign any specific or relative weight to these factors in its consideration. Among the factors considered were:

         (i) The Board of Directors of the Bank believes that the terms of the merger are fair to the Bank's shareholders for their shares of Bank Common Stock.

         (ii) The opinion of Hovde Financial, Inc. that the Exchange Ratio is fair to the Bank's shareholders from a financial point of view.

         (iii) The exchange of shares pursuant to the Merger is anticipated to be tax-free for federal income tax purposes for the shareholders of Bank Common Stock (other than in respect to cash paid in lieu of fractional shares or to dissenting shareholders).

         (iv) City Holding Common Stock to be received by the Bank shareholders is expected to afford greater market liquidity when compared to the current minimal trading of the Bank's Common Stock.

         (v)      The Merger is expected to provide the Bank's customers access to a broader range of financial services and products.
         (vi)     The Board of Directors of the Bank found the provisions of the
                  Agreement and related Plan of Merger to be fair and
                  reasonable.

Based on these matters, and such other matters as the Board deemed relevant, the Bank's Board of Directors unanimously adopted the Agreement and Plan of Merger as being in the best interests of the Bank and its shareholders.

THE BOARD OF DIRECTORS OF BANK RECOMMENDS THAT BANK SHAREHOLDERS VOTE IN FAVOR OF THE AGREEMENT AND THE MERGER.


         Opinion of the Bank's Financial Advisor

At a meeting of the Bank's Board of Directors on November 20, 1997, Hovde delivered its oral opinion that the consideration to be received by the holders of Bank Common Stock pursuant to the Merger was fair to such shareholders from a financial point of view, as of the date of such opinion. Hovde's oral opinion was subsequently confirmed in writing, which opinion is attached hereto as Annex
C. Hovde subsequently rendered a more extensive written opinion dated as of the date of this Proxy Statement/Prospectus (the "Hovde Opinion") to the Bank's Board of Directors to the effect that the financial terms of the Merger as defined in the Agreement are fair to the holders of Bank Stock from a financial point of view. The Bank's Board of Directors imposed no limitations upon Hovde with respect to the investigations made or procedures followed in rendering the Hovde Opinion.

THE FULL TEXT OF HOVDE'S OPINION TO THE BANK'S BOARD OF DIRECTORS, DATED THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS OF THE REVIEW BY HOVDE, IS ATTACHED HERETO AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF HOVDE'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION, WHICH SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. IN FURNISHING SUCH OPINION, HOVDE DOES NOT CLAIM THAT IT IS AN EXPERT WITH RESPECT TO THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT/ PROSPECTUS IS PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, OR THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, AND STATEMENTS TO THAT EFFECT ARE INCLUDED IN THE TEXT OF HOVDE'S WRITTEN OPINION. HOVDE'S OPINION IS ADDRESSED TO THE BANK'S BOARD OF DIRECTORS, COVERS ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF BANK STOCK FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF BANK STOCK AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

In connection with its opinion, Hovde, among other things: (i) reviewed certain publicly available financial and other data with respect to the Bank and City Holding, including the audited consolidated financial statements for the past three (3) fiscal years ending December 31, 1996, 1995, and 1994, respectively, and unaudited consolidated financial statements for the period ending September 30, 1997, and certain other relevant financial and operating data relating to the Bank and City Holding made available to Hovde from published sources and, in the case of the Bank, from the internal records of the Bank; (ii) reviewed a draft of the Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Bank Stock and City Holding Stock; (iv) compared both the Bank and City Holding from a financial point of view with certain other companies in the banking industry, which Hovde deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of business combinations in the banking industry which Hovde deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of the Bank certain information of a business and financial nature regarding the Bank furnished to Hovde by them; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with the Bank's counsel; and (viii) performed such other analyses and examinations as Hovde deemed appropriate.

Hovde took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. The Hovde Opinion was necessarily based upon conditions as they existed and could only be evaluated on the date thereof and the information made available to Hovde through the date thereof.

In conducting its review and in arriving at the Hovde Opinion, Hovde relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. Hovde relied upon the management of the Bank and City Holding as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings. Hovde also assumed, without independent verification, that the aggregate allowances for loan losses for the Bank and City Holding were adequate to cover such losses. Hovde did not make or obtain any evaluations or appraisals of the property of the Bank or City Holding, nor did Hovde examine any individual loan credit files. The Hovde Opinion is limited to the fairness, from a financial point of view, to the shareholders of the Bank of the consideration to be received by the Bank's shareholders in the Merger, which was determined by arm's length negotiations, and does not address the Bank's underlying decision to proceed with the Merger.

In connection with rendering its opinion to the Bank's Board of Directors, Hovde performed certain financial analyses, which are summarized below. The summary set forth below does not purport to be a complete description of the presentation by Hovde to the Bank's Board of Directors or of the analyses performed by Hovde. Hovde believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying the Hovde Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hovde made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Bank and City Holding. Any estimates contained in Hovde's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

Set forth below is a brief summary of the analyses performed by Hovde in reaching the Hovde Opinion. Hovde assumed for purposes of its opinion that the Merger will be accounted for as a purchase transaction under generally accepted accounting principles. The analyses focused on core financial and operating projections and statistics that are not specifically adjusted for nonrecurring charges, unless otherwise stated. Unless otherwise noted in the analyses, Hovde used the Exchange Ratio as defined in the Agreement to determine the level at which Bank Stock would be exchanged if the Closing Date (as defined in the Agreement) were the same as the day prior to the signing of the Agreement. The Exchange Ratio formula was developed pursuant to extensive negotiations between the Bank and City Holding. Hovde analyzed certain effects of the Merger assuming various Exchange Ratios and concluded pursuant to the analysis of the range of possible values of the Exchange Ratio that the financial terms of the Merger remained fair to the holders of shares of Bank Stock from a financial point of view.

         Transaction Summary. Under the terms of the Transaction (as defined in the Agreement) each shareholder of the Bank will receive fractional shares of City Holding stock with a value equal to 1.55 times the Bank's book value (as of the month end prior to the Closing Date). Based upon an estimated 533,096 common shares outstanding with an estimated book value of $13.11 per share as of February 28, 1998 (the projected Determination Date), the effective price per share is equal to $20.32. The actual value per share to be received by the Bank's shareholders may increase or decrease marginally as a result of the Exchange Ratio and pricing formula more fully discussed in the Agreement. In addition, option holders controlling 76,637 options with an average strike price of $9.64 will receive cash, stock or options to acquire shares of City Holding. The value of this consideration is equal to the spread between the effective price per share ($20.32) and the exercise price of the options ($9.64). Hovde estimated the total transaction value at $11.67 million.

         Discounted Earnings Analysis. Hovde analyzed the results of a discounted earnings analysis designed to compare the present value per share, under certain assumptions, that could be attained if the Bank were to remain independent through the year 2000. In performing the analysis, Hovde estimated the future earnings per share of the Bank for each of the years of 1997, 1998, 1999 and 2000. The estimated earnings per share for each year were then multiplied by an estimated price to earnings multiple for purchase transactions using historical earnings per share comparables ranging from 16 times to 21 times actual or projected earnings. The results were then discounted to a present value using a discount rate of 13%. This analysis indicated the Bank's future value on a stand-alone bases ranged from $13.08 to $17.17 per share for 1997, $16.21 to $21.28 per share for 1998, $16.50 to $21.65 per share for 1999 and $16.79 to $22.04 per share for 2000. City Holding's offer of approximately $20.32 per share compared favorably to the present value calculations derived in this analysis.

         Comparable Transaction Analysis. For purposes of facilitating a fair comparison to comparable transactions, Hovde computed the effective price to book of 1.67 times book value and price to earnings of 23.34 times earnings. This level, which exceeds the 1.55 times book value stated in the Agreement incorporates the impact of the estimated $836,105 in additional consideration payable to the option holders. Hovde then reviewed and compared these results to the thrift merger and acquisition transactions for California institutions announced or closed through November 20, 1997. This analysis which is presented below showed how the consideration paid to the Bank compared to the high, median, average and low pricing multiples of other California thrift transactions:


                                       Deal Value                  Deal Value to               Deal Value
                                         To Book                   Tangible Book              to Earnings
                                        ---------                  -------------              ------------
         Bank                               1.67                         1.67                     23.34
         Comparables:
                   High                     2.71                         3.08                     69.46
                   Median                   1.67                         1.69                     14.67
                   Average                  1.62                         1.63                     22.36
                   Low                      0.89                         0.89                      9.38



         Merger and Contribution Analysis. Hovde analyzed the contribution of each of the Bank and City Holding to, among other things, total equity, assets, deposits and loan loss provisions of the pro forma combined companies for the period ending September 30, 1997, and projected net income for the calendar year ending December 31, 1997. This analysis showed, among other things, that based on pro forma combined balance sheets for the Bank and City Holding at September 30, 1997, the Bank would have contributed 6.90% of the total equity, 8.56% of total assets, 6.79% of the total loan loss provisions and 15.10% of the total deposits. The pro forma projected income statement for the period ending December 31, 1997, showed that the Bank would contribute 3.46% of the net income of the combined companies. Based on an exchange ratio as defined in the Agreement and assuming a 100% stock transaction, holders of Bank Stock would own approximately 4.06% (assuming a trading price for City Holding of $42.00 per share) of the combined companies based on common shares outstanding at September 30, 1997.

         Financial Advisory Fee. In consideration for the rendering of financial advice and for the preparation and delivery of the Hovde Opinion, the Bank has agreed to pay Hovde a fee of $60,000. In addition, the Bank has agreed to reimburse Hovde for all reasonable out-of-pocket expenses associated with this transaction.

         Relationship with the Bank. Hovde is substantially owned and managed by Eric D. Hovde and Steven D. Hovde, the managing members of Hancock Park Acquisition, LLC, an Illinois limited liability company which serves as the managing partner of Hancock Park Acquisition, L.P., a Delaware limited partnership which owns approximately 17.15% of the outstanding common stock of the Bank. Neither Eric nor Steven Hovde participated in the preparation or delivery of the Hovde Opinion. The Bank's Board of Directors evaluated the relationship between Hovde and Hancock in determining whether Hovde was qualified to render the Hovde Opinion on an independent basis.

         Business of the Bank Pending the Merger

The Bank has agreed that prior to the Effective Time of the Merger, it will operate its business substantially as presently operated and in the ordinary course, and, consistent with such operation, will use its best efforts to preserve intact its present business organization and relationships with persons having business dealings with it. The Agreement contains a description of certain specified actions the Bank shall refrain from taking without prior notice to City Holding in satisfying this undertaking.

The Bank also has agreed that unless and until the Agreement is terminated, pursuant to its terms, neither the Bank nor any of its executive officers, directors, representatives, agents or affiliates shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations (with any person other than City Holding) concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving the Bank (collectively, a "Significant Transaction") or disclose, directly or indirectly, any information not customarily disclosed to the public concerning the Bank, afford to any other person access to the properties, books or records of the Bank or otherwise assist any person preparing to make or who has made such an offer, or enter into any agreement with any third party providing for a Significant Transaction.

The Bank further has agreed that, prior to the Effective Time of the Merger, it will consult and reasonably cooperate with City Holding regarding (i) loan portfolio management, including management and work-out of nonperforming assets, and credit review and approval procedures, (ii) securities portfolio and funds management, including management of interest rate risk; and (iii) expense management, all with the objective of achieving appropriate operating synergies and appropriate accruals prior to the Effective Time of the Merger.

         Conditions to Consummation of the Merger

Consummation of the Merger is conditioned upon the approval of the holders of more than two-thirds of the outstanding Bank Common Stock entitled to vote at the Bank Shareholder Meeting. Consummation of the Merger is also conditioned on approval by the Federal Reserve Board and the Division, and preliminary approval by the OTS. The obligations of the Bank and City Holding to consummate the Merger are further conditioned upon the satisfaction of terms and conditions contained in the Agreement usual for transactions of this type, including continued accuracy of representations and warranties made by the Bank and City Holding, the absence of material adverse change in the Bank's and City Holding's businesses and the receipt of legal opinions. See Article V of the Agreement (Annex A).

         Termination

The Agreement will be terminated, and the Merger abandoned, if shareholders of the Bank do not approve the Merger. Notwithstanding such approval by such shareholders, the Agreement also may be terminated at any time prior to the Effective Time of the Merger by mutual consent, upon breach of the Agreement, if the Merger is not effective by June 30, 1998, and upon the occurrence of certain other events specified in the Agreement. See Article VII of the Agreement (Annex
A).

         Accounting Treatment
City Holding will cause the Merger to be accounted under the purchase method of accounting. Accordingly, City Holding will not restate financial statements and other financial information for periods prior to the Merger to include the assets and liabilities and results of operations of the Bank.

         Operations After the Merger

After consummation of the Merger, City Holding will generally continue to conduct the business presently conducted by the Bank.

         Interests of Certain Persons in the Merger

Certain directors of the Bank and members of the Bank's management set forth below may be deemed to have interests in the Merger in addition to their interests as shareholders of the Bank generally. In each case, the Bank Board was aware of their potential interests, and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

Senior Management. Certain members of Bank senior management will enter into employment contracts with the Bank regarding their employment subsequent to the Merger. Nicholas Barakonski, Diana Bowers, and Jasna Penich intend to sign contracts which require the Bank to guarantee: (1) that their respective duties and titles will remain substantially equivalent to their duties and titles prior to the Merger, (2) that each will receive fringe benefits commensurate with their duties and titles, and (3) that if the employee is terminated without cause, the employee will receive a severance payment equal to the employees' most recent annual salary. The contracts have original expiration dates three years from the date of the Effective Time of the Merger and are renewable, at the option of the employee and the Bank, for one year periods thereafter. During the renewal periods, if any, the contract can be terminated without penalty, at any time upon 90 days prior written notice.

Indemnification; Liability Insurance. After the Effective Time of the Merger, City Holding has agreed to provide indemnification to the directors and officers of the Bank and director's and officer's liability insurance following the Closing Date to the same extent as it provides indemnification to directors and officers of City Holding and its subsidiaries.

Employee Benefits. Following the Merger, employees who continue to be employees of the Bank will be eligible for City Holding's benefit plans based on their length of service, compensation, job classification and position with the Bank. City Holding will recognize all such employees' service with the Bank for eligibility to participate, for early retirement and for vesting under City Holding's benefit plans.

Other than as set forth above, no director or executive officer of the Bank or City Holding has any direct or indirect material interest in the Merger, except in the case of directors and executive officers of the Bank insofar as ownership of Bank Common Stock might be deemed such an interest.

         Effect on the Bank Employee Benefits Plans

All employees of the Bank immediately prior to the Effective Time of the Merger ("Transferred Employees") will be covered by City Holding's employee benefit plans as to which they are eligible based on their length of service, compensation, job classification, and position with the Bank. City Holding's benefits plans will recognize for purposes of eligibility to participate and for early retirement and for vesting, all Transferred Employees' service with the Bank, subject to applicable break in service rules. The Bank's employee benefit plans are expected to be terminated at the Effective Time of the Merger.

As of the Effective Time of the Merger, employees of the Bank who become employees of City Holding will be entitled to participate in City Holding's 401(k) plan and employee stock ownership plan to the extent they are eligible based on their length of service, compensation, job classification and position, and the Bank's existing 401(k) plan and will be terminated as of the Effective Time of the Merger.

         Certain Federal Income Tax Consequences

City Holding and the Bank have received an opinion of Hunton & Williams, counsel to City Holding, to the effect that for federal income tax purposes the Merger will be a reorganization under Section 368(a) of the Code, and, consequently,
(i) none of City Holding, Acquisition or the Bank will recognize any taxable gain or loss upon consummation of the Merger (but income may be recognized as a result of (a) the termination of the bad-debt reserve maintained by the Bank for federal income tax purposes and (b) other possible changes in tax accounting methods), and (ii) the Merger will result in the tax consequences summarized below for the Bank shareholders who receive City Holding Common Stock in exchange for Bank Common Stock pursuant to the Merger. Receipt of substantially the same opinion of Hunton & Williams as of the Effective Time of the Merger is a condition to consummation of the Merger. The opinion of Hunton & Williams is based on, and the opinion to be given as of the Effective Date will be based on, certain customary assumptions and representations regarding, among other things, the lack of previous dealings between the Bank and City Holding, the existing and future ownership of Bank Common Stock and City Holding Common Stock, and the future business plans for City Holding.

The following summary does not discuss all potentially relevant federal income tax matters, consequences to any shareholders subject to special tax treatment (for example, tax-exempt organizations and foreign persons), or consequences to shareholders who acquired their Bank Common Stock through the exercise of employee stock options or otherwise as compensation.

         Exchange of Bank Common Stock for City Holding Common Stock

A holder of shares of Bank Common Stock who receives solely City Holding Common Stock in exchange for all of his or her shares of Bank Common Stock will not recognize any gain or loss on the exchange. If a shareholder receives City Holding Common Stock and cash in lieu of a fractional share of City Holding Common Stock, the shareholder will recognize taxable gain or loss solely with respect to such fractional share as if the fractional share had been received and then redeemed for the cash. A shareholder who exchanges his or her shares of Bank Common Stock for City Holding Common Stock will have an aggregate tax basis in the shares of City Holding Common Stock (including any fractional share interest) received in the Merger equal to his or her aggregate tax basis in the shares of Bank Common Stock exchanged therefor. A shareholder's holding period for shares of City Holding Common Stock (including any fractional share interest) received in the Merger will include his or her holding period for the shares of Bank Common Stock exchanged therefor if they are held as a capital asset at the Effective Time of the Merger.

         Shareholders Electing to Exercise Dissenter's Right of Appraisal

The receipt of cash for shares of Bank Common Stock pursuant to the exercise of dissenter's rights will be a taxable transaction. Any shareholder considering the exercise of such rights should consult his or her tax advisor about the tax consequences of receiving cash for his or her shares.

THE PRECEDING DISCUSSION SUMMARIZES FOR GENERAL INFORMATION THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO BANK SHAREHOLDERS. THE TAX CONSEQUENCES TO ANY PARTICULAR SHAREHOLDER MAY DEPEND ON THE SHAREHOLDER'S CIRCUMSTANCES. BANK SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES.

         Rights of Shareholders Electing to Exercise Dissenter's Right of Appraisal

Holders of Bank Common Stock entitled to vote on the approval of the Agreement and the related Plan of Merger will be entitled to have the fair value of each such holder's shares of Bank Common Stock immediately prior to consummation of the Merger paid to such holder in cash, together with interest, if any, by complying with the provisions of 12 U.S.C.A. ss. 552.14. Section 552.14 gives any shareholder of a Federal savings bank the right to dissent from the merger of such savings bank into another depository institution if he or she votes against such merger and has given notice in writing to the savings bank prior to the meeting of shareholders at which the merger is considered that he or she dissents from the plan of merger. Failure to vote against the merger or to give written notice of dissent constitutes waiver of dissenter's rights. Within 10 days after the effective date of the combination, the resulting institution shall make a written offer to each shareholder who has given notice of his or her demand for appraisal and payment. Within 60 days of the effective date of the combination, each shareholder demanding appraisal and payment shall submit to the transfer agent his or her certificates of stock for notation thereon that appraisal and payment have been demanded. Failure to so submit stock certificates for such notation constitutes waiver of dissenter's rights. If the value offered is not satisfactory to any dissenting shareholder, he or she may within sixty days of the effective date of the combination petition the OTS, with a copy by certified mail to the resulting institution, which shall cause a reappraisal to be made, which will be final and binding. The OTS' expenses in making any reappraisal will be apportioned in an equitable manner by the OTS.

THE FOREGOING IS ONLY A SUMMARY OF THE RIGHTS OF A DISSENTING HOLDER OF SHARES OF BANK COMMON STOCK. ANY HOLDER OF BANK COMMON STOCK WHO INTENDS TO DISSENT FROM THE MERGER SHOULD CAREFULLY REVIEW THE TEXT OF 12 U.S.C.A. ss. 552.14 SET FORTH IN ANNEX II TO THIS PROXY STATEMENT/PROSPECTUS AND SHOULD ALSO CONSULT WITH SUCH HOLDER'S LEGAL COUNSEL. THE FAILURE OF A HOLDER OF BANK COMMON STOCK TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE, AND SET FORTH IN ANNEX D, MAY RESULT IN LOSS OF DISSENTERS' RIGHTS.

In general, any dissenting shareholder who perfects such holder's right to be paid the fair value of such holder's Bank Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See "-- Certain Federal Income Tax Consequences."

THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS A VOTE FOR THE AGREEMENT AND THE MERGER.

                              CITY HOLDING COMPANY

City Holding, a West Virginia corporation headquartered in Charleston, commenced operations in November 1983. On December 22, 1997, each of City Holding's West Virginia banking subsidiaries was merged into and became divisions of City Holding's principal subsidiary, The City National Bank of Charleston (City National). At September 30, 1997, City Holding had total assets of $1.34 billion, total deposits of $910 million and total shareholders' equity of $90 million. City National and its banking divisions, including Peoples National Bank, First State Bank & Trust, The Bank of Ripley, Home National Bank of Sutton ("Home National"), Blue Ridge Bank, Peoples State Bank, The First National Bank of Hinton ("Hinton"), Merchants National Bank ("Merchants"), and the Old National Bank of Huntington ("Old National"), currently operate 43 banking offices in the state of West Virginia. In addition to City Holding's periodic filings with the SEC, each of its banks is subject to certain regulatory guidelines at the applicable federal and state level. As such, the banks are routinely examined by these regulatory bodies and certain information is required to be submitted to them each quarter. City Holding operates retail and consumer-oriented community banks that emphasize personal service.

In addition to City National and its divisions, City Holding is the parent company of City Financial Corporation, a full service securities brokerage and investment advisory company, and City Mortgage Corporation, currently inactive. City Financial Corporation is headquartered in Charleston, West Virginia, with its office located in City National's main location. Certain assets and liabilities of City Mortgage Corporation were sold to an independent third party in July 1997. As a result, this subsidiary has not had significant operations since the date of the sale.

Created in August 1996, City Mortgage Services, a division of City Holding, is an originator and servicer of junior lien and other mortgage loan products. As of September 30, 1997, City Mortgage Services maintained a servicing portfolio of approximately $1.13 billion of mortgage loans.

In October 1997, City Holding, through City National, acquired First Allegiance Financial Corporation ("First Allegiance"). First Allegiance, headquartered in Irvine, California, originates junior lien mortgage loans. City Holding intends to either securitize or sell to independent third parties the loans produced by First Allegiance.

In December 1997, City Holding, through City National, announced the acquisition of its fourth non-banking subsidiary, RMI Ltd. ("RMI"). RMI offers a full range of insurance products and services, including employee benefit programs, key person programs, benefits consulting services, property and casualty insurance, retirement plans and deferred compensation plans to select corporate, association and individual clients.

These acquisitions are indicative of City Holding's strategy to diversify and expand into evolving areas within the financial services industry. Such a strategy positions City Holding to pursue fee-based revenues thereby reducing City Holding's reliance on net interest margin and enables City Holding to provide a full array of financial service products to its customers.

City Holding continually seeks strategic acquisition opportunities for small to medium-sized banks and other financial service entities. City Holding's acquisition policy has permitted subsidiary banks to operate as separate business units with their historical names and boards of directors. City Holding believes that this policy maintains community loyalty to the banks and improves operating performance while providing the services and efficiencies of a larger holding company.

             PRICE RANGE OF CITY HOLDING COMMON STOCK AND DIVIDENDS

City Holding Common Stock is included on The Nasdaq National Market under the symbol CHCO. The following table sets forth the cash dividends paid per share and information regarding the market prices per share of City Holding's Common Stock for the periods indicated. The price ranges are based on transactions as reported on The Nasdaq National Market. At September 30, 1997, there were 2,176 shareholders of record.



                                                            Cash                     Market Price Range
                                                          Dividends             --------------------------
                                                          Per Share             Low                  High
                                                          ----------            ---                  ----
1997
Fourth Quarter (through December 18, 1997)                $0.190               $39.875             $42.325
Third Quarter                                              0.180                32.250              43.250
Second Quarter                                             0.180                30.000              34.500
First Quarter                                              0.180                25.750              34.750

1996
Fourth Quarter                                            $0.170               $21.000             $26.250
Third Quarter                                              0.155                19.770              22.950
Second Quarter                                             0.155                20.000              23.410
First Quarter                                              0.155                20.910              24.090

1995
Fourth Quarter                                            $0.155               $20.450             $22.730
Third Quarter                                              0.140                20.660              23.140
Second Quarter                                             0.130                21.490              23.960
First Quarter                                              0.130                21.490              24.790

1994
Fourth Quarter                                            $0.130               $22.320             $26.300


See the City Holding Audited Consolidated Financial Statements for a discussion of restrictions on subsidiary dividends. All per share data have been restated to reflect 10% stock dividends effective in November 1996, January 1995 and November 1995. Cash dividends represent amounts declared by City Holding and do not include cash dividends of acquired subsidiaries prior to the dates of acquisition.

                            DEL AMO SAVINGS BANK, FSB


         General

Del Amo Savings Bank, FSB is a Federal savings bank providing deposit, loan and commercial banking services in Torrance and Lomita, California. The Bank operates two offices. At September 30, 1997, the Bank had assets of $113.3 million, deposits of $100.4 million, and shareholders' equity of $6.7 million. The Bank serves approximately 7,000 customers in its market area. Its lending activities focus on meeting the needs of its market area by offering residential mortgage loans, equity lines of credit, consumer loans, automobile loans, and business loans to local individuals and businesses.

The Bank reinvests deposits raised in its market area with loans that meet the residential mortgage, personal and business financial needs of the community.

The Bank is subject to examination and comprehensive regulation by the OTS and the FDIC, and to regulation of the Federal Reserve Board relating to reserves required to be maintained against deposits and certain other matters.

               MARKET FOR AND DIVIDENDS PAID ON BANK COMMON STOCK

There is no established public market for the Bank's Common Stock. In 1994, 1995 and 1996 the Bank paid no cash dividends. The Bank is prohibited by the Agreement from paying any dividend.

              OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF BANK STOCK

The following table sets forth certain information regarding the beneficial ownership of Bank Common Stock as of September 30, 1997, by each of the Bank's directors and by all directors and executive officers of the Bank as a group.


                                                 Number of Shares
Name                                          Beneficially Owned (1)                          Percent
-------------------                           ----------------------                          -------
E.J. Chris Sorensen                                   67,409                                   12.64%
Seymour S. Bilowit                                    39,120                                    7.34%
Nicholas Barakonski                                   38,000                                    7.13%
Jean H. Babbitt                                       33,420                                    6.27%
Diana Bowers                                          14,300                                    2.68%
J. Walker Owens                                        6,362                                    1.19%
Jasna Penich                                           1,050                                        *
William J. Clayton                                       100                                        *
                                                    --------                               ----------

All directors and executive                          199,761                                   37.47%
                                                     =======
  officers as a group (8 persons)







-------------------

* Represents less than 1%.

(1) For the purposes of this table, pursuant to rules promulgated under the Exchange Act, an individual is considered to "beneficially own" any shares of Bank Common Stock if he or she has or shares, (a) voting power, which includes the power to vote or direct the voting of the shares; or (b) investment power, which includes the power to dispose or direct the disposition of the shares. A person is deemed to have beneficial ownership of any shares of Bank Common Stock which may be acquired within 60 days pursuant to the exercise of stock options. Unless otherwise indicated, a director has sole voting power and sole investment power with respect to the indicated shares. Shares of Common Stock which may be acquired within 60 days of the Record Date are deemed to be outstanding shares of Bank Common Stock beneficially owned by such person(s) but are not deemed to be outstanding for the purposes of computing the percentage of Bank Common Stock owned by any other person or group.

The following table sets forth information as to Bank Common Stock beneficially owned, as of September 30, 1997, by the only persons or entities known to the Bank to be the beneficial owners of more than 5% of Bank Common Stock.

                                                       Number of Shares
Name and Address of                                Beneficially Owned as of                 Percent of
Beneficial Owner                                      September 30, 1997                Outstanding Shares
-------------------                                ------------------------             -------------------
Hancock Park Acquisition, L.P.(1)                             91,950                          17.25%
1629 Colonial Parkway
Inveriness, IL  60067

E.J. Chris Sorensen                                           67,409                          12.64%
27826 Conestoga Drive
Rolling Hills Estates,
CA 90274

Thien Koan Ng & Affiliates                                    50,287                           9.43%
c/o Thien Koan Ng
145 Pasadena Avenue
South Pasadena, CA 91030

Cede & Co.                                                    40,660                           7.63%
Box 20
Bowling Green Station
New York, NY 10004

Seymour S. Bilowit                                            39,120                           7.34%
38085 Maracaibo Circle West
Palm Springs, CA 92264

Nicholas Barakonski                                           38,000                           7.13%
3500 Coy Drive
Sherman Oaks, CA 91423

Jean H. Babbitt                                               33,420                           6.27%
15 Caballeros Road
Rolling Hills, CA 90274

All directors and executive officers
as a group (8 persons)                                       199,761                          37.47%



         (1) Eric D. Hovde and Steven D. Hovde serve as managing members of the limited liability company that is the managing partner of Hancock Park Acquisition, L.P. and own substantially all of Hovde, the Bank's financial advisor. See "The Merger--Opinion of the Bank's Financial Advisor."

                           REGULATION AND SUPERVISION

Bank holding companies and banks operate in a highly regulated environment and are regularly examined by federal and state regulators. The following description briefly discusses certain provisions of federal and state laws and certain regulations and the potential impact of such provisions on City Holding and City National. These federal and state laws and regulations have been enacted for the protection of depositors in national and state banks and not for the protection of shareholders of bank holding companies such as City Holding.

         Bank Holding Companies

As a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), City Holding is subject to regulation by the Federal Reserve Board. The Federal Reserve Board has jurisdiction under the BHCA to approve any bank or nonbank acquisition, merger or consolidation proposed by a bank holding company. The BHCA generally limits the activities of a bank holding company and its subsidiaries to that of banking, managing or controlling banks, or any other activity which is so closely related to banking or to managing or controlling banks as to be a proper incident thereto.

Federal law permits bank holding companies from any state to acquire banks and bank holding companies located in any other state. Effective June 1, 1997, the law allowed interstate bank mergers, subject to earlier "opt-in" or "opt-out" action by individual states. The law currently allows interstate branch acquisitions and de novo branching if permitted by the host state. West Virginia has adopted early "opt-in" legislation that allows interstate bank mergers. These laws also permit interstate branch acquisitions and de novo branching in West Virginia by out-of-state banks if reciprocal treatment is accorded West Virginia banks in the state of the acquiror.

There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or in default. For example, under a policy of the Federal Reserve Board with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so otherwise. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the Bank Insurance Fund ("BIF") as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross- guarantee provisions if it determines that a waiver is in the best interest of the BIF. The FDIC's claim for reimbursement is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution.

The Federal Deposit Insurance Act ("FDIA") also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or shareholder. This provision would give depositors a preference over general and subordinated creditors and shareholders in the event a receiver is appointed to distribute the assets of City National.

The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the BHCA, the Federal Reserve Board is authorized to approve the ownership of shares by a bank holding company in any company the activities of which the Federal Reserve Board has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. The Federal Reserve Board has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA. These activities include: operating a mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing investment and financial advice; and acting as an insurance agent for certain types of credit-related insurance.

City Holding is registered under the bank holding company laws of West Virginia. Accordingly, City Holding and City National are subject to further regulation and supervision by the Division.

         Capital Requirements

The Federal Reserve Board has issued risk-based and leverage capital guidelines applicable to banking organizations it supervises. In addition, the Federal Reserve Board may from time to time require that a banking organization maintain capital above the minimum levels because of its financial condition or actual or anticipated growth. Under the risk-based capital requirements, City Holding is required to maintain a minimum ratio of total capital to risk- weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred stockholders' equity, less certain intangibles and other adjustments. The remainder "Tier 2 capital" consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. The Tier 1 and total capital to risk-weighted asset ratios of City Holding as of September 30, 1997 were 8.67% and 9.52% respectively.

In addition, a minimum leverage capital ratio (Tier 1 capital to average tangible assets) must be maintained. The guidelines provide for a minimum ratio of 3% for banks and bank holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above the minimum. The Tier 1 capital leverage ratio of City Holding as of September 30, 1997, was 6.93%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

         Limits on Dividends and Other Payments

City Holding is a legal entity separate and distinct from City National and its banking operations. Most of City Holding's revenues result from dividends paid to City Holding by City National. The right of City Holding and shareholders of City Holding, to participate in any distribution of the assets or earnings of City National through the payment of such dividends or otherwise is necessarily subject to the prior claims of creditors of City National and its separate banking divisions, except to the extent that claims of City Holding in its capacity as a creditor may be recognized. Moreover, there are various legal limitations applicable to the payment of dividends to City Holding as well as the payment of dividends by City Holding to its shareholders. Under federal law, City National may not, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, or take securities of City Holding as collateral for loans to any borrower. City National is also subject to collateral security requirements for any loans or extensions of credit permitted by such exceptions.

City National is subject to various statutory restrictions on its ability to pay dividends to City Holding. Under applicable regulations, at September 30, 1997, City National could have paid aggregate dividends to City Holding of $5.8 million without obtaining prior approval of its respective regulators. The payment of dividends by City Holding and City National may also be limited by other factors, such as requirements to maintain adequate capital above regulatory guidelines. The various regulators supervising City National and its banking operations have authority to prohibit bank under their jurisdiction from engaging in an unsafe or unsound practice in conducting its business. The payment of dividends, depending upon the financial condition of City National and its banking operations, could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve Board and the Office of the Comptroller of Currency ("OCC") have indicated their view that it generally would be an unsafe and unsound practice to pay dividends except out of current operating earnings. The Federal Reserve Board has stated that, as a matter of prudent banking, a bank or bank holding company should not maintain its existing rate of cash dividends on common stock unless (1) the organization's net income available to common shareholders over the past year has been sufficient to fund fully the dividends and (2) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition. Moreover, the Federal Reserve Board has indicated that bank holding companies should serve as a source of managerial and financial strength to their subsidiary banks. Accordingly, the Federal Reserve Board has stated that a bank holding company should not maintain a level of cash dividends to its shareholders that places undue pressure on the capital of bank subsidiaries, or that can be funded only through additional borrowings or other arrangements that may undermine the bank holding company's ability to serve as a source of strength.

The ability of City National to pay dividends in the future is, and is expected to continue to be, influenced by regulatory policies and by capital guidelines. The bank regulatory agencies have broad discretion in developing and applying policies and guidelines, in monitoring compliance with existing policies and guidelines, and in determining whether to modify such policies and guidelines.

         City National

City National is a national banking association, and is subject to supervision and regulation by the OCC and the FDIC. The various laws and regulations administered by the regulatory agencies affect corporate practices, such as payment of dividends, incurring debt and acquisition of financial institutions and other companies, and affect business practices, such as payment of interest on deposits, the charging of interest on loans, types of business conducted and location of offices.

         Governmental Policies and other Safety and Soundness Regulations

The operations of City Holding and City National are affected not only by general economic conditions, but also by the policies of various regulatory authorities. In particular, the Federal Reserve Board regulates money and credit and interest rates in order to influence general economic conditions. These policies have a significant influence on overall growth and distribution of bank loans, investments and deposits and affect interest rates charged on loans or paid for time and savings deposits. Federal Reserve monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.


                  DESCRIPTION OF CAPITAL STOCK OF CITY HOLDING

City Holding's Articles of Incorporation authorize 20,000,000 shares of Common Stock, par value $2.50, and 500,000 shares of Preferred Stock, par value $25, including a series of 100,000 shares of Junior Participating Cumulative Preferred Stock, Series A. As of September 30, 1997, 6,071,327 shares of Common Stock and no shares of Preferred Stock were outstanding and entitled to vote. At such date, City Holding had 2,176 shareholders of record.

Authority is given in the Articles of Incorporation to the Board of Directors to issue shares of City Holding's Common Stock and Preferred Stock from time to time for such consideration as the Board may deem advisable.

The characteristics of City Holding's capital stock are summarized below.

         Common Stock

Dividend Rights. Common shareholders are entitled to dividends to the extent funds are legally available and the Board of Directors declares payment. City Holding's ability to pay dividends is largely contingent upon the abilities of City National to pay dividends, and is subject to various statutory limits.

Voting Rights and Cumulative Voting. In all elections of directors, each holder of City Holding Common Stock has the right to cast one vote for each share of stock owned by him or her and entitled to vote for as many persons as there are directors to be elected, or he or she may cumulate such votes and give one candidate as many votes as the number of directors to be elected multiplied by the number his or her shares of stock shall equal; or he or she may distribute such votes on the same principle among as many candidates and in such manner as he or she desires. On any other question to be determined by a vote of shares at any meeting of shareholders, each shareholder is entitled to one vote for each share of stock owned by him or her and entitled to vote.

Liquidation Rights. Upon liquidation, after payment to all creditors and holders of Preferred Stock, the remaining assets of City Holding would be distributed to the holders of City Holding Common Stock pro rata.

Preemptive Rights. Holders of City Holding Common Stock have no preemptive rights with respect to future issues of Common Stock.

Calls and Assessments. All City Holding Common Stock outstanding is fully paid and nonassessable.

         Preferred Stock

The Board of Directors has the authority, without any vote or action by the shareholders, to issue Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. Issuance of Preferred Stock by the Board of Directors of City Holding could be utilized to render more difficult, or discourage, an attempt to gain control of City Holding. There are no shares of Preferred Stock outstanding, and there are no agreements or understandings for the designation of any series of Preferred Stock or the issuance of shares, except pursuant to the Preferred Stock Purchase Rights Plan summarized below.

         Preferred Stock Purchase Rights Plan; Change of Control

Pursuant to a Preferred Stock Purchase Rights Plan and a related Amended and Restated Rights Agreement between City Holding and Fifth Third Bank, as Rights Agent, each outstanding share of City Holding Common Stock carries with it one Preferred Stock Purchase Right (a "Right"). In general, the number of Rights outstanding will equal the number of shares of City Holding Common Stock outstanding from time to time. The Rights will expire on April 9, 2001, unless previously exercised or redeemed at the option of the Board of Directors. Each share of City Holding Common Stock offered hereby has one Right attached.

Generally, under the terms of the Rights Plan, the Rights will be exercisable only if a person or group acquires 10% or more of City Holding Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 10% or more of City Holding Common Stock. Each Right will entitle its holder to buy one one-thousandth of a share of Junior Participating Cumulative Preferred Stock, Series A, par value $25, at an exercise price of $53, subject to adjustment. If a person or group acquires 20% or more of the outstanding City Holding Common Stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the then-current exercise price, City Holding Common Stock having a market value equal to twice the exercise price. If City Holding is acquired in a merger or other business combination or if 50% or more of City Holding's assets or earning power is sold or transferred, each Right will entitle its holder to purchase, at the then-current exercise price, common stock of the acquiror having a value equal to twice the exercise price.

City Holding's Articles of Incorporation provide that the Board of Directors consist of three classes with staggered terms for directors. City Holding has also adopted a by-law requiring advance notice from a shareholder to nominate a director. The effect of these measures and the Rights Plan could be to render more difficult or to discourage an attempt to gain control of City Holding by means of a merger, tender offer, proxy contest or otherwise, even if supported by holders of a majority of the voting securities of City Holding, and thereby protect the current management.

         Reports to Shareholders

City Holding furnishes its shareholders with annual reports, including audited financial statements, and with three quarterly reports.

         Transfer Agent

The transfer agent for City Holding Common Stock is The City National Bank of Charleston.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

At the Effective Time of the Merger, shareholders of the Bank will become shareholders of City Holding, and their rights as shareholders will be determined by the City Holding Articles of Incorporation and City Holding Bylaws and applicable law. The following is a summary of the material differences in the rights of shareholders of City Holding and the Bank. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the Articles of Incorporation or Federal Stock Charter and Bylaws of each entity.

         Capitalization

City Holding. City Holding's authorized capital is described under "Description of City Holding Capital Stock".

Bank. The Bank is authorized to issue 800,000 shares of Bank Common Stock, $2.50 par value of which 533,096 shares were issued and outstanding as of the Record Date.

         Voting Rights

City Holding. In all elections of directors, each holder of City Holding Common Stock has the right to cast one vote for each share of stock owned by him or her and is entitled to vote for as many persons as there are directors to be elected, or he or she may cumulate such votes and give one candidate as many votes as the number of directors to be elected multiplied by the number his or her shares of stock shall equal; or he or she may distribute such votes on the same principle among as many candidates and in such manner as he or she desires. On any other issue to be determined at any meeting of shareholders, each shareholder is entitled to one vote for each share of stock owned by him or her. The vote of a majority of shares represented at a meeting and entitled to vote is required to approve most actions requiring shareholder approval, except that amendments to the Articles of Incorporation and certain fundamental actions such as mergers, consolidations and sales of substantially all assets outside the ordinary course of business must be approved by vote of a majority of shares entitled to vote thereon.

Bank. In all elections of directors, each holder of Bank Common Stock has the right to cast one vote for each share of stock owned by him or her and is entitled to vote for as many persons as there are directors to be elected, or he or she may cumulate such votes and give one candidate as many votes as the number of directors to be elected multiplied by the number his or her shares of stock shall equal; or he or she may distribute such votes on the same principle among as many candidates and in such manner as he or she desires. The approval of a majority of the Bank's Board of Directors is generally required under federal law on any plan of merger, consolidation or sale of substantially all of the assets of the Bank. The approval of shareholders holding more than two-thirds (2/3) of all votes entitled to be cast is required for a merger, consolidation or sale of substantially all of the assets of the Bank.

         Directors and Classes of Directors

City Holding. The City Holding Board of Directors presently comprises 19 members. The Board of Directors is classified into three classes, with one class to be elected each year to a three-year term.

Bank. The Bank Board of Directors is comprised of seven members. The Board of Directors is classified into three classes, with one class to be elected each year to a three-year term.

         Anti-Takeover Provisions

City Holding. City Holding's Board of Directors has adopted a Rights Plan and City Holding's Articles of Incorporation provide that the Board of Directors consist of three classes with staggered terms for members of the Board of Directors. City Holding has also adopted a by-law requiring advance notice from a shareholder to nominate a director.

City Holding has not adopted other conventional anti-takeover provisions such as, for example, a fair-price charter amendment, a super-majority vote charter amendment, or an anti-greenmail charter amendment, and has no current plans to submit to its shareholders further proposals with a possible "anti-takeover" effect. In addition, West Virginia law does not contain any provisions protecting a West Virginia corporation against hostile takeovers, such as a fair price statute or a control share acquisition statute.

Bank.  None.

         Preemptive Rights

City Holding. The shareholders of City Holding do not have preemptive rights. Thus, if additional shares of City Holding Common Stock were issued, holders of such stock, to the extent that they did not participate in such additional issuance of shares, would own proportionately smaller interests in a larger amount of outstanding capital stock.

Bank.  None.

         Assessment

City Holding. All outstanding shares of City Holding Common Stock are, and those to be issued pursuant to the Agreement will be, fully paid and nonassessable.

Bank. All outstanding shares of Bank Common Stock are fully paid and nonassessable.

         Conversion; Redemption; Sinking Fund

Neither City Holding Common Stock nor Bank Common Stock is convertible, redeemable or entitled to any sinking fund.

         Liquidation Rights

City Holding. Upon liquidation, after payment to all creditors and holders of Preferred Stock, the remaining assets of City Holding would be distributed to the holders of City Holding Common Stock pro rata.

Bank. Upon liquidation, after payment to all creditors, the remaining assets of the Bank would be distributed to the holders of Bank Common Stock on a pro rata basis.

         Dividends and Other Distributions

City Holding. Holders of City Holding Common Stock are entitled to dividends to the extent funds are legally available and the Board of Directors declares payment. City Holding's ability to pay dividends is largely contingent upon the abilities of its subsidiaries to pay dividends, and is subject to various statutory limits.

Bank. Federal law permits the declaration of dividends by the Board of Directors of the Bank from the net profits of the Bank with a number of limitations. No dividends or other distributions may be paid which would impair the capital of the Bank. The approval of the OTS is required if dividends for a year exceed certain calculations involving the accumulation of net profits.

         Shareholder Meetings

City Holding. City Holding's Bylaws provide that special meetings of the shareholders may be called at any time by the Board of Directors or by the President and Secretary, or by any three or more shareholders holding together at least 10% of the capital stock of City Holding.

Bank. Bank's Bylaws provide that special meetings of the shareholders may be called at any time by the Board of Directors or by the President and Secretary or by holders of at least 10% of the Bank's outstanding Capital Stock.

         Indemnification

City Holding. Section 31-1-9 of the West Virginia Code provides in part that each West Virginia corporation shall have power to indemnify any director, officer, employee or agent or former director, officer, employee or agent against expenses actually and reasonably incurred by him or her in connection with the defense of any claim, action, suit or proceeding against him or her by reason of being or having been such director, officer, employee or agent other than an action by or in the right of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation. With respect to an action by or in the right of the corporation the director, officer, employee or agent or former director, officer, employee or agent may be indemnified if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, except in relation to matters as to which he or she shall be finally adjudged in such action, suit or proceeding against him or her by reason of being or having been such director, officer, employee or agent to be liable for negligence or misconduct in the performance of duty; and to make any other or further indemnity to any such persons that may be authorized by the articles of incorporation or any by-law approved by the shareholders or any resolution adopted, before or after the event, by the shareholders. The By-laws of City Holding contain provisions pursuant to the foregoing section of the West Virginia Code indemnifying the directors, officers, employees and agents of City Holding in certain cases against expenses and liabilities under judgments and reimbursements of amounts paid in settlement.

City Holding has purchased directors and officers' liability insurance policies. Within the limits of their coverage, the policies insure (i) the directors and officers of City Holding against certain losses, to the extent such losses are not indemnified by City Holding, and (ii) City Holding, to the extent it indemnifies such directors and officers for losses as permitted under the laws of West Virginia.

Bank. Federal law permits indemnification of directors of the Bank for certain actions taken on behalf of, or at the request of, the Bank. Indemnification may not be permitted for fines or penalties imposed by bank regulatory authorities. The Bank's Federal Stock Charter provides for indemnification of directors or officers. The Bank has purchased directors' and officers' liability insurance policies. Within the limits of their coverage, the policies insure (i) the directors and officers of the Bank against certain losses, to the extent such losses are not indemnified by the Bank, and (ii) the Bank, to the extent it indemnifies its officers and directors for losses as permitted under its Federal Stock Charter and applicable law.

         Director Exculpation

City Holding. The West Virginia Code does not provide for limitation of directors' monetary liability or director exculpation.

Bank. Federal law does not provide for limitation of directors' monetary liability or director exculpation.

         Dissenters' Rights

City Holding. The West Virginia Code permits shareholders of a West Virginia corporation to dissent from, and obtain payment of the "fair value" of their shares in connection with, any plan of merger or consolidation to which the corporation is a party and any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business.

Bank. Provisions of Title 12 of the United States Code give shareholders of a Federal savings bank the right to dissent from, and obtain payment of the "fair value" of their shares in mergers and consolidations. For a description of dissenter's rights the Bank's shareholders have in connection with a Merger, see "The Merger -Rights of Shareholders Electing to Exercise Their Right of Appraisal".

                       RESALE OF CITY HOLDING COMMON STOCK

City Holding Common Stock issuable in the Merger has been registered under the 1933 Act, thereby allowing such shares to be traded freely and without restriction by those holders of Bank Common Stock who receive such shares following consummation of the Merger and who are not deemed to be "affiliates" (as defined under the 1933 Act, but generally including directors, certain executive officers and 10% or more shareholders) of the Bank or City Holding. Each holder of Bank Common Stock who is deemed by the Bank to be an affiliate of it has entered into an agreement with City Holding prior to the Effective Date of the Merger providing, among other things, that (A) such affiliate acknowledges and agrees to support and vote such shares of Bank Common Stock beneficially owned by him or her to ratify and confirm the Agreement and the Merger, (B) such affiliate acknowledges and agrees beginning 30 days prior to the Effective Date of the Merger, that he or she will not sell, pledge, transfer or otherwise dispose of shares of Bank Common Stock or City Holding Common Stock except in compliance with the applicable provisions of the 1933 Act and rules and regulations thereunder, and (C) the certificates representing said shares may bear a legend referring to the foregoing restrictions. This Proxy Statement/Prospectus does not cover any resales of City Holding Common Stock received by affiliates or non-affiliates of the Bank.

                                     EXPERTS

The consolidated financial statements of City Holding and Subsidiaries incorporated by reference in City Holding's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of Del Amo Savings Bank, FSB as of December 31, 1996 and 1995, and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

The legality of the City Holding Common Stock to be issued in the Merger, and certain other matters, will be passed on for City Holding by Steptoe & Johnson, Charleston, West Virginia and Hunton & Williams, Richmond, Virginia.

Certain legal matters will be passed on for the Bank by Adams, McAndrews, Matson & Landsberg, Santa Monica, California.

A condition to consummation of the Merger is the delivery to City Holding and the Bank by Hunton & Williams of an opinion concerning certain federal income tax consequences of the Merger. See "The Merger -- Certain Federal Income Tax Consequences."

                                  OTHER MATTERS

As of the date of this Prospectus/Proxy Statement, the Bank Board does not know of any other matters to be presented for action at the Bank Shareholder Meeting other than procedural matters incident to the conduct of the meeting. If any other matters not now known are properly brought before the Bank Shareholder Meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Bank Board.

January 30, 1998                 By Order of the Board of Directors,





                                  Diana Bowers
                                    Secretary

                                    INDEX TO

                 DEL AMO SAVINGS BANK, FSB FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

                                                                                                               Page
Independent Auditors' Report....................................................................................F-2

Statements of Financial Condition for the Years
Ended December 31, 1996 and 1995................................................................................F-3

Statements of Earnings for the Years Ended
December 31, 1996 and 1995......................................................................................F-4

Statements of Stockholders' Equity for
the Years Ended December 31, 1996 and 1995......................................................................F-5

Statements of Cash Flows for the Years Ended
December 31, 1996 and 1995......................................................................................F-6

Notes to Financial Statements...................................................................................F-8

Unaudited Statements of Financial Condition at September 30, 1997
and December 31, 1996..........................................................................................F-21

Unaudited Statements of Earnings for the Nine Months
Ended September 30, 1997 and 1996..............................................................................F-22

Unaudited Statements of Cash Flows for the Nine Months
Ended September 30, 1997 and 1996..............................................................................F-23

Unaudited Notes to Financial Statements........................................................................F-24

Management's Discussion and Analysis of Financial Condition and Results of Operations..........................F-25


                          INDEPENDENT AUDITORS' REPORT



Board of Directors
Del Amo Savings Bank, FSB:



We have audited the accompanying statements of financial condition of Del Amo Savings Bank, FSB (Bank) as of December 31, 1996 and 1995, and the related statements of earnings, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Del Amo Savings Bank, FSB as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


KPMG Peat Marwick LLP

Los Angeles, California
March 7, 1997

                            DEL AMO SAVINGS BANK, FSB
                        Statements of Financial Condition


                                                                                           December 31,
                                                                                           ------------
                                                                                   1996                  1995
                                                                                   ----                  ----

Assets

Cash and cash equivalents (note 1).................................      $     6,137,400         $     2,120,900
Certificates of deposit (note 2)...................................              600,000               1,598,000
Loans receivable held for sale at the lower
  of cost or fair value (note 3)...................................            3,703,700               4,818,000
Loans receivable held for investment, net (notes 3 and 8)..........           98,451,800             106,357,400
Real estate owned, net (REO) (note 4)..............................              462,100                 403,300
Accrued interest receivable........................................              559,500                 660,700
Investment in Federal Home Loan Bank stock, at cost (note 5).......              963,500                 901,300
Premises and equipment, net (note 6)...............................              514,300                 613,800
Income taxes receivable (note 9)...................................              364,600                 231,100
Prepaid expenses and other assets..................................               77,800                  67,600
                                                                           -------------           -------------
                                                                          $  111,834,700         $   117,772,100
                                                                           =============           =============
Liabilities and Stockholders' Equity

Deposits (note 7)..................................................           98,482,200             102,189,400
FHLB advances (note 8).............................................            6,000,000               8,000,000
Deferred income taxes (note 9).....................................              886,900               1,083,400
Accrued interest payable and accrued expenses......................               12,900                  82,100
Advance payments by borrowers for taxes and insurance..............               92,200                  84,200
                                                                           -------------           -------------
                                                                            105,474,200              111,439,100
                                                                           ------------            -------------
Commitments (notes 3 and 13)

Stockholders' Equity (notes 9, 10, 11 and 12)

Common stock of $2.50 par value.  Authorized 800,000 shares:
  issued and outstanding 533,163 and 532,503 at
  December 31, 1996 and 1995 respectively..........................            1,332,900               1,331,300
Additional paid-in capital.........................................            1,424,900               1,420,200
Retained earnings (subject to restrictions)........................            3,602,700               3,581,500
                                                                           -------------           -------------
                                                                               6,360,500               6,333,000
                                                                           -------------           -------------
                                                                         $   111,834,700         $   117,772,100
                                                                           =============           =============

See accompanying notes to financial statements.

                            DEL AMO SAVINGS BANK, FSB
                             Statements of Earnings


                                                                                           Year ended
                                                                                          December 31,
                                                                                          ------------
                                                                                   1996                1995
                                                                                   ----                ----
Interest Income:
  Interest on loans................................................        $   8,507,500         $   8,370,200
  Interest on investments..........................................              306,800               291,000
                                                                             -----------           -----------
                                                                               8,814,300             8,661,200

Interest Expense:
  Interest on deposits (note 7)....................................            5,027,900             5,333,000
  Interest on FHLB borrowings......................................              535,300               377,400
                                                                           -------------           -----------
                                                                               5,563,200             5,710,400

       Net interest income.........................................            3,251,100             2,950,800
Provision for loan losses (note 3).................................              104,000                76,000

       Net interest income after provision for loan losses.........            3,147,100             2,874,800

Other income:
  Loan and other fees..............................................              112,000                72,800
  Loan servicing fees..............................................               22,900                26,800
  Gain on sale of loans held for sale..............................              740,400               130,900
  Other............................................................               22,000                37,300
                                                                             -----------           -----------
                                                                                 897,300               267,800
                                                                             -----------           -----------

Other expenses:
  Salaries and employee benefits...................................            1,615,600             1,400,900
  SAIF recapitalization assessment.................................              673,400                     -
  Premises and occupancy expense (note 13).........................              503,800               489,500
  SAIF insurance premiums..........................................              258,900               298,000
  Professional services............................................              176,000               162,200
  Data processing..................................................              152,900               143,400
  Advertising and promotion........................................              135,100                99,000
  REO operations, net (note 4).....................................               59,900               (10,600)
Other general and administrative...................................              432,600               394,300
                                                                             -----------           -----------
                                                                               4,008,200             2,976,700
                                                                             -----------           -----------

     Earnings before income taxes..................................               36,200               165,900

Income taxes (note 9)..............................................               15,000                69,100
                                                                             -----------           -----------

     Net earnings..................................................        $      21,200         $      96,800
                                                                             ===========           ===========

Earnings per share (note 1)........................................        $        0.04         $        0.18
                                                                             ===========           ===========

See accompanying notes to financial statements.

                            DEL AMO SAVINGS BANK, FSB
                       Statements of Stockholders' Equity


                                                                                      Retained
                                                                     Additional       earnings
                                                       Common          paid-in       (subject to
                                                        stock          capital      restrictions)        Total
                                                       -------       -----------    -------------       -------
Balance at December 31, 1994.....................$  1,326,400     $   1,403,700     $   3,484,700  $   6,214,800
Exercise of Stock Options........................       2,100             4,600                 -          6,700
Stock issued to 401KSOP Plan.....................       2,800            11,900                 -         14,700
Net earnings for the year
   ended December 31, 1995.......................           -                 -            96,800         96,800
                                                  -----------       -----------       -----------    -----------
Balance at December 31, 1995.....................   1,331,300         1,420,200         3,581,500      6,333,000
Stock issued to 401KSOP Plan.....................       1,600             4,700                 -          6,300
Net earnings for the year
   ended December 31, 1996.......................            -                -            21,200         21,200
                                                 -------------    -------------       -----------    -----------
Balance at December 31, 1996.....................$  1,332,900      $  1,424,900      $  3,602,700   $  6,360,500
                                                  ===========       ===========       ===========    ===========

See accompanying notes to financial statements.

                            DEL AMO SAVINGS BANK, FSB
                            Statements of Cash Flows



                                                                                          Year ended
                                                                                         December 31,
                                                                                        --------------
Cash flows from operating activities:                                             1996                  1995
                                                                                  ----                  ----
  Net earnings........................................................... $       21,200      $        96,800
                                                                            ------------        -------------

  Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
    Depreciation and amortization......................................          122,800              127,400
    Provision for loan losses..........................................          104,000               76,000
    Provision (reductions credited) for losses on REO..................           13,000              (25,000)
    Loans originated and held for sale.................................      (99,167,300)         (16,732,100)
    Proceeds from sale of loans held for sale..........................      101,022,000           12,045,000
    Amortization of deferred loan fees.................................          (32,500)             (51,000)
    Net loss (gain) on sale of REO.....................................            6,400               (2,900)
    Gain on sale of loans held for sale................................         (740,400)            (130,900)
    Federal Home Loan Bank stock dividend received.....................          (53,800)             (44,100)
    Loss on disposal of assets.........................................              800                    -
    Decrease (increase) in accrued interest receivable.................          101,200              (80,700)
    (Increase) decrease in prepaid expenses and other assets...........          (10,200)             245,300
    (Decrease) increase in accrued interest payable and
       accrued expenses................................................          (69,200)              31,800
    Increase (decrease) in advance payments by borrowers
       for taxes and insurance.........................................            8,000               (7,500)
    Provision for deferred income taxes................................         (196,500)              11,300
    Increase in income taxes receivable................................         (133,500)            (231,100)
    Stock issued to 401KSOP plan.......................................            6,300               14,700
                                                                            ------------        -------------
       Total adjustments...............................................          981,100           (4,753,800)
                                                                            ------------        -------------

       Net cash provided (used) by operating activities................        1,002,300           (4,657,000)
                                                                            ------------        -------------


Cash flows from investing activities:

  Decrease in certificates of deposit..................................          998,000              470,800
  Proceeds from sale of REO............................................          630,400              791,700
  Loans originated.....................................................       (5,757,200)          (5,863,700)
  Principal payments on loans..........................................       12,882,700            8,214,700
  Purchase of Federal Home Loan Bank stock.............................           (8,400)             (94,500)
  Investment in premises and equipment.................................          (24,100)             (70,200)
                                                                            ------------        -------------

       Net cash provided by investing activities.........................      8,721,400            3,448,800
                                                                            ------------        -------------



                                                                                         Year ended
                                                                                        December 31,
                                                                                        ------------
Cash flows from financing activities:                                              1996                 1995
                                                                                   ----                 ----

  Increase (decrease) in demand deposits and savings accounts..........   $     767,700     $      (2,954,100)
  Proceeds from issuance of certificates of deposit....................     109,478,600            96,393,000
  Payments on maturing certificates of deposit.........................    (113,953,500)          (95,358,500)
  (Payments) proceeds from FHLB advances...............................      (2,000,000)            3,000,000
  Proceeds from exercise of stock options..............................                -                6,700
                                                                            ------------        -------------
    Net cash (used) provided by financing activities...................      (5,707,200)            1,087,100
                                                                           ------------         -------------

    Net increase (decrease) in cash and cash equivalents...............       4,016,500              (121,100)


  Cash and cash equivalents at beginning of year.......................       2,120,900             2,242,000
                                                                            ------------        -------------

  Cash and cash equivalents at end of year.............................   $   6,137,400     $       2,120,900
                                                                            ============        =============


Supplemental disclosures of cash flow information:

  Interest paid (including interest credited) during the year............ $   5,565,600     $       5,710,600
  Cash paid during the year for income taxes.............................       345,000               186,500
                                                                            ============        =============

Supplemental disclosures of noncash investing activities:
  Additions to REO....................................................... $     880,500     $         169,300
                                                                            ============        =============

See accompanying notes to financial statements.

                            DEL AMO SAVINGS BANK, FSB
                          Notes to Financial Statements

(1)  Summary of Significant Accounting Policies

The following items, together with those notes elsewhere in the financial statements, comprise the significant accounting policies of Del Amo Savings Bank, FSB (Bank) used in preparing the accompanying financial statements. Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

The Bank maintains two full-service savings branches and one loan office in Southern California. The Bank's primary business consists of attracting retail deposits from the general public and originating loans secured by mortgages on residential real estate. Additionally, the Bank sells whole loans, with servicing released, in the secondary market.

Basis of Financial Statement Presentation

The preparation of the Bank's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported operations of the Bank for the periods presented. Actual results may differ from those estimates calculated by management.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of REO.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand accounts with other financial institutions, and overnight deposits.

Certificates of Deposit

Certificates of deposit are held to maturity and recorded at cost. These investments are carried at cost because the Bank has the intent and ability to hold them until maturity.

Loans Receivable Held for Investment and Held for Sale

Loans receivable held for investment are recorded at cost, net of deferred loan fees and costs and the allowance for loan losses. Loan origination fees, net of direct loan origination costs, are deferred and credited to income using the interest method over the contractual life of the loan. For loans placed on non accrual status, the amortization of net deferred loan fees and costs is discontinued.

Loans receivable held for sale are recorded at the lower of cost or fair value. A valuation allowance is established if the fair value of such loans is less than their cost and operations are charged or credited for valuation adjustments. Loan origination fees, net of direct loan origination costs, are deferred and recognized as income when the loans are sold. Realized gains and losses from the sale of loans receivable are computed under the specific identification method.

Impaired Loans

Loans are evaluated for impairment as part of the Bank's internal asset review process. All of the Bank's loans are subject to the review for impairment. A loan is impaired, when based on current information and events, a creditor will be unable to collect all amounts contractually due according to the terms of the loan agreement. When a loan is determined to be impaired, a valuation allowance is established based upon the difference between the Bank's investment in the loan and the fair value of the collateral securing the loan.

Subsequent collection of cash may be applied as reduction to the principal balance or recorded as income, depending upon management's assessment of the ultimate collectibility of the loan. Interest income on impaired loans is recognized only to the extent that cash payments are received.

Allowance for Loan Losses

In addition to the specific valuation allowances on impaired loans, the allowance for loan losses includes general valuation allowances provided for estimated inherent losses in the loan portfolio which have not been specifically identified.

Management believes that the allowance for loan losses is adequate. While management uses available information to estimate the allowance, future additions to the allowance may be necessary based on changes in economic conditions. In addition, certain regulatory agencies, as part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Allowance for Delinquent Interest

Accrued interest on loans that are contractually 90 days or more past due is reversed and charged against income. Income is subsequently recognized only to the extent cash payments are received and such loans are restored to an accrual status only if the borrower has demonstrated the ability to make future payments of principal and interest.

Gain or Loss on Sale of Loans

The Bank sells whole loans, servicing released, and recognizes a gain or loss to the extent that the sale proceeds of the loans sold exceed or are less than the book value at the time of sale.

REO

REO is recorded on an individual asset basis at fair value, based on the current appraised value, minus estimated cost to sell at the date of foreclosure, and is adjusted for any subsequent decline in fair value through recording of valuation allowances. Income recognition on the sale of REO is dependent upon the transaction meeting certain criteria relating to the nature of the property sold and terms of the sale.

Premises and Equipment

Office premises and equipment are stated at cost, less accumulated depreciation and amortization. The Bank's policy is to depreciate office furniture and equipment on the straight line basis over the estimated useful lives of the various assets, which range from two to ten years. Leasehold improvements are amortized over the shorter of the life of the improvement or the life of the lease.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance, if necessary, is then established to reduce that deferred tax asset to the level at which it is more likely than not that the tax benefits will be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock Compensation Plan

Prior to January 1, 1996, the Bank accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25 "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Bank adopted Statement of Financial Accounting Standards
(SFAS) No. 123 "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 has been applied. The Bank has elected to continue to apply the provisions of APB Opinion No. 25 and to provide the pro forma disclosure provisions of SFAS No. 123.

Earnings Per Share

Earnings per share calculations are based upon the weighted average number of common shares and dilutive common stock equivalents outstanding during the period. The weighted average shares outstanding for the years ended December 31, 1996 and 1995 were 533,011 and 531,698, respectively.

Current Accounting Pronouncements

In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial components approach that focuses on control. The statement distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be applied prospectively. The statement supersedes SFAS No. 122, though the general concepts of SFAS No. 122 are retained in the new pronouncement. The Bank does not believe that its adoption will have a material adverse impact upon its financial condition or results of operations.

(2)  Certificates of Deposit

The weighted average interest rate on certificates of deposit was 5.50% at December 31, 1996 and 5.72% at December 31, 1995.

Accrued interest receivable on certificates of deposit amounted to $2,000 and $3,500 at December 31, 1996 and 1995, respectively.

(3)  Loans Receivable

Loans receivable held for investment are summarized as follows:

                                                                                     December 31,
                                                                                 -------------------
                                                                               1996                 1995
                                                                          --------------      ---------------
Conventional loans secured by deeds of trust
    Residential, 1-4 units............................................... $   72,855,600      $    76,258,200
    Residential, 5+ units................................................     10,221,200           11,038,600
    Commercial and industrial............................................     15,307,100           19,115,500
    Land.................................................................         77,600              203,400
    Home improvement.....................................................        274,300              294,600
                                                                            ------------        -------------
        Total loans secured by real estate...............................     98,735,800          106,910,300

    Loans on savings accounts............................................        356,100              194,700
                                                                            ------------        -------------
                                                                              99,091,900          107,105,000

Less:
    Deferred loan fees...................................................         75,700              107,900
    Deferred gain on sale of REO.........................................         24,400               24,700
    Allowance for loan losses............................................        540,000              615,000
                                                                            ------------        -------------

Loans receivable held for investment, net................................ $   98,451,800      $   106,357,400
                                                                            ============        =============

The weighted average interest rate on loans receivable held for investment was 7.89% at December 31, 1996 and 7.93% at December 31, 1995.

At December 31, 1996 and 1995, accrued interest receivable amounted to $542,600 and $645,300, respectively, and non-accrual loans amounted to $800,200 and $286,300, respectively. The effect of non-accrual loans on interest income was a reduction of $33,100 for 1996 and $9,700 for 1995.

Loans serviced for others totaled $8,111,100 and $9,656,600 at December 31, 1996 and 1995, respectively. At December 31, 1996, the Bank had $3,703,700 of outstanding commitments to sell fixed and adjustable real estate loans, with a fair value of $3,727,000.

All of the Bank's lending activity is within the state of California and primarily in Southern California.

The commercial and industrial loans are seasoned loans with no new originations since early 1989.

Loans outstanding to directors and officers of the Bank amounted to $137,000 and $865,000 at December 31, 1996 and 1995, respectively. These loans were made at the then current market terms.

The activity in the allowance for loan losses is summarized as follows:


                                                                                      December 31,
                                                                             ---------------------------
                                                                               1996                1995
                                                                          ---------------     ---------------
    Balance at beginning of year......................................... $      615,000      $       574,000
    Provision for loan losses............................................        104,000               76,000
    Charge-offs..........................................................       (179,000)             (35,000)
                                                                            ------------        -------------
    Balance at end of year............................................... $      540,000      $       615,000
                                                                            ============        =============

Impaired Loans

The Bank's impaired loans totaled $800,200 and $226,300 at December 31, 1996 and 1995, respectively, and for the years then ended the average investment in impaired loans was $740,400 and $100,000, respectively. Interest income on such loans totaled $43,200 in 1996 and $11,600 in 1995 and was recognized using the cash-basis method of accounting.

The entire balance of impaired loans at December 31, 1996 and 1995, had no related allowance for loan losses.

(4)  REO

REO is summarized as follows:


                                                                                       December 31,
                                                                                ---------------------------
                                                                                1996                1995
                                                                          ---------------     ---------------

    Residential, 1-4 unit................................................ $      475,100      $       129,300
    Commercial...........................................................              -              274,000
                                                                            ------------        -------------
                                                                                 475,100              403,300

    Allowance for losses.................................................        (13,000)                   -
                                                                            ------------        -------------

    REO, net............................................................. $      462,100      $       403,300
                                                                            ============        =============


The activity in the allowance for REO is summarized as follows:

                                                                                       December 31,
                                                                                -------------------------
                                                                                1996                1995
                                                                          ---------------     ----------------
    Balance at beginning of year......................................... $            -      $        35,000
    Provision (reductions credited) for losses...........................         13,000              (25,000)
    Charge-offs, net of recovery.........................................              -              (10,000)
                                                                            ------------        -------------
    Balance at end of year............................................... $       13,000      $             -
                                                                            ============        =============


REO operations, net consisted of the following:


                                                                                        Year ended
                                                                                       December 31,
                                                                                --------------------------
                                                                                1996                1995
                                                                          ---------------     ----------------
    Operating expenses, net of operating income.......................... $       23,800      $         8,300
    Loss (gain) on sale of REO...........................................          6,400               (2,900)
    Valuation write downs................................................         16,700                9,000
    Provision (reductions credited) for losses...........................         13,000              (25,000)
                                                                            ------------        -------------
    REO operations, net.................................................. $       59,900      $       (10,600)
                                                                            ============        =============


(5)  Investment in Federal Home Loan Bank Stock

As a member of the Federal Home Loan Bank of San Francisco (FHLB), the Bank is required to maintain a specified investment in shares of FHLB stock in an amount at least equal to the greater of 1% of the aggregate principal amount of its residential mortgage loans at the end of each year or 5% of its outstanding borrowings from the Federal Home Loan Bank of San Francisco. At December 31, 1996 and 1995, the Bank owned 9,635 and 9,013 shares, respectively, of the FHLB's $100 par value capital stock in satisfaction of this requirement.

(6)  Premises and Equipment, Net

Premises and equipment are summarized as follows:

                                                                                       December 31,
                                                                                --------------------------
                                                                                1996                1995
                                                                          ---------------     ---------------
    Leasehold improvements............................................... $      717,000      $       748,500
    Building, furniture and equipment....................................      1,502,300            1,523,300
                                                                            ------------        -------------

         Total cost......................................................      2,219,300            2,271,800

    Less accumulated depreciation and amortization.......................      1,705,000            1,658,000
                                                                            ------------        -------------
    Premises and equipment, net.......................................... $      514,300      $       613,800
                                                                            ============        =============


(7)  Deposits

A comparative summary of savings accounts follows:



                                                                Weighted               December 31,
                                                                 Average             ----------------
                                                              Interest Rate       1996                1995
                                                              -------------       ----                ----
Regular passbook......................................           1.86%    $    3,245,100      $     2,998,600
Money market passbook.................................           2.19          3,043,500            3,386,800
Checking accounts.....................................           0.95          8,996,800            8,132,300
                                                                 ----       ------------        -------------
                                                                 1.39         15,285,400           14,517,700

Fixed rate certificate accounts:
    32-89 days.......................................            3.22            670,900              684,600
    90-179 days......................................            3.56          1,072,600            2,015,400
    6-11 months......................................            4.69          8,853,300           18,925,400
    12-23 months.....................................            5.33         14,393,700           18,117,700
    24-59 months.....................................            5.98          6,336,300            8,402,700
    60-89 months.....................................            6.17         14,176,100           14,931,900
    Negotiable certificates of $50,000 to $100,000...            5.38         23,636,500           14,026,800
    Negotiable certificates of $100,000 and greater..            5.86         14,057,400           10,567,200
                                                                 ----       ------------        -------------
    Total certificate accounts.......................            5.52         83,196,800           87,671,700
                                                                 ----       ------------        -------------
                                                                 4.88%    $   98,482,200      $   102,189,400
                                                                 ====       ============        =============


The weighted average interest rate on deposits was 5.23% at December 31, 1995.

(7)  Deposits (cont.)

Interest expense on deposits by type is as follows:


                                                                                        Year ended
                                                                                       December 31,
                                                                                    ------------------
                                                                                1996                  1995
                                                                          ---------------     ----------------
Regular passbook......................................................... $       54,900      $        65,700
Money market passbook....................................................         69,500               95,200
Checking accounts........................................................         84,700              105,100
Certificate accounts.....................................................      4,818,800            5,067,000
                                                                            ------------        -------------
Total interest expense on deposits....................................... $    5,027,900      $     5,333,000
                                                                            ============        =============


A summary of certificate accounts by maturity is as follows:

                                                 Year ending December 31,
                                                 ------------------------

                                            1997              $   63,789,800
                                            1998                   8,115,200
                                            1999                   6,570,000
                                            2000                   2,566,300
                                            2001                   2,147,900
                                            Thereafter                 7,600
                                                                ------------
                                                              $   83,196,800
                                                              ==============

(8)  Federal Home Loan Bank Advances

A summary of Federal Home Loan Bank advances by maturity is as follows:

                                Balance                         Interest Rate
                               12/31/96        Maturity Date      12/31/96
                               --------        -------------    -------------

                           $   1,000,000        01/06/1997          5.46%
                               2,000,000        06/01/2000          6.58%
                               1,500,000        06/01/2005          6.94%
                               1,500,000        06/01/2015          7.14%
                              ----------
                           $   6,000,000
                           =============


The collateral for the advances consists of real estate loans in the amount of $28,256,400. The Bank had $8,000,000 in FHLB advances outstanding as of December 31, 1995.

At December 31, 1996, the Bank had an unused line of credit available with the Federal Home Loan Bank of San Francisco in the amount of $21,958,700.

(9)  Income Taxes

Income taxes (benefit) consisted of the following:

                          December 31, 1996                                           December 31, 1995
                          -----------------                                           -----------------

                Current       Deferred           Total                     Current         Deferred           Total
                -------       --------           -----                     -------         --------           -----
Federal     $   144,000   $   (124,300)     $    19,700     Federal   $    278,100    $    (228,300)   $     49,800
State            67,500        (72,200)          (4,700)    State           89,100          (69,800)         19,300
               --------      ---------         --------                  ---------       ----------        --------
            $   211,500   $   (196,500)     $    15,000               $    367,200    $    (298,100)   $     69,100
               ========      =========         ========                  =========       ==========        ========


Income taxes differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income as a result of the following:


                                                                           December 31,
                                                                           ------------

                                                             1996         %               1995          %
                                                             ----         -               ----          -
Federal income taxes at statutory rate...............  $    12,300       34        $     56,400        34
California franchise tax, net of Federal
  tax benefit........................................        2,700        7              12,700         8
Change in California franchise tax rate,
  net of Federal tax benefit.........................       (5,800)     (18)                  -         -
Other, net...........................................        5,800       18                   -         -
                                                          --------      ---           ---------       ---
                                                       $    15,000       41        $     69,100        42
                                                          ========      ===           =========       ===


Until passage of legislation in 1996, savings and loan associations that met certain definitional tests as prescribed by the Internal Revenue Code ("Code") were allowed a bad debt deduction, when computing federal income taxes, equivalent to 8% of taxable income, subject to a minimum tax for preference items. Alternatively, a deduction based upon actual experience losses of the Bank could be taken if it resulted in a greater deduction. Both houses of Congress passed legislation in 1996 that repealed the tax rules formerly applicable to bad debt reserves of thrift institutions for taxable years beginning after December 31, 1995. Pursuant to the legislation, the Bank was required to change its tax method of accounting for bad debts from the reserve method formerly permitted to the "specific charge-off" method under which tax deductions are permissible for bad debts only as and to the extent that the loans become wholly or partially worthless. At December 31, 1996, the Bank had a $71,900 tax bad debt reserve that was accumulated using the provisions of the tax law prior to the 1996 changes that is subject to recapture in whole or in part in future years upon the occurrence of certain events, such as a distribution to shareholders in excess of the Bank's current and accumulated earnings and profits, a redemption of shares, or upon a partial or complete liquidation of the Bank.

At December 31, 1996 and 1995, the Bank had current income taxes receivable of $364,600 and $231,100, respectively.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred liabilities at December 31, 1996 and 1995 (certain amounts for 1995 have been reclassified to reflect 1995 tax returns as filed) are presented below:

                                                                      December 31,
                                                                      ------------

                                                            1996                      1995
                                                            ----                      ----
          Assets:
              Loan loss allowances...............    $     190,200             $     195,500
              California franchise taxes.........           22,900                    12,900
              REO deferred gain..................           15,400                    10,200
                                                        ----------                ----------
                  Total..........................          228,500                   218,600

          Liabilities:
              Loan fees..........................          904,800                 1,103,000
              FHLB stock dividends...............          194,800                   174,000
              Depreciation.......................           15,800                    25,000
                                                        ----------                ----------
                  Total..........................        1,115,400                 1,302,000

              Net deferred tax liability.........    $     886,900             $   1,083,400
                                                        ==========                ==========

              Federal............................          643,400                   767,700
              State..............................          243,500                   315,700
                                                        ----------                ----------
                  Total..........................    $     886,900             $   1,083,400
                                                        ==========                ==========


(10)  Stockholders' Equity and Regulatory Capital

Capital Requirements

The Bank is subject to the Financial Institutions Reform Recovery and Enforcement Act of 1989 (FIRREA) and the capital regulations of the Office of Thrift Supervision (OTS) promulgated thereunder. The regulations require institutions to have a minimum regulatory tangible capital equal to 1.5% of total assets, a minimum 3.0% leverage (core) capital ratio and an 8.0% risk-based capital ratio as of December 31, 1996.

At December 31, 1996, the Bank was "well capitalized" under the prompt corrective action ("PCA") regulations adopted by the OTS pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). To be categorized as "well capitalized" the Bank must maintain minimum core capital, Tier 1 risk-based capital, and risk-based capital ratios as set forth in the table below.

The following table presents the Bank's regulatory capital position under both FIRREA and FDICIA at December 31, 1996:

                                                                              Tier 1
                                                   Tangible      Core       Risk-based  Risk-based
                                                    Capital     Capital       Capital     Capital
                                                   --------     -------     ----------  ----------
                                                               (Dollars in thousands)

Actual capital
   Amount...................................      $  6,361     $  6,361      $ 6,361      $ 6,901
   Ratio....................................         5.69%        5.69%       10.00%       10.84%
Minimum required capital (FIRREA):
   Amount...................................      $  1,677     $  3,355          N/A      $ 5,090
   Ratio....................................         1.50%        3.00%          N/A        8.00%
PCA "well capitalized" capital:
   Amount...................................           N/A     $  5,592      $ 3,818      $ 6,363
   Ratio....................................           N/A        5.00%        6.00%       10.00%


The Bank's capital amounts and classification are subject to review by federal regulators about components, risk-weighting and other factors. There are no conditions or events since December 31, 1996 that management believes have changed the institution's category.

The payment of dividends by the Bank is subject to regulation by the OTS. The OTS has promulgated a regulation that measures a savings institution's ability to make capital distributions which include the payment of dividends, according to the institution's capital position. The rule establishes "safe harbor" amounts of capital distributions that institutions make after providing notice to the OTS, but without needing prior approval. Institutions can distribute amounts in excess of the safe harbor only with the prior approval of the OTS. The OTS has proposed a new regulation that would amend the existing regulations to permit capital distributions without prior notice to the OTS provided that, following the distribution, the institution would remain at least adequately capitalized. The OTS retains the authority to prohibit any capital distribution otherwise authorized under the regulation if the OTS determines that distributions would constitute an unsafe and unsound practice.

The following is a reconciliation between GAAP capital and FIRREA regulatory capital at December 31, 1996:

                                                          Tangible                 Core               Risk-based
                                                           Capital                Capital               Capital
                                                          --------                -------             ----------
Total stockholders' equity.......................         $ 6,360,500            $ 6,360,500          $ 6,360,500
General loan valuation allowance.................              --                     --                  540,000
                                                          ------------           ------------         ----------

Regulatory capital reported to the OTS...........           6,360,500              6,360,500            6,900,500
Minimum regulatory capital requirement...........           1,677,000              3,355,000            5,090,000
                                                             ---------              ---------           ---------
Excess regulatory capital........................         $ 4,683,500            $ 3,005,500          $ 1,810,500
                                                            =========              =========            =========


(11)  Stock Option Plan

During 1990, the Bank established the 1990 Stock Option Plan (Plan), which is administered by a committee appointed by the Board of Directors.

The Plan provides for the granting of options to purchase shares of common stock at an option price per share equal to the appraised value of the stock adjusted for the minority interest. The number of shares to be authorized for issuance under the Plan is 98,394 shares. In general, options may be granted for a period of up to five years at any time before the expiration of the Plan. The recipients' right to exercise the options would vest at a rate of 25% per year, beginning on the first anniversary date of the date of grant.

A summary of the status of the Bank's fixed stock option plan as of December 31, 1996 and 1995 and changes during the years ended on those dates is presented below:


                                                            1996                              1995
                                               ------------------------------       -------------------------

                                                               Weighted-Average               Weighted-Average
                                                                 Exercise                         Exercise
                Fixed Options                      Shares          Price              Shares        Price
                -------------                      ------         -------             ------       -------
Outstanding at beginning of year...........         10,250         $  9.48           53,423        $  8.40
Granted....................................         72,487            9.62               --             --
Exercised..................................             --              --              825           8.08
Forfeited..................................          4,450            9.00           42,348           8.15
                                                    ------                           ------
Outstanding at end of year.................         78,287         $  9.63           10,250        $  9.48
                                                    ======                           ======



The following table summarizes information about fixed stock options outstanding at December 31, 1996:

                                          Options Outstanding                        Options Exercisable
                                          -------------------                        -------------------
                     Number         Weighted-Avg.                                 Number
Exercise           Outstanding         Remaining         Weighted-Avg.          Exercisable      Weighted-Avg.
Prices            at 12/31/96     Contractual Life     Exercise Price          at 12/31/96     Exercise Price
--------          -----------     ----------------     --------------          -----------     --------------
    $ 9.42              2,250             0.96                $ 9.42                  2,250            $ 9.42
     10.11              3,650             1.97                 10.11                  2,737             10.11
      9.62             42,898             4.15                  9.62                     --                --
      9.62             18,289             4.89                  9.62                     --                --
      9.62             11,200             4.97                  9.62                     --                --
                       ------
                       78,287             4.25                $ 9.63                  4,987            $ 9.80
                       ======                                                         =====

The per share weighted average fair value of stock options granted during 1996 was $3.27 on the date of grant assuming a weighted average risk-free interest rate of 5.69% and an expected life of 5 years.

The Bank applies APB Opinion No. 25 in accounting for its Plan, and accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Bank determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Bank's net earnings and earnings per share for 1996 would have been reduced to $11,900 and $.02, respectively. Net earnings for 1995 would not have been affected as there were no options granted in 1995.

Pro forma net earnings reflects only options granted in 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net earnings presented, because

 (11)  Stock Option Plan (Cont.)


compensation cost is reflected over the options' vesting period of five years and compensation cost for options granted prior to January 1, 1995 is not considered.


(12)  Employees' Savings and Stock Bonus Plan

Effective January 1, 1994, the Bank established the Del Amo Savings Bank, FSB Employees' Savings and Stock Bonus Plan (the Plan) for the exclusive benefit of the employees of the Bank. The Plan is a defined contribution stock bonus plan with a 401k salary deferral feature under which employer matching contributions, at the discretion of the Bank, can be made in cash or Bank stock. The employees vest in the Bank's contributions at a rate of 20% per year of service and are 100% vested at death, disability or normal retirement age as defined by the Plan. The Plan is available to all employees over 21 years of age with at least six months of service in a plan year. Employee contributions are voluntary as employees may elect to defer from one to fifteen percent of compensation as defined by the Plan. The Bank made stock contributions of $6,300 and $14,700 to the Plan in 1996 and 1995, respectively, which have been recorded as salaries and employee benefits in the statement of earnings.


(13)  Commitments

The Bank operates from leased premises under operating lease agreements expiring at various dates through 2008. Rent expense for the years ended December 31, 1996 and 1995 was $282,700 and $277,300 respectively. The following is a schedule by years of future minimum rental payments:

                           1997              $     284,100
                           1998                    263,000
                           1999                    157,100
                           2000                    157,100
                           2001                    157,100
                           Thereafter              477,400
                                                 ---------
                                             $   1,495,800
                                             =============


(14)  Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107 ("SFAS No. 107"), "Disclosures About Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, regardless of whether recognized in the financial statements of the reporting entity. For purposes of determining fair value, SFAS No. 107 provides that the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. All of the fair values presented have been made under this definition of fair value.

It is management's belief that the fair values presented below are accurate based on the valuation techniques and data available to the Bank as of December 31, 1996, as more fully described below. It should be noted that the operations of the Bank are managed from a going concern basis and not a liquidation basis. As a result, the ultimate value of the financial instruments presented could be substantially different when actually recognized over time through the normal course of operations. Additionally, a substantial portion of the Bank's inherent value is its franchise value. Neither of these components have been given consideration in the presentation of fair values below.

The following table presents fair value information for financial instruments shown in the Bank's Statements of Financial Condition. The Bank does not know whether the fair values shown below represent values at which the respective financial instruments could be sold.

                                                     December 31, 1996                   December 31, 1995
                                                     -----------------                   -----------------
                                                  Carrying       Estimated Fair      Carrying       Estimated Fair
                                                    Value            Value             Value            Value
                                               ---------------   ---------------  ---------------   ---------------
Cash and cash equivalents...................   $     6,137,400   $     6,137,400  $     2,120,900   $     2,120,900
Certificates of deposit.....................           600,000           600,000        1,598,000         1,598,000
Loans held for sale.........................         3,703,700         3,727,000        4,818,000         4,867,000
Loans held for investment...................        98,451,800        99,397,000      106,357,400       108,095,000
Fixed-term certificate of deposit accounts..        83,196,800        82,984,000       87,671,700        88,171,000
Non-term deposit accounts...................        15,285,400        15,285,400       14,517,700        14,517,700
FHLB advances...............................         6,000,000         5,951,000        8,000,000         8,263,000
Commitments to sell loans...................                --            23,300               --            49,000

Fair value estimates are based on the following methods and assumptions, some of which are subjective in nature. Changes in assumptions could significantly affect the estimates.

Cash

The carrying amounts reported in the Statements of Financial Condition for this item approximate fair value.

Certificates of Deposit

The carrying amounts reported in the Statements of Financial Condition for this item approximate fair value.

Loans Receivable

The portfolio is segregated into those loans with adjustable rates of interest and those with fixed rates of interest. Fair values for loans held for sale are based on quotes obtained from individual brokers. Fair values for loans held for investment are based on discounting future cash flows by the current rate offered for such loans with similar remaining maturities and credit risk. The amounts so determined for each loan category are reduced by the Bank's allowance for loan losses which thereby takes into consideration changes in credit risk.

Deposits

The fair value of deposits with no stated term such as regular passbook accounts, money market accounts and checking accounts, approximates the carrying amounts reported in the Statements of Financial Conditions. The fair value of deposits with a stated maturity such as certificates of deposit is based on discounting future cash flows by the current rate offered for such deposits with similar remaining maturities.

FHLB Advances

For short term advances, fair value approximates carrying value. The fair value of long term advances is based on their interest rate characteristics. For variable rate borrowings, fair value is based on carrying values. For fixed rate borrowings, fair value is based on discounting future contractual cash flows by the current interest rate paid on such borrowings with similar remaining maturities.

Commitments to Sell Loans

The fair market value of commitments to sell loans is based on rates for similar transactions as of the reporting date.

                            DEL AMO SAVINGS BANK, FSB
                   Unaudited Statements of Financial Condition


                                                                           September 30,            December 31,
                                                                                1997                    1996
                                                                           -------------            -------------
Assets

Cash and cash equivalents..........................................      $     4,130,700         $     6,137,400
Certificates of deposit............................................            3,100,000                 600,000
Loans receivable held for sale at the lower of cost or fair value..            5,460,400               3,703,700
Loans receivable held for investment, net..........................           98,027,900              98,451,800
Real estate owned, net (REO).......................................              408,800                 462,100
Accrued interest receivable........................................              634,700                 559,500
Investment in Federal Home Loan Bank stock, at cost................              897,200                 963,500
Premises and equipment, net........................................              496,100                 514,300
Income taxes receivable............................................                                      364,600
Prepaid expenses and other assets..................................              173,100                  77,800
                                                                           -------------         ---------------
                                                                         $   113,328,900         $   111,834,700
                                                                           =============           =============
Liabilities and Stockholders' Equity

Deposits...........................................................          100,369,600              98,482,200
FHLB advances......................................................            5,000,000               6,000,000
Income taxes payable...............................................               77,600                       -
Deferred income taxes..............................................              886,900                 886,900
Accrued interest payable and accrued expenses......................              136,100                  12,900
Advance payments by borrowers for taxes and insurance..............              156,500                  92,200
                                                                           -------------           -------------
                                                                             106,626,700             105,474,200
                                                                           -------------           -------------


Stockholders' Equity

Common stock of $2.50 par value.  Authorized 800,000 shares;
  issued and outstanding 533,096 and 533,163 at September 30, 1997
  and December 31, 1996, respectively..............................            1,332,900               1,332,900
Additional paid-in capital.........................................            1,425,000               1,424,900
Retained earnings (subject to restrictions)........................            3,944,300               3,602,700
                                                                           -------------           -------------
                                                                               6,702,200               6,360,500
                                                                           -------------           -------------
                                                                         $   113,328,900         $   111,834,700
                                                                           =============           =============



See accompanying notes to financial statements.

                            DEL AMO SAVINGS BANK, FSB
                        Unaudited Statements of Earnings


                                                                                    Nine months ended
                                                                                       September 30,
                                                                                   ---------------------
                                                                                 1997                1996
                                                                           --------------        -------------

Interest Income:
  Interest on loans................................................        $   5,915,400         $   6,421,200
  Interest on investments..........................................              428,000               218,500
                                                                             -----------           -----------
                                                                               6,343,400             6,639,700
Interest Expense:
  Interest on deposits.............................................            3,621,300             3,815,600
  Interest on FHLB borrowings......................................              257,900               393,600
                                                                           -------------           -----------
                                                                               3,879,200             4,209,200

       Net interest income.........................................            2,464,200             2,430,500
Provision for loan losses..........................................               90,000                74,000
                                                                             -----------           -----------

       Net interest income after provision for loan losses.........            2,374,200             2,356,500
                                                                             -----------           -----------

Other income:
  Loan and other fees..............................................               96,400                86,600
  Loan servicing fees..............................................               15,900                17,600
  Gain on sale of loans held for sale..............................              341,900               575,500
  Other............................................................               22,300                16,300
                                                                             -----------           -----------
                                                                                 476,500               696,000
                                                                             -----------           -----------
Other expenses:
  Salaries and employee benefits...................................            1,135,400            1,235,200
  SAIF recapitalization assessment.................................                    -              673,400
  Premises and occupancy expense...................................              370,200              372,300
  SAIF insurance premiums..........................................               70,000              214,600
  Professional services............................................               99,700              102,600
  Data processing..................................................               89,400              114,700
  Advertising and promotion........................................               82,700              115,400
  REO operations, net..............................................               12,200               45,600
  Other general and administrative.................................              400,500              326,100
                                                                             -----------           ----------
 ..                                                                             2,260,100            3,199,900
                                                                             -----------           ----------

     Earnings (loss) before income taxes (benefit).................              590,600             (147,400)

Income taxes (benefit).............................................              249,000              (61,300)
                                                                             -----------           -----------

     Net earnings (loss)...........................................    $         341,600         $    (86,100)
                                                                             ===========           ===========

Earnings (loss) per share..........................................    $            0.64         $      (0.16)
                                                                             ===========           ===========

See accompanying notes to financial statements.

                            DEL AMO SAVINGS BANK, FSB
                       Unaudited Statements of Cash Flows

                                                                                          Nine Months ended
                                                                                            September 30,
                                                                                       -----------------------

Cash flows from operating activities:                                                  1997              1996
                                                                                       ----              ----

    Net earnings (loss).......................................................... $     341,600    $     (86,100)
                                                                                   ------------     -------------

    Adjustments to reconcile net earnings (loss) to net cash used by operating activities
       Depreciation..............................................................        78,700           94,700
       Provision for loan losses.................................................        90,000           74,000
       Provision for losses on REO...............................................             -           13,000
       Loans originated and held for sale........................................   (50,897,900)     (77,327,700)
       Proceeds from sale of loans held for sale.................................    49,483,100       74,338,500
       Amortization of deferred loan fees........................................       (19,500)         (33,100)
       Net loss on sale of REO...................................................         2,000            8,000
       Gain on sale of loans held for sale.......................................      (341,900)        (575,500)
       Federal Home Loan Bank Stock dividend received............................       (44,400)         (38,800)
       (Increase) decrease in accrued interest receivable........................       (75,200)          66,000
       Increase in prepaid expenses and other assets.............................       (95,300)        (206,800)
       Increase in accrued interest payable and accrued expenses.................       123,300          616,900
       Increase in advance payments by borrowers for taxes and insurance.........        64,300           78,600
       Increase in income taxes payable..........................................        77,600                -
       Provision for deferred income taxes.......................................             -         (406,300)
       Decrease in income taxes receivable.......................................       364,600                -
       Stock issued to 401KSOP plan..............................................             -            6,600
                                                                                  -------------    -------------
          Total adjustments......................................................    (1,190,600)      (3,291,900)
                                                                                  --------------   --------------

          Net cash used by operating activities..................................      (849,000)      (3,378,000)
                                                                                  --------------   --------------


Cash flows from investing activities:

    Increase in certificates of deposit..........................................    (2,500,000)        (102,000)
    Proceeds from sale of REO....................................................       462,300          174,700
    Loans originated.............................................................    (7,529,100)      (4,029,900)
    Principal payments on loans..................................................     7,471,500        8,589,900
    Redemption (purchase) of Federal Home Loan Bank stock........................       110,700           (8,400)
    Investment in premises and equipment.........................................       (60,500)         (13,300)
                                                                                  --------------   --------------
          Net cash (used) provided by investing activities.......................    (2,045,100)       4,611,000
                                                                                  --------------   -------------

Cash flow from financing activities:

    Increase in demand deposits and savings accounts.............................     8,957,600        1,346,000
    Proceeds from issuance of certificates of deposit............................    10,907,000        3,964,400
    Payments on maturing certificates of deposit.................................   (17,977,200)      (7,948,700)
    (Payments) proceeds from FHLB advances.......................................    (1,000,000)         500,000
                                                                                  --------------   ---------------
          Net cash provided (used) by financing activities.......................       887,400       (2,138,300)
                                                                                  --------------   ---------------


          Net decrease in cash and cash equivalents..............................    (2,006,700)        (905,300)
          Cash and cash equivalents at beginning of period.......................     6,137,400        2,120,900
                                                                                  ----------------   ------------

          Cash and cash equivalents at end of period............................. $   4,130,700       $ 1,215,600
                                                                                  ================    ===========


Supplemental disclosures of cash flow information:

    Interest paid (including interest credited) during the year.................  $   3,858,200       $ 4,204,200
    Cash paid during the year for income taxes...................................        50,000           260,000
                                                                                  =============     =============

See accompanying notes to financial statements.

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

                               September 30, 1997


NOTE A- BASIS OF PRESENTATION


The financial statements include adjustments which, in the opinion of management, are necessary for a fair presentation of the results of operation and financial condition for each of the periods presented. Such adjustments are of a normal recurring nature. The results of operations for the nine months ended September 30, 1997, are not necessarily indicative of the results of operations that can be expected for the year ending December 31, 1997. The Bank's accounting and reporting policies conform with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Such policies require management to make estimates and develop assumptions that affect the amounts reported in the financial statements and related footnotes. Actual results could differ from management's estimates. For further information, refer to the financial statements and footnotes thereto included in the Del Amo Savings annual report for the year ended December 31, 1996.


NOTE B - PENDING ACQUISITION

On November 20, 1997, City Holding Company ("City Holding"), and the Bank jointly announced the signing of a definitive agreement for City Holding to acquire the Bank. Under the terms of the agreement, the Bank's stockholders will receive in a tax-free exchange, a fixed number of shares of City Holding Common Stock based on the Exchange Ratio, as described in the agreement. The acquisition is contingent upon regulatory and stockholders' approval, and is expected to be completed in the first quarter of 1998.


NOTE C - NEW ACCOUNTING PRONOUNCEMENTS

On January 1, 1997, the Bank adopted Statement of Financial Accounting Standards
(SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which requires that an entity recognize the financial and servicing assets it controls and the liabilities it has incurred and derecognize financial assets when control has been surrendered in accordance with the criteria provided in the Statement. The adoption of SFAS No. 125 did not have a material impact on the Bank's financial position or results of operations during 1997.

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 128, "Earnings per Share", (SFAS No. 128) which establishes new standards for computing and presenting earnings per share. SFAS No. 128 is effective for all financial statements issued subsequent to December 15, 1997. The basic and diluted earnings per share computed under SFAS No. 128 are not anticipated to be materially different from earnings per common share presented herein.

Also, during 1997, the Financial Accounting Standards Board issued several other new accounting pronouncements which will become effective in 1998. These pronouncements include SFAS No. 129, "Disclosure of Information about Capital Structure"; SFAS No. 130, "Reporting Comprehensive Income"; and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". The Bank is in the process of fully evaluating these new pronouncements and expects to adopt them in 1998 in accordance with the requirements. Such adoption is not expected to have a significant impact on the financial position or results of operations of the Bank.

                            DEL AMO SAVINGS BANK, FSB
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

The Bank was incorporated on May 31, 1977 as "Commonwealth Savings and Loan Association", a California-chartered savings and loan association with accounts insured by the Federal Savings and Loan Insurance Corporation. On December 1, 1982, the Bank's name was changed to "Del Amo Savings and Loan Association" and on March 13, 1989 the name was again changed, this time to "Del Amo Savings Bank". On May 22, 1990, the Bank completed the conversion of its charter from a California savings and loan association to that of a Federal savings bank, with the resultant adoption of its current name, "Del Amo Savings Bank, FSB".

The Bank's operating results are dependent primarily on net interest income, the difference between interest income earned on loans and federal funds sold, and the Bank's cost of funds (interest paid to its depositors and on borrowed funds). Operating results are also affected by the provision for loan losses and noninterest income and expense items. Noninterest expenses principally consist of employee salaries and benefits, occupancy and equipment expenses, federal deposit insurance premiums and other administrative expenses. Factors that significantly impact operating results include general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Average Balance Sheet

The following tables set forth certain information relating to the Bank's average balance sheets for the nine months ended September 30, 1997 and 1996, and for the years ended December 31, 1996 and 1995. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown except where noted otherwise. Average balances are derived from average daily balances.
The yields and costs include fees, which are considered adjustments to yields.


                                               For the Nine Months Ended September 30,
                                               ---------------------------------------
                                             1997                           1996
                                 -----------------------------    -----------------------------
                                                       Average                         Average
                                 Average               Yield/     Average              Yield/
                                 Balance   Interest     Cost      Balance   Interest    Cost
                                 -------   --------    -------    -------   --------   -------
                                                    (Dollars in thousands)
Assets
   Interest-earning assets:
     Interest-earning deposits  $ 2,940   $    140     6.35%    $  2,082  $      87     5.57%
     Federal Funds sold and other
       short-term investments     6,264        244     5.19%       2,320         93     5.34%
     Loans receivable(3)        101,067      5,915     7.80%     110,011      6,421     7.78%
     FHLB Stock                     932         44     6.29%         930         39     5.59%
                              ---------   --------              --------  ---------
    Total interest-earning
        assets                  111,203  $   6,343      7.61%    115,343   $  6,640     7.68%
                                         =========                         ========

   Noninterest-earning assets     1,648                             1,910
                                -------                          --------

     Total Assets             $ 112,851                          $117,253
                              =========                          ========

Liabilities and Retained Earnings
   Interest-bearing liabilities
     Money market deposits    $   9,478   $    229     3.22%    $  4,739   $     74     2.08%
     Passbook deposits            3,389         46     1.81%       3,239         44     1.81%
     NOW and other demand
      deposits                    8,071         61     1.01%       7,206         36     0.67%
     Certificate accounts        79,028      3,285     5.54%      85,884      3,662     5.69%
                               ---------  --------    ------      ------     ------   --------

   Total deposits                99,966      3,621     4.83%     101,068      3,816     5.03%
     FHLB advances                5,036        258     6.83%       8,450        393     6.20%
                              ---------   --------              --------  ---------

     Total interest-bearing
       liabilities              105,002   $  3,879     4.93%     109,518  $   4,209     5.12%
                                         ---------  =========              ---------  ========

   Noninterest-bearing
       liabilities                1,331                            1,296
   Stockholders' equity           6,518                            6,439
                              ---------                         --------

     Total liabilities and
       stockholders' equity    $112,851                        $ 117,253
                               ========                        =========


   Net interest income                    $  2,464                        $   2,431

   Net interest rate spread(1)                         2.68%                             2.55%

   Net interest margin(2)                              2.95%                             2.81%

   Ratio of interest-earning
     assets to interest-bearing liabilities          105.91%                           105.32%




                                               For the  Year Ended December 31,
                                               --------------------------------
                                             1996                            1995
                                 -----------------------------    ----------------------------
                                                       Average                         Average
                                 Average               Yield/     Average              Yield/
                                 Balance   Interest     Cost      Balance   Interest    Cost
                                 -------   --------    -------    -------   --------   -------
                                                    (Dollars in thousands)
Assets
   Interest-earning assets:
     Interest-earning deposits $  2,033   $    110     5.41%    $  2,259  $     146     6.46%
     Federal Funds sold and other
       short-term investments     2,654        142     5.35%       1,713        101     5.90%
     Loans receivable(3)        108,427      8,508     7.85%     109,052      8,370     7.68%
     FHLB Stock                     939         54     5.75%         869         44     5.06%
                              ---------   --------              --------  ---------
     Total interest-earning
       assets                   114,053   $  8,814     7.73%     113,893    $ 8,661     7.60%
                                          =========                        ========

   Noninterest-earning assets     2,583                            2,726
                              ---------                          -------

     Total Assets             $ 116,636                         $116,619
                              =========                         ========

Liabilities and Retained Earnings
   Interest-bearing liabilities
     Money market deposits    $   4,732   $     70     1.48%    $  3,941  $      95      2.41%
     Passbook deposits            3,248         55     1.69%       3,094         66      2.13%
     NOW and other demand
       deposits                   7,272         85     1.17%       8,205        105      1.28%
     Certificate accounts        85,207      4,818     5.65%      88,241      5,067      5.74%
                              ---------   --------              --------  ---------

   Total deposits               100,459      5,028     5.01%     103,481      5,333      5.15%
     FHLB advances                8,400        535     6.37%       5,875        377      6.42%
                              ---------   --------              --------  ---------

     Total interest-bearing
        liabilities             108,859   $  5,563     5.11%     109,356    $ 5,710      5.22%
                              ---------   =========            ---------   ========

   Noninterest-bearing
        liabilities               1,365                              973
   Stockholders' equity           6,412                            6,290
                              ---------                        ---------
   Total liabilities and
      stockholders'          $  116,636                       $  116,619
                             ==========                       ==========
       equity
   Net interest income                     $  3,251                        $  2,951

   Net interest rate spread(1)                          2.62%                            2.38%

   Net interest margin(2)                               2.85%                            2.59%

   Ratio of interest-earning
     assets to interest-bearing liabilities           104.77%                          104.15%

---------------------
(1) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2) Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) Amount is net of deferred loan fees, loan discounts, loans in process and loan loss allowances, and includes loans held for sale and nonaccrual loans.

(4) Certificate accounts greater than $100,000 amounted to $10,320,000 as of September 30, 1997.

Rate/Volume Analysis

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expenses during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.




                                        Nine months ended                                        Year ended
                                          September 30,                                         December 31,
                                          1997 vs. 1996                                        1996 vs. 1995
                                       Increase (Decrease)                                  Increase (Decrease)
                                        Due to Change In:                                    Due to Change In:
                          -----------------------------------------------    ---------------------------------------------------
                               Volume           Rate          Total                Volume             Rate           Total
                          ----------------- ------------- ---------------    -------------------- ------------- ----------------
                                      (Dollars in thousands)                               (Dollars in thousands)
                          -----------------------------------------------    ---------------------------------------------------
INTEREST INCOME FROM:
Interest-earning          $         40      $        13     $        53      $         (14)       $     (22)     $       (36)
deposits
Federal   funds  sold  &
     other short                   156               (4)            152                 51              (10)              41
     term investments
Loans receivable, net             (535)              29            (506)               (48)             186              138
FHLB stock                           0                5               5                  4                6               10
                          ---- ------------ ---- ---------- --- ---------    ----- -------------- -- ----------- --- -----------
Total   interest-earning          (339)              43            (296)                (7)             160              153
assets

INTEREST EXPENSE ON:
Money market deposits              100               55             155                 17              (42)             (25)
Passbook deposits                    2                -               2                  3              (14)             (11)
NOW  and  other   demand             5               20              25                (11)              (9)             (20)
deposits
Certificate accounts              (287)             (90)           (377)              (172)             (77)            (249)
FHLB advances                     (193)              58            (135)               161               (3)             158
                          ---- ------------ ---- ---------- --- ---------    ----- -------------- -- ----------- --- -----------
Total   interest-bearing
liabilities                       (373)              43            (330)                (2)            (145)            (147)
                          ---- ------------ ---- ---------- --- ---------    ----- -------------- -- ----------- --- -----------

CHANGE IN NET INTEREST
INCOME                    $         34      $         -     $        34      $          (5)       $     305      $       300
                          ==== ============ ==== ========== === =========    ===== ============== == =========== === ===========

Investment Portfolio

At September 30, 1997, December 31, 1996 and 1995, respectively, investment securities amounted to $3,100,000, $600,000 and $1,598,000. At each of these dates, the entire investment securities portfolio was comprised of certificates of deposit. All of the certificates of deposit for all periods presented had maximum terms of one year. The weighted average yields on investment securities were 5.80%, 5.50% and 5.72% as of September 30, 1997, December 31, 1996 and December 31, 1995, respectively.

Loan Portfolio

The composition of the Bank's loan portfolio is presented in the following table:

                                                 September 30         December 31      December 31
                                                     1997                1996             1995
                                                     ----                ----             ----
Conventional loans secured by deeds of trust

  Residential, 1-4 units..................       $  71,189,000      $  72,855,600   $  76,258,200
  Residential, 5+ units...................          10,657,500         10,221,200      11,038,600
  Commercial and industrial...............          15,962,400         15,307,100      19,115,500
  Land....................................              77,000             77,600         203,400
  Home improvement........................             268,100            274,300         294,600
                                                      --------           --------        --------
       Total loans secured by real estate.          98,154,000         98,735,800     106,910,300

  Loans on savings accounts...............             555,600            356,100         194,700

Less:
  Deferred loan fees......................              56,400             75,700         107,900
  Deferred gain on sale of REO............              24,200             24,400          24,700
  Allowance for loan losses...............             601,100            540,000         615,000
                                                      --------           --------        --------

Loans receivable held for investment, net.        $ 98,027,900        $98,451,800    $106,357,400
                                                  ============        ===========    ============

Loans receivable held for sale (1)........         $ 5,460,400        $ 3,703,700     $ 4,818,000
                                                   ===========        ===========     ===========

(1) Loans receivable held for sale were collateralized by residential, 1-4 unit properties for all periods presented.

Comparison of Operating Results for the Nine Months Ended September 30, 1997 and September 30, 1996

General

The Bank reported net earnings of $341,600 or $0.64 per share for the nine months ended September 30, 1997 compared to a net loss of $86,100 or $0.16 per share for the nine months ended September 30, 1996. This increase of $427,700 or 496.74%, for the nine months ended September 30, 1997 was primarily due to the one-time SAIF recapitalization assessment of $673,400 paid in 1996, offset by the decrease in the gain on sale of loans held for sale of $233,600.

Interest Income

Interest income was $6,343,400 and $6,639,700 for the nine months ended September 30, 1997 and 1996 respectively. The $296,300 decrease in interest income for the nine months ended September 30, 1997 compared to 1996 resulted from a decrease in the average balance of interest-earning assets of $4,140,000 and a decrease in the average yield on interest-earning assets of .07% to 7.61%. The decrease in the average yield on interest-earning assets is primarily due to a decrease in the average yield on interest-earning deposits and federal funds sold.

Interest Expense

Interest expense was $3,879,200 and $4,209,200 for the nine months ended September 30, 1997 and 1996 respectively. The $330,000 decrease in interest expense for the nine months ended September 30, 1997 compared to 1996 resulted from a decrease in the average balance of interest-bearing liabilities of $4,516,000 and a decrease in the average cost of interest-bearing liabilities of
 .19%. The decrease in the average cost of interest-bearing liabilities is primarily due to a decrease in the average cost on certificate accounts.

Net Interest Income Before Provision for Loan Losses

Net interest income before provision for loan losses was $2,464,200 and $2,430,500 for the nine months ended September 30, 1997 and 1996 respectively. The results were comparable for the period.

Provision for Loan Losses

During the nine months ended September 30, 1997 and 1996, the Bank recorded provisions for loan losses of $90,000 and $74,000, respectively. The increase of $16,000, or 21.62%, in the provision for loan losses is due primarily to the continued declines in the real estate values for loans secured by multifamily loans and originated prior to 1990. Although management considers the level of allowance for loan losses as of September 30, 1997 to be adequate, there can be no assurance that the Bank will not have to establish additional loss provisions in the future.

Other Income

The following table summarizes other income for the nine months ended September 30,:


                                                                1997                         1996
                                                                ----                         ----

         Loan and other fees                                   $  112,300                  $  104,200
         Gain on sale of loans held for sale                      341,900                     575,500
         Other income                                              22,300                      16,300
                                                                ---------                   ---------
           Total other income                                  $  476,500                  $  696,000
                                                               ==========                  ==========

Other income decreased by $219,500, or 31,54%, to $476,500 for the nine months ended September 30, 1997 as compared to 1996. The decrease was primarily attributable to a decrease in the gain on sale of loans held for sale due to changes in market conditions.



Other Expense

The following table summarizes other expense for nine months ended September
30,:


                                                                1997                         1996
                                                                ----                         ----
         Salaries and employee benefits                       $ 1,135,400                 $ 1,235,200
         SAIF recapitalization assessment                              --                     673,400
         SAIF insurance premiums                                   70,000                     214,600
         Premises and occupancy expense                           370,200                     372,300
         Other expenses                                           684,500                     704,400
                                                              -----------                 -----------
           Total other expense                                 $2,260,100                  $3,199,900
                                                               ==========                  ==========

Other expense decreased $939,800, or 29.37%, to $2,260,100 for the nine months ended September 30, 1997 as compared to 1996. The decrease is primarily due to a one-time SAIF recapitalization assessment of $673,400 paid in 1996, a decrease in annual SAIF insurance premiums of $144,600, and a decrease in salaries and employee benefits of $99,800, attributable to fewer mortgage banking employees.

Income Taxes

Income taxes increased by $310,300 from a tax benefit of $61,300 for the nine months ended September 30, 1996 to income taxes of $249,000 for the nine months ended September 30, 1997. The effective tax rate was 42% for both periods.

Comparison of Financial Condition at September 30, 1997 and December 31, 1996

Total assets at September 30, 1997 were $113.3 million compared to $111.8 million at December 1, 1996, an increase of $1.5 million, or 1.34%. The increase primarily resulted from increase in loans held for sale of $1.8 million funded by an increase in deposits of $1.9 million.

The increase of $1.8 million, or 48.65%, in loans held for sale to $5.5 million at September 30, 1997 was primarily due to the timing of cash receipts from purchasers of loans. All loans held for sale were sold servicing released.

The decrease in FHLB advances of $1.0 million, or 16.67%, to $5 million at September 30, 1997, reflects the Bank's liquidity at that point in time.

Comparison of Operating Results for Twelve Months Ended December 31, 1996 and December 31, 1995

General

The Bank reported net earnings of $21,200 or $0.04 per share for the year ended December 31, 1996, compared to net earnings of $96,800 or $0.18 per share for the year ended December 31, 1995. The decrease in earnings was due primarily to the one-time SAIF recapitalization assessment of $673,400 paid in 1996, offset by an increase in net interest income of $300,300, and an increase in the gain on sale of loans held for sale of $609,500.



Interest Income

Interest income was $8,814,300 and $8,661,200 for the years ended December 31, 1996 and 1995 respectively. The $153,100 increase in interest income in 1996 compared to 1995 resulted from an increase in the average yield on interest-earning assets of 0.13%, partially offset by a decrease in the average balance of interest-earning assets of $160,000.

Interest Expense

Interest expense was $5,563,200 and $5,710,400 for the years ended December 31, 1996 and 1995 respectively. The decrease in interest expense in 1996 compared to 1995 resulted from a decrease in the average cost on interest-bearing liabilities of 0.11%, partially offset by an increase in the average balance of interest-bearing liabilities of $147,000.

Net Interest Income Before Provision for Loan Losses

Net interest income before provision for loan losses was $3,251,100 and $2,950,800 for the years ended December 31, 1996 and 1995 respectively. The increase in 1996 compared to 1995 was primarily a result of the net interest margin increasing to 2.59% from 2.85% during the year.

Provision for Loan Losses

During 1996 and 1995, the Bank established $104,000 and $76,000, respectively, of provisions for losses on loans. The increase of $28,000, or 36.8%, in the provision for loan losses is due primarily to the continued declines in the real estate values for loans secured by multifamily loans and originated prior to 1990. Although management considers the level of allowance for loans losses at December 31, 1996 to be adequate, there can be no assurance that the Bank will not have to establish additional loss provisions in the future.

Other Income

The following table summarizes other income for the years ended December 31,:

                                                                1996                         1995
                                                                ----                         ----
         Loan and other fees                                   $  134,900                $     99,600
         Gain on sale of loans held for sale                      740,400                     130,900
         Other income                                              22,000                      37,300
                                                              -----------                 -----------
           Total other income                                  $  897,300                  $  267,800
                                                               ==========                  ==========

Other income increased by $629,500, or 235.06%, in 1996 to $897,300 as compared to 1995. The increase was primarily due to the increase in the gain on sale of loans held for sale due to changes in market conditions.



Other Expense

The following table summarizes other expense for the years ended December 31,:

                                                                1996                         1995
                                                                ----                         ----
         Salaries and employee benefits                      $  1,615,600                $  1,400,900
         SAIF recapitalization assessment                         673,400                          --
         SAIF insurance premiums                                  258,900                     298,000
         Premises and occupancy expense                           503,800                     489,500
         Other expenses                                           956,500                     788,300
                                                             ------------                ------------
           Total other expense                                $ 4,008,200                 $ 2,976,700
                                                              ===========                 ===========

Other expense increased $1,031,500, or 34.7%, in 1996 to $4,008,200 as compared to 1995. The increase is primarily due to a one-time SAIF recapitalization assessment of $673,400 paid in 1996, an increase in salaries and employee benefits of $214,700 attributable to mortgage banking operations, and an increase in net REO operations of $70,500.

Income Taxes

Income taxes decreased by $54,100 from $69,100 in 1995 to $15,000 in 1996. The decrease was due to decrease in earnings before income taxes. The effective tax rates were 41% and 42% for 1996 and 1995, respectively.

Comparison of Financial Condition at December 31, 1996 and December 31, 1995

Total assets at December 31, 1996 were $111.8 million compared to $117.8 million at December 31, 1995, a decrease of $6.0 million, or 5.1%. The decrease primarily resulted from a decrease in net loans receivable of $9.0 million, offset by an increase in cash and cash equivalents and certificates of deposit of $3.0 million.

Cash and cash equivalents increased from $2.1 million as of December 31, 1995 to $6.1 million as of December 31, 1996 primarily in federal fund investments. The increase reflects increased investment in federal funds during a period of decreasing loan originations.

Loans held for sale decreased from $4.8 million at December 31, 1995 to $3.7 million as of December 31, 1996. Loan sales increased to $101.0 million for the year ended December 30, 1996, compared to $12.0 million for the same period ended December 31, 1995. All of the loans sold during 1996 were sold servicing released.

Loans held for investment decreased from $106.4 million at December 31, 1995 to $98.5 million as of December 31, 1996 due to an increase in principal payments to $12.9 million, primarily on one to four residential loans and commercial real estate loans.

Deposits decreased from $102.2 million as of December 31, 1995 to $98.5 million as of December 31, 1996 primarily as a result of payments on maturing certificates of deposit of $114.0 million offset by proceeds from issuance of certificates of deposit of $109.5 million. During this period, the Bank's pricing of deposits was conservative due to low consumer demand for loans.

FHLB advances decreased from $8.0 million as of December 31, 1995 to $6.0 million as of December 31, 1996 primarily due to the payment of a one year advance maturing December 31, 1996.

Liquidity and Capital Resources

The Bank's primary sources of funds are deposits, principal and interest payments on loans, and proceeds from the sale of loans. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition. Beginning in 1994, the Bank began originating loans for sale, and selling such loans in the secondary market servicing released. The Bank has continued to maintain the required minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flow, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 5%. The Bank's average liquidity ratios were 9.86% and 5.98% for the nine months ended September 30, 1997 and 1996 and 6.17% and 5.54% for the years ended December 31, 1996 and 1995 respectively. The increase in average liquidity ratio for the nine months ended September 30, 1997 compared to September 30, 1996 was primarily due to a decrease in loans held for sale during the first two quarters of 1997.

The Bank has other sources of liquidity in the event that a need for additional funds arises. Additional sources of funds include FHLB advances and certificates of deposit maturing within one year. Short-term borrowings from FHLB are used to offset increases and decreases in loans held for sale. Long-term borrowings from FHLB are used to fund loans held for investment when long term retail deposits are not available or pricing is not favorable. The Bank believes that it has sufficient liquidity and capital resources to meet all of its obligations.

The Bank's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows provided by (used in) operating activities were ($849,000) and ($3,378,000) for the nine months ended September 30, 1997 and 1996, respectively, and were $1,002,300 and ($4,657,000) for the years ended December 31, 1996 and 1995, respectively. Net cash provided by (used in) investing activities consists primarily of disbursements from loan originations and investments, offset by principal collection on loans and proceeds from the sale of loans. Disbursements on loans originated were $7.5 million and $4.0 million for the nine months ended September 30, 1997 and 1996, respectively, and $5.8 million and $5.9 million for the years ended December 31, 1996 and 1995, respectively. Principal payments on loans were $7.5 million and $8.6 million for the nine months ended September 30, 1997 and 1996, respectively, and $12.9 million and $8.2 million for the years ended December 31, 1996 and 1995, respectively. Net cash provided by (used in) financing activities consisted primarily of net activity in deposit accounts and FHLB advances. The net increase in deposits was $1.9 million for the nine months ended September 30, 1997 a net decrease of $2.6 million for the nine months ended September 30, 1996, and $3.7 million and $1.9 million for the years ended December 31, 1996 and 1995, respectively. The net decrease in FHLB advances was $1.0 million and $2.0 million for the nine months ended September 30, 1997 and year ended December 31, 1996, respectively. The net increase in FHLB advances was $0.5 million and $3.0 million for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

At September 30, 1997 and December 31, 1996, the Bank was "well capitalized" under the prompt corrective action ("PCA") regulations adopted by the OTS pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). To be categorized as "well capitalized" the Bank must maintain minimum core capital, Tier 1 risk-based capital, and risk-based capital ratios as set forth in the table below.

The following table presents the Bank's regulatory capital position under both FIRREA and FDICIA:

                                                                                Tier 1
                                             Tangible           Core            Risk-based         Risk-based
                                              Capital          Capital           Capital             Capital
                                              -------          -------          ----------         -----------
As of September 30, 1997                                         (Dollars in thousands)

Actual capital
     Amount                                   $ 6,702           $ 6,702          $ 6,702             $ 7,303
     Ratio                                      5.91%             5.91%           10.35%              11.28%
Minimum required capital (FIRREA)
     Amount                                   $ 1,700           $ 3,400              N/A                 N/A
     Ratio                                      1.50%             3.00%              N/A                 N/A
PCA "well capitalized" capital
     Amount                                       N/A           $ 5,666          $ 3,886             $ 6,476
     Ratio                                        N/A             5.00%             6.00%              10.00%

As of December 31, 1996

Actual capital
     Amount                                   $ 6,361           $ 6,361          $ 6,361             $ 6,901
     Ratio                                       5.69%             5.69%           10.00%              10.84%
Minimum required capital (FIRREA)
     Amount                                   $ 1,677           $ 3,355              N/A                 N/A
     Ratio                                       1.50%             3.00%             N/A                 N/A
PCA "well capitalized" capital
     Amount                                       N/A           $ 5,592          $ 3,818             $ 6,363
     Ratio                                        N/A              5.00%            6.00%              10.00%


Asset Quality and Allowance for Loan Losses

At September 30, 1997, December 31, 1996 and 1995, respectively, non-accrual loans totaled $804,000, $800,200 and $286,300. The Bank had no troubled debt restructurings or accruing loans contractually past due 90 days or more for any of the periods presented. Loans are generally placed on non-accrual when they become contractually 90 days past due. Accrued interest on loans that are contractually 90 days or more past due is reversed and charged against income. Income is subsequently recognized only to the extent cash payments are received and such loans are restored to an accrual status only if the borrower has demonstrated the ability to make future payments of principal and interest. For all periods presented there were no loans where known information about possible credit problems causes management to have serious doubts as to the ability of the borrowers to comply with the present loan repayment terms.

The activity in the allowance for loan losses is summarized as follows:

                                                                                Year Ended
                                            Nine Months Ended                   December 31,
                                               September 30,            ---------------------------
                                                   1997                 1996                   1995
                                                   ----                 ----                   ----
   Balance at beginning of period............   $540,000              $615,000                 $574,000
   Provision for loan losses.................     90,000               104,000                   76,000
   Charge-offs, net..........................    (28,900)             (179,000)                 (35,000)
                                                 --------             ---------                 --------
   Balance at end of period..................   $601,100              $540,000                 $615,000
                                                ========              ========                 ========


The allowance for loan losses is allocated as follows:

                                                          As of September 30, 1997
                                                          ------------------------
                                                % of Loans/        Allowance     % of Allowance/
                                                Total Loans         Amount       Total Allowance
                                                -----------        ---------     ---------------
Loans secured by real estate
   Residential, 1-4 units.......................    72.53%         $125,000            20.80%
   Residential, 5+ units........................    10.86%          180,000            29.95%
   Commercial and industrial....................    16.26%          189,600            31.54%
   Other........................................     0.35%            2,400             0.40%
   Unallocated..................................     0.00%          104,100            17.31%
                                                    -----          --------           ------
           Total loans secured by real estate...   100.00%         $601,100           100.00%
                                                  =======           =======           ======


                                                               As of December 31, 1996
                                                -------------------------------------------------
                                                % of Loans/        Allowance     % of Allowance/
                                                Total Loans         Amount       Total Allowance
                                                -----------        ---------     ---------------
Loans secured by real estate
   Residential, 1-4 units.......................    73.79%         $131,000            24.26%
   Residential, 5+ units........................    10.35%          233,000            43.15%
   Commercial and industrial....................    15.50%          167,000            30.93%
   Other........................................     0.36%            1,000             0.19%
   Unallocated..................................     0.00%            8,000             1.48%
                                                    -----         ---------          -------
           Total loans secured by real estate...   100.00%         $540,000           100.00%
                                                  =======           =======           ======



                                                            As of December 31, 1995
                                                            ------------------------
                                                % of Loans/        Allowance     % of Allowance/
                                                Total Loans         Amount       Total Allowance
                                                -----------        ---------     ----------------
Loans secured by real estate
   Residential, 1-4 units.......................    71.33%         $120,000            19.51%
   Residential, 5+ units........................    10.33%          207,000            33.66%
   Commercial and industrial....................    17.88%          258,000            41.95%
   Other........................................     0.47%            2,000             0.32%
   Unallocated..................................     0.00%           28,000             4.56%
                                                    -----         ---------            -----
           Total loans secured by real estate...   100.00%         $615,000           100.00%
                                                  =======           =======           ======


The following ratios are indicative of trends in asset quality and the allowance for loan losses for the periods indicated:

                                                        As of                              As of
                                                    September 30,                      December 31,
                                                  ----------------                    --------------
                                                  1997        1996                    1996       1995
                                                  -----       ----                    ----       ----
Non-performing loans as a
  percentage of total loans (1)                  0.78%       1.00%                   0.78%      0.26%
Non-performing assets as
  a percentage of total assets (2)               1.07%       1.42%                   1.13%      0.59%
Allowance for loan losses as
  a percentage of total loans                    0.58%       0.62%                   0.53%      0.55%
Allowance for loan losses as
  a percentage of non-performing loans          74.75%      63.41%                  67.50%    215.03%
Allowance for losses as a percentage of
  non-performing assets (3)                     52.10%      39.12%                  43.82%     89.26%

(1) Non-performing loans consist of non-accrual loans. Total loans include loans held for sale.

(2) Non-performing assets consist of non-performing loans and REO.

(3) Allowance for losses includes valuation allowances on loans and REO.

Impact of Inflation and Changing Prices

The Financial Statements and Notes thereto presented herein have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP") which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                                                                        ANNEX A









                              AMENDED AND RESTATED

                      AGREEMENT AND PLAN OF REORGANIZATION

                                      among

                              CITY HOLDING COMPANY,

                          CITY ACQUISITION SUB, F.S.B.

                                       and

                          DEL AMO SAVINGS BANK, F.S.B.













                                December 18, 1997

                                      INDEX


                                                                                                               Page
ARTICLE I General.................................................................................................2

         1.1. Merger..............................................................................................2
         1.2. Issuance of City Holding Common Stock and Payment of Cash...........................................2
         1.3. Taking of Necessary Action..........................................................................2

ARTICLE  II  Effect of  Transaction  on Common  Stock,  Assets,  Liabilities  and  Capitalization  of City
         Holding, Acquisition Sub and Del Amo.....................................................................2

         2.1. Conversion of Stock, Exchange Ratio.................................................................2
         2.2. Manner of Exchange..................................................................................4
         2.3. Dissenting Shares...................................................................................5
         2.4. Effects of Merger...................................................................................5
         2.5. Withholding Taxes...................................................................................5

ARTICLE III Representations and Warranties........................................................................5

         3.1. Representations and Warranties of Del Amo...........................................................5
                  (a)  Organization, Standing and Power...........................................................5
                  (b)  Capital Structure..........................................................................6
                  (c)  Authority..................................................................................6
                  (d)  Investments................................................................................6
                  (e)  Financial Statements.......................................................................7
                  (f)  Absence of Undisclosed Liabilities.........................................................7
                  (g)  Tax Matters................................................................................7
                  (h)  Options, Warrants and Related Matters......................................................8
                  (i)  Property...................................................................................8
                  (j)  Additional Schedules Furnished to City Holding.............................................9
                  (k)  Agreements in Force and Effect............................................................10
                  (l)  Legal Proceedings; Compliance with Laws...................................................10
                  (m)  Employee Benefit Plans....................................................................10
                  (n)  Insurance.................................................................................12
                  (o)  Loan Portfolio............................................................................13
                  (p)  Absence of Changes........................................................................13
                  (q)  Brokers and Finders.......................................................................13
                  (r)  Subsidiaries; Partnerships and Joint Ventures.............................................14
                  (s)  Reports...................................................................................14
                  (t)  Environmental Matters.....................................................................14
                  (u)  Disclosure................................................................................15
                  (v)  Accounting; Tax; Regulatory Matters.......................................................15
                  (w)  Regulatory Approvals......................................................................15
         3.2. Representations and Warranties of City Holding.....................................................15
                  (a)  Organization, Standing and Power..........................................................15
                  (b)  Capital Structure.........................................................................16
                  (c)  Authority.................................................................................16
                  (d)  Brokers and Finders.......................................................................16
                  (e)  Reports...................................................................................16
                  (f)  Disclosure................................................................................17
         3.3. Representations and Warranties of Acquisition Sub..................................................17
                  (a)  Organization Standing and Power...........................................................17
                  (b)  Authority.................................................................................17

ARTICLE IV Conduct and Transactions Prior to  Effective Time of the Merger.......................................18

         4.1. Access to Records and Properties of City Holding, Acquisition Sub, and Del Amo.....................18
         4.2. Registration Statement, Proxy Statement, Shareholder Approval......................................18
         4.3. Operation of the Business of Del Amo...............................................................19
         4.4. No Solicitation....................................................................................20
         4.5. Dividends..........................................................................................20
         4.6. Regulatory Filings; Best Efforts...................................................................20
         4.7. Public Announcements...............................................................................20
         4.8. Operating Synergies; Conformance to Reserve Policies, Etc..........................................20
         4.9. Agreement as to Efforts to Consummate..............................................................21
         4.10. Adverse Changes in Condition......................................................................21
         4.11. Nasdaq National Market Listing....................................................................21
         4.12. Updating of Schedules.............................................................................21
         4.13. Transactions in City Holding Common Stock.........................................................22

ARTICLE V Conditions of Merger...................................................................................22

         5.1. Conditions of Obligations of City Holding and Acquisition Sub......................................22
                  (a)  Representations and Warranties; Performance of Obligations................................22
                  (b)  Authorization of Transaction..............................................................22
                  (c)  Opinion of Counsel........................................................................22
                  (d)  The Registration Statement................................................................22
                  (e)  Tax Opinion...............................................................................23
                  (f)  Regulatory Approvals......................................................................23
                  (g)  Affiliate Letters.........................................................................23
                  (h)  Nasdaq National Market Listing............................................................23
                  (i)  Acceptance by City Holding and Acquisition Sub Counsel....................................23
         5.2. Conditions of Obligations of Del Amo...............................................................23
                  (a)  Representations and Warranties; Performance of Obligations................................24
                  (b)  Authorization of Transaction..............................................................24
                  (c)  Opinion of Counsel........................................................................24
                  (d)  The Registration Statement................................................................24
                  (e)  Regulatory Approvals......................................................................24
                  (f)  Tax Opinion...............................................................................24
                  (g)  Nasdaq National Market Listing............................................................25
                  (h)  Acceptance by Del Amo's Counsel...........................................................25

ARTICLE VI Closing Date; Effective Time..........................................................................26

         6.1. Closing Date.......................................................................................26
         6.2. Filings at Closing.................................................................................26
         6.3. Effective Time.....................................................................................26

ARTICLE VII Termination; Waiver and Amendment....................................................................26

         7.1. Termination........................................................................................26
         7.2. Effect of Termination..............................................................................28
         7.3. Waiver and Amendment...............................................................................28

ARTICLE VIII  Additional Covenants...............................................................................28

         8.1. Indemnification of Del Amo Officers and Directors; Liability Insurance.............................28
         8.2. Employee Benefit Matters...........................................................................29
                  (a)  Plan Participation........................................................................29
                  (b)  Cooperation...............................................................................29
         8.3. Accounting.........................................................................................29

ARTICLE IX Miscellaneous.........................................................................................29

         9.1. Expenses...........................................................................................29
         9.2. Entire Agreement...................................................................................30
         9.3. Descriptive Headings...............................................................................30
         9.4. Notices............................................................................................30
         9.5. Counterparts.......................................................................................31
         9.6. Governing Law......................................................................................31


Exhibit A              -        Plan of Merger
Exhibit B              -        Form of Optionee Irrevocable Letter of Instruction
Exhibit C              -        Opinion of Adams,  McAndrews,  Matson &  Landsberg,  counsel to Del Amo and Savings
                                Bank
Exhibit D              -        Opinion of Hunton & Williams, counsel to City Holding and City Holding Bank
Exhibit E              -        Form of Affiliate's Undertaking


                               INDEX TO SCHEDULES


                                                                                                   Section in
       Schedule                                      Description                                    Agreement
     ------------                                  ---------------                               --------------
          A-1            Securities Owned by Del Amo                                          3.1(d)
          A-2            Del Amo Financial Statements                                         3.1(e)
           B             Del Amo Taxes Being Contested, etc.                                  3.1(g)
           C             Salary  Rates,  Del Amo Common Stock Held by Certain  Employees and  3.1(h); 3.1(j)(1)
                         Directors of Del Amo, Options and Restricted Stock Awards
           D             Notes, Bonds,  Mortgages,  Indentures,  Licenses,  Lease Agreements  3.1(j)(2)
                         and Other Contracts of Del Amo
           E             Employment Contracts and Related Matters of Del Amo                  3.1(j)(3);
                                                                                              3.1(m)(1);
                                                                                              3.1(m)(7); 3.1(m)(8);
                                                                                              3.1(m)(9)
           F             Real Estate Owned or Leased by Del Amo                               3.1(j)(4)
           G             Affiliates of Del Amo                                                3.1(j)(5); 5.1(g)
           H             Legal Proceedings of Del Amo                                         3.1(1)
           I             Insurance of Del Amo                                                 3.1(n)
           J             Del Amo Loans                                                        3.1(o)
           K             Certain Changes                                                      3.1(p)
           L             Environmental Matters                                                3.1(t)
           N             Del Amo Subsidiaries and Joint Ventures                              3.1(r)

            AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION


This Amended and Restated Agreement and Plan of Reorganization (the "Agreement") dated as of December 18, 1997 among CITY HOLDING COMPANY, a West Virginia corporation ("City Holding"), CITY ACQUISITION SUB, F.S.B. (in organization), a federal savings bank and a wholly-owned subsidiary of City Holding ("Acquisition Sub") and DEL AMO SAVINGS BANK, F.S.B., a federal savings bank ("Del Amo"), recites and provides:

A. The boards of directors of City Holding and Del Amo deem it advisable to merge Acquisition Sub into Del Amo (the "Merger") pursuant to this Agreement and the Plan of Merger attached as Exhibit A (the "Plan of Merger"), whereby the holders of shares of Common Stock of Del Amo ("Del Amo Common Stock") will receive Common Stock of City Holding ("City Holding Common Stock").

B. To effectuate the foregoing, the parties desire to adopt this Agreement and the Plan of Merger, which shall represent a plan of reorganization in accordance with the provisions of Section 368(a) of the United States Internal Revenue Code, as amended (the "Code").

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions and promises herein contained, City Holding, Acquisition Sub, and Del Amo hereby adopt this Agreement whereby at the "Effective Time of the Merger" (as defined in Article VI hereof) Acquisition Sub shall be merged with and into Del Amo (which will be the Surviving Bank, as defined in Section 1.1) in accordance with the Plan of Merger. The outstanding shares of Del Amo Common Stock shall be converted into shares of City Holding Common Stock as provided in this Agreement on the basis, terms and conditions contained herein and in the Plan of Merger as set forth as Exhibit A hereto.

In connection therewith, the parties hereto agree as follows:


                                   ARTICLE I
                                    General


                  1.1. Merger. Subject to the provisions of this Agreement and the Plan of Merger, at the Effective Time of the Merger the separate existence of Acquisition Sub shall cease and Acquisition Sub shall be merged with and into Del Amo (the "Surviving Bank").


                  1.2. Issuance of City Holding Common Stock. City Holding agrees that at the Effective Time of the Merger (as defined in Section 6.3 hereof) it will issue City Holding Common Stock to the extent set forth in, and in accordance with, the terms of this Agreement and the Plan of Merger.


                  1.3. Taking of Necessary Action. In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of Del Amo, the officers and directors of the Surviving Bank shall take all such necessary action.


                                   ARTICLE II
                 Effect of Transaction on Common Stock, Assets,
                 Liabilities and Capitalization of City Holding,
                           Acquisition Sub and Del Amo


                   2.1.    Conversion of Stock, Exchange Ratio.


                  1. Conversion of Stock. At the Effective Time of the Merger, each share of Del Amo Common Stock outstanding immediately prior to the Effective Time of the Merger (other than shares of Del Amo Common Stock held by City Holding, if any, which shares shall be canceled), by virtue of the Merger and without any action on the part of the holders thereof, shall be converted into that number of shares of City Holding Common Stock equal to the product of one multiplied by the Exchange Ratio (as defined herein). As used herein:


                           a)       "Exchange Ratio" shall mean the quotient of
                                    (x) the sum of (A) the product of 1.55 times the Net Book Value Per Share (as defined herein) plus (B) the per share pro rata amount of Del Amo's out-of-pocket accountable fees, costs and expenses associated with the Merger (up to a maximum in the aggregate of $200,000 and only to the extent such costs have not been capitalized) (the "Merger Expenses") divided by (y) the Fair Market Value Per City Holding Share (as defined herein);


                           b) "Net Book Value Per Share" shall mean the net book value of Del Amo at the Measurement Date (as defined herein) divided by the total number of shares of Del Amo Common Stock outstanding immediately prior to the Effective Time of the Merger;


                           c)        "Fair  Market Value Per City  Holding
                                    Share"  shall mean the average  closing
                                    price  of a share  of City  Holding  Common
                                    Stock as  reported  on the  Nasdaq National
                                    Market for the twenty trading days prior to the Measurement Date; provided, that
                                    (A) if the  Fair  Market  Value  Per  City
                                    Holding Share as determined in the clause immediately preceding this proviso is less than $32.00 and greater than or equal to $30.00, the Fair Market Value Per City Holding Share shall equal $32.00, (B) if the Fair Market Value Per City Holding Share as determined in the clause immediately preceding this proviso is greater than $43.00 and less than or equal to $48.00, the Fair Market Value Per City Holding Share shall equal $43.00, or (C) if the Fair Market Value Per City Holding Share as determined in the clause immediately preceding this proviso is greater than $48.00 or less than $30.00, Del Amo and City Holding may terminate this Agreement in accordance with Section 7.1; and



                           d)        "Measurement Date" shall mean the last day
                                    of the month immediately  preceding the
                                    Closing Date, as defined in Section 6.1.

                           The Exchange Ratio at the Effective Time of the
                  Merger shall be proportionately adjusted to reflect any consolidation, split-up, stock dividend, subdivision or combination of City Holding Common Stock subsequent to the date of this Agreement.


                  2. At the Effective Time of the Merger, but after the conversion contemplated in Section 2.1(a) above, each share of Acquisition Sub common stock outstanding immediately prior to the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders thereof, shall be converted into one share of Del Amo Common Stock.


                  3. Notwithstanding any other term or provision hereof, no fraction of a share of City Holding Common Stock, and no certificates or scrip therefor or other evidence of ownership thereof, will be issued in connection with the conversion of Del Amo Common Stock in the Merger, and no right to receive cash in lieu thereof shall entitle the holders thereof to any voting or other rights of a holder of shares or fractional share interests of City Holding. In lieu of such fractional shares, any holder of shares who would otherwise be entitled to fractional shares of City Holding Common Stock will, upon surrender of a certificate or certificates representing shares of Del Amo Common Stock outstanding immediately prior to the Effective Time of the Merger, be paid the cash value of each such fraction, computed on the basis of the Fair Market Value Per City Holding Share.


                  4. Prior to the Effective Time of the Merger, the Plan of Merger shall terminate and be abandoned upon a termination of the Agreement, notwithstanding approval of the Plan of Merger by the shareholders of Del Amo.


                   2.2.    Manner of Exchange.


                  1. After the Effective Time of the Merger, each holder of a certificate for theretofore outstanding shares of Del Amo Common Stock, upon surrender of such certificate to the agent appointed by City Holding to administer the exchange of certificates (the "Exchange Agent"), accompanied by a letter of transmittal in the form furnished by City Holding and the Exchange Agent (the "Letter of Transmittal"), shall be entitled to receive in exchange therefor the number of full shares of City Holding Common Stock into which shares of Del Amo Common Stock shall be converted pursuant to Section 2.1 hereof. Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Merger, represented Del Amo Common Stock will be deemed to evidence the right to receive the number of full shares of City Holding Common Stock into which the shares of Del Amo Common Stock represented thereby may be converted in accordance with the Exchange Ratio, and, after the Effective Time of the Merger will be deemed for all corporate purposes of City Holding to evidence ownership of the number of full shares of City Holding Common Stock into which the shares of Del Amo Common Stock represented thereby were converted.


                  2.       Until  outstanding   certificates  formerly
                           representing Del Amo Common Stock are surrendered in exchange for City Holding Common Stock, no dividend payable to holders of record of City Holding Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Time of the Merger, there shall be no further registry of transfer on the records of Del Amo of shares of Del Amo Common Stock. If a certificate representing such shares is presented to Del Amo or City Holding, it shall be canceled and exchanged for a certificate representing shares of City Holding Common Stock as herein provided. Upon surrender of certificates of Del Amo Common Stock in exchange for City Holding Common Stock, there shall be paid to the recordholder of the certificates of City Holding Common Stock issued in exchange therefor (i) the amount of dividends theretofore paid for such full shares of City Holding Common Stock as of any date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date, the amount of dividends with a record date prior to surrender and a payment date subsequent to surrender. No interest shall be payable on such dividends upon surrender of outstanding certificates.


                  3. At the Effective Time of the Merger, each share of Del Amo Common Stock held by City Holding, if any, shall be canceled, retired and cease to exist.


                  4. At the Effective Time of the Merger and as provided in the Plan of Merger, each Del Amo Option (as defined in Section 3.1(j)(1) hereof), which is identified on Schedule C, shall be canceled as provided in the underlying option agreement. Notwithstanding the foregoing, if Del Amo shall receive an irrevocable letter of instruction from an option holder in the form attached hereto as Exhibit B prior to the meeting of the shareholders of Del Amo required by Section 4.2, then the Del Amo Options listed in such letter shall be converted, at the election of the holder thereof, into either (i) an option to acquire that number of shares of City Holding Common Stock equal to the product of (A) the number of shares of Del Amo Common Stock subject to such option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the Del Amo Exercise Price (as defined herein) divided by the Exchange Ratio, or (ii) the right to receive, upon surrender of such option to the Exchange Agent accompanied by a Letter of Transmittal, with respect to each share of Del Amo Common Stock subject to such option, the number of full shares of City Holding Common Stock equal to the quotient of (A) the Option Spread (as defined below) divided by (B) the Fair Market
                           Value Per City Holding Share. As used herein, "Del Amo Exercise Price" shall mean the exercise price of the respective Del Amo Option immediately prior to the Effective Time of the Merger as identified on Schedule C. As used herein, the "Option Spread" shall be equal to the difference between
                           (i) the sum of (A) the product of the Net Book Value Per Share multiplied by 1.55 plus (B) the Merger Expenses Per Share (as defined herein) and (ii) the exercise price per share pursuant to such option. As used herein, "Merger Expenses Per Share" shall be equal to the Merger Expenses divided by the total number of shares of Del Amo Common Stock outstanding immediately prior to the Effective Time of the Merger.


                   2.3. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Del Amo Common Stock which are issued and outstanding immediately prior to the Effective Time of the Merger and which are held by a shareholder who has the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of Del Amo Common Stock pursuant to 12 C.F.R.ss. 552.14 (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.1 of this Agreement, unless and until such holder shall fail to perfect his or her right to dissent or shall have effectively withdrawn or lost such right under 12 C.F.R. ss. 552.14, as the case may be. If such holder shall have so failed to perfect his right to dissent or shall have effectively withdrawn or lost such right, each of his shares of Del Amo Common Stock shall thereupon be deemed to have been converted into, at the Effective Time of the Merger, the right to receive that number of shares of City Holding Common Stock equal to the product of one multiplied by the Exchange Ratio.


                   2.4. Effects of Merger. The Merger shall have the effects set forth in 12 C.F.R. ss. 552.13. As of the Effective Time of the Merger, Del Amo shall be a wholly-owned subsidiary of City Holding.


                   2.5. Withholding Taxes. All payments to be made pursuant to this Agreement shall be made less all applicable withholding taxes.


                                  ARTICLE III
                         Representations and Warranties


                   3.1. Representations and Warranties of Del Amo. Del Amo represents and warrants to City Holding and Acquisition Sub as follows:


                  1. Organization, Standing and Power. Del Amo is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and to perform this Agreement and the Plan of Merger and to effect the transactions contemplated hereby and thereby. Del Amo's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the maximum extent permitted by law. Del Amo has delivered to City Holding complete and correct copies of (i) its Charter and (ii) its By-laws.


                  2. Capital Structure. The authorized capital stock of Del Amo consists entirely of 800,000 shares of Del Amo Common Stock, par value $2.50. On the date hereof, 533,163 shares of Del Amo Common Stock were outstanding. All of the outstanding shares of Del Amo Common Stock were validly issued and are fully paid and nonassessable.

                           Except as disclosed on Schedule C, Del Amo knows of no person who beneficially owns 5% or more of the outstanding Del Amo Common Stock as of the date hereof.


                  3. Authority. Subject to the approval of this Agreement and the Plan of Merger by the shareholders of Del Amo as contemplated by Section 4.2, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Plan of Merger have been duly and validly authorized by all necessary action on the part of Del Amo, and this Agreement is a valid and binding obligation of Del Amo, enforceable in accordance with its terms, except as enforceability may be limited by laws affecting the enforcement of creditors' rights generally and subject to any equitable principles limiting the right to obtain specific performance. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and by the Plan of Merger and compliance by Del Amo with any of the provisions hereof or thereof will not (i) conflict with or result in a breach of any provision of its Charter or By-laws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Del Amo is a party, or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Del Amo or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws, and regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC and the Office of Thrift Supervision ("OTS"), is required in connection with the execution and delivery by Del Amo of this Agreement or the consummation by Del Amo of the transactions contemplated hereby or by the Plan of Merger.


                  4.        Investments.  All securities  owned by Del Amo of
                           record and beneficially are free and clear of all mortgages, liens, pledges, encumbrances or any other restriction, whether contractual or statutory, which would materially impair the ability of Del Amo freely to dispose of any such security at any time, except as noted on Schedule A-1. Any securities owned of record by Del Amo in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer thereof have been noted on such Schedule A-1. There are no voting trusts or other agreements or undertakings of which Del Amo is a party with respect to the voting of such securities. With respect to all repurchase agreements to which Del Amo is a party, Del Amo has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.


                  5.       Financial  Statements.   Schedule  A-2  contains
                           copies of the following financial statements of Del Amo (the "Del Amo Financial Statements"):


                           a) Statements of Financial Condition as of September 30, 1997 (unaudited), and December 31, 1996 and 1995 (audited);


                           b) Statements of Operations for each of the three years in the period ended December 31, 1996 (audited) and the three months and nine months ended September 30, 1997 (unaudited);


                           c) Statements of Changes in Stockholders' Equity for each of the three years in the period ended December 31, 1996 (audited) and the nine months ended September 30, 1997 (unaudited); and


                           d) Statements of Cash Flows for each of the three years in the period ended December 31, 1996 (audited) and the nine months ended September 30, 1997 (unaudited).

                           Such financial statements and the notes thereto have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated unless otherwise noted in the Del Amo Financial Statements and are consistent with the books and records of Del Amo. Each of such statements of financial condition, together with the notes thereto, presents fairly as of its date the financial condition and assets and liabilities of Del Amo. The statements of operations, changes in stockholders' equity and cash flows, together with the notes thereto, present fairly the results of operations, changes in stockholders' equity and cash flows of Del Amo for the periods indicated.

                           Except as disclosed in the Del Amo Financial
                           Statements and as per compliance with and subject to the requirements of 12 C.F.R. ss. 563.134, there are no restrictions precluding Del Amo from paying dividends when, as and if declared by their respective Boards of Directors.


                  6. Absence of Undisclosed Liabilities. At December 31, 1996 and September 30, 1997, Del Amo had no material obligations or liabilities (contingent or otherwise) of any nature which were not reflected in the Del Amo Financial Statements, except for those which are disclosed (including an estimate of the amount of any such liability) in Schedules specifically referred to herein.


                  7.        Tax  Matters.  Del Amo has filed or caused  to be
                           filed or (in the case of  returns  or reports not yet
                           due) will file all tax returns and reports required to have been filed by it before the Effective Time of the Merger, and all information set forth in such returns or reports is or (in the case of such returns or reports not yet due) will be accurate and complete in all material respects. Del Amo has paid or made adequate provision for, or (with respect to returns or reports not yet filed) before the Effective Time of the Merger will pay or make adequate provision for, all taxes, additions to tax, penalties, and interest for all periods covered by those returns or reports. There are, and at the Effective Time of the Merger will be, no unpaid taxes, additions to tax, penalties, or interest due and payable by Del Amo that are or could become a lien on any asset, or otherwise materially adversely affect the business, property or financial condition of Del Amo, except for taxes and any such related liability being contested in good faith and disclosed in
                           Schedule B. Del Amo has collected or withheld, or will collect or withhold before the Effective Time of the Merger, all amounts required to be collected or withheld by it for any taxes, and all such amounts have been, or before the Effective Time of the Merger will have been, paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due. Del Amo is in material compliance with, and its records contain all information and documents
                           (including,   without  limitation,   properly
                           completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and tax withholding requirements under federal, state, and local laws, rules, and regulations, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. The statements of financial condition contained in the Del Amo Financial Statements fully and properly reflect, as of the dates thereof, the aggregate liabilities of Del Amo for all accrued taxes, additions to tax, penalties and interest in accordance with GAAP. The books and records of Del Amo fully and properly reflect any liability for all accrued taxes, additions to tax, penalties and interest in accordance with GAAP. Except as disclosed in Schedule B, Del Amo has not granted (nor is it subject to) any waiver of the period of limitations for the assessment of tax for any currently open taxable period, and no unpaid tax deficiency has been asserted in writing against or with respect to Del Amo by any taxing authority. Del Amo has not made or entered into, and does not hold any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Code and the regulations thereunder. Schedule B describes all tax elections, consents and agreements affecting Del Amo. To the best knowledge of Del Amo, no Del Amo shareholder is a "foreign person" for purposes of Section 1445 of the Code.


                  8. Options, Warrants and Related Matters. There are no outstanding unexercised options, warrants, calls, commitments or agreements of any character to which Del Amo is a party or by which it is bound, calling for the issuance of securities of Del Amo or any security representing the right to purchase or otherwise receive any such security, except as set forth on Schedule C.


                  9. Property. Del Amo owns (or enjoys use of under capital or operating leases) all property reflected on the Del Amo Financial Statements as of September 30, 1997 (except property sold or otherwise disposed of in the ordinary course of business). All property shown as being owned is owned free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in such Del Amo Financial Statements or the notes thereto, liens
                           for current taxes not yet  due  and  payable,   any
                           unfiled   mechanics'  liens  and  such  encumbrances
                           and imperfections of title, if any, as are not substantial in character or amount or otherwise materially impair the use of the subject property. The leases relating to leased property are fairly reflected in such Del Amo Financial Statements.

                           All property and assets material to the business or operations of Del Amo are in substantially good operating condition and repair and such property and assets are adequate for the business and operations of Del Amo as currently conducted.


                  10. Additional Schedules Furnished to City Holding. In addition to any Schedules furnished to City Holding pursuant to other provisions of this Agreement, Del Amo has furnished to City Holding the following Schedules which are correct and complete as of the date hereof:


                                    (1)     Employees. Schedule C lists as of
                                            the date hereof (A) the names of and
                                            current annual salary rates for all
                                            present employees of Del Amo who
                                            received, respectively, $50,000 or
                                            more in aggregate compensation,
                                            whether in salary or otherwise as
                                            reported or would be reported on
                                            Form W-2, during the year ended
                                            December 31, 1996, or are presently
                                            scheduled to receive salary in
                                            excess of $50,000 during the year
                                            ending December 31, 1997; (B) the
                                            number of shares of Del Amo Common
                                            Stock owned beneficially by each
                                            director and five highest
                                            compensated officers of Del Amo as
                                            of the date hereof, (C) the names of
                                            and the number of shares of Del Amo
                                            Common Stock owned by each person
                                            known to Del Amo who beneficially
                                            owns 5% or more of the outstanding
                                            Del Amo Common Stock as of the date
                                            hereof, and (D) the names of, the
                                            number of outstanding options of,
                                            and the exercise price of, each
                                            agreement to make stock awards
                                            granted to each person under the
                                            1990 Stock Option Plan or any option
                                            granted to a director of Del Amo
                                            (collectively, "Del Amo Options")
                                            and the exercise price of each such
                                            Del Amo Option.


                                    (2)     Certain Contracts. Schedule D lists
                                            all notes, bonds, mortgages,
                                            indentures, licenses, lease
                                            agreements and other contracts and
                                            obligations to which Del Amo is an
                                            indebted party or a lessee, licensee
                                            or obligee as of the date hereof
                                            except for those entered into by Del
                                            Amo in the ordinary course of its
                                            business consistent with its prior
                                            practice and that do not involve an
                                            amount remaining greater than
                                            $50,000.


                                    (3)     Employment Contracts and Related
                                            Matters. Except in all cases as set
                                            forth on Schedule E, Del Amo is not
                                            a party to any employment contract
                                            not terminable at the option of Del
                                            Amo without liability. Except in all
                                            cases as set forth on Schedule E,
                                            Del Amo is not a party to (A) any
                                            retirement, profit sharing or
                                            pension plan or thrift plan or
                                            agreement or employee benefit plan
                                            (as defined in Section 3 of the
                                            Employee Retirement Income Security
                                            Act of 1974 ("ERISA")), (B) any
                                            management or consulting agreement
                                            not terminable at the option of Del
                                            Amo without liability or (C) any
                                            union or labor agreement.


                                    (4)     Real Estate. Schedule F describes,
                                            as of the date hereof, all interests
                                            in real property owned, leased or
                                            otherwise claimed by Del Amo.


                                    (5)     Affiliates. Schedule G sets forth
                                            the names and number of shares of
                                            Del Amo Common Stock owned as of the
                                            date hereof beneficially or of
                                            record by any persons Del Amo
                                            considers to be affiliates of Del
                                            Amo ("Del Amo Affiliates") as that
                                            term is defined for purposes of Rule
                                            145 under the Securities Act of
                                            1933, as amended (the "1933 Act").


                  11. Agreements in Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to in any Schedule of Del Amo referred to herein are valid and in full force and effect, and Del Amo has not breached any provision of, nor is in default in any respect under the terms of, any such contract, agreement, lease, policy or license, the effect of which breach or default would have a material adverse effect upon either the financial condition, results of operations, or business of Del Amo.


                  12.      Legal   Proceedings;   Compliance   with  Laws.
                           Schedule  H   describes   all  legal, administrative,
                           arbitration or other proceeding or governmental investigation known to Del Amo pending or, to the knowledge of Del Amo's management, threatened or probable of assertion against Del Amo. Except as set forth on Schedule H, no such proceeding or investigation, if decided adversely, would have a material adverse effect on either the financial
                           condition,   results  of  operations  or  business
                           of Del Amo on a consolidated basis. Except as set forth in Schedule H, Del Amo has complied in all material respects with any laws, ordinances, requirements, regulations or orders applicable to its business. Del Amo has all licenses, permits, orders or approvals (collectively, the "Permits") of any federal, state, local or foreign governmental or regulatory body that are necessary for the conduct of its business; the Permits are in full force and effect; no violations are or have been recorded in respect of any Permits nor has Del Amo received written notice of any violations; and no proceeding is pending or, to the knowledge of Del Amo, threatened to revoke or limit any Permit. Except as set forth in Schedule H, Del Amo has not entered into any agreements or written understandings with the Federal Reserve Board, the OTS, the FDIC or any other regulatory agency having authority over it. Del Amo is not subject to any judgment, order, writ, injunction or decree which materially adversely affects, or might reasonably be expected materially adversely to affect either the financial condition, results of operations, or business of Del Amo on a consolidated basis.


                  13.       Employee Benefit Plans.


                                    (1)     Schedule E includes a correct and
                                            complete list of, and City Holding
                                            has been furnished a true and
                                            correct copy of (or an accurate
                                            written description thereof in the
                                            case of oral agreements or
                                            arrangements) (A) all qualified
                                            pension and profit-sharing plans,
                                            all deferred compensation,
                                            consultant, severance, thrift,
                                            option, bonus and group insurance
                                            contracts and all other incentive,
                                            welfare and employee benefit plans,
                                            trust, annuity or other funding
                                            agreements, and all other agreements
                                            (including oral agreements) that are
                                            presently in effect, or have been
                                            approved prior to the date hereof,
                                            maintained for the benefit of
                                            employees or former employees of Del
                                            Amo or the dependents or
                                            beneficiaries of any employee or
                                            former employee of Del Amo, whether
                                            or not subject to ERISA (the
                                            "Employee Plans"), (B) the most
                                            recent actuarial and financial
                                            reports prepared or required to be
                                            prepared with respect to any
                                            Employee Plan and (C) the most
                                            recent annual reports filed with any
                                            governmental agency, the most recent
                                            favorable determination letter
                                            issued by the Internal Revenue
                                            Service, and any open requests for
                                            rulings or determination letters,
                                            that pertain to any such Employee
                                            Plan that is intended to be
                                            qualified under Section 401(c) of
                                            the Code. Schedule E identifies each
                                            Employee Plan that is intended to be
                                            qualified under Section 401(a) of
                                            the Code and each such plan is
                                            qualified.


                                    (2)     Neither Del Amo nor any employee
                                            pension benefit plan (as defined in
                                            Section 3(2) of ERISA (a "Pension
                                            Plan")) maintained or previously
                                            maintained by it, has incurred any
                                            material liability to the Pension
                                            Benefit Guaranty Corporation
                                            ("PBGC") or to the Internal Revenue
                                            Service with respect to any Pension
                                            Plan. There is not currently pending
                                            with the PBGC any filing with
                                            respect to any reportable event
                                            under Section 4043 of ERISA nor has
                                            any reportable event occurred as to
                                            which a filing is required and has
                                            not been made.


                                    (3)     Full payment has been made (or
                                            proper accruals have been
                                            established) of all contributions
                                            which are required for periods prior
                                            to the Closing Date, as defined in
                                            Section 6.1 hereof, under the terms
                                            of each Employee Plan, ERISA, or a
                                            collective bargaining agreement, no
                                            accumulated funding deficiency (as
                                            defined in Section 302 of ERISA or
                                            Section 412 of the Code) whether or
                                            not waived, exists with respect to
                                            any Pension Plan (including any
                                            Pension Plan previously maintained
                                            by Del Amo), and except as set forth
                                            on Schedule E, there is no "unfunded
                                            current liability" (as defined in
                                            Section 412 of the Code) with
                                            respect to any Pension Plan.


                                    (4)     No Employee Plan is a "multiemployer
                                            plan" (as defined in Section 3(37)
                                            of ERISA). Del Amo has not incurred
                                            any liability under Section 4201 of
                                            ERISA for a complete or partial
                                            withdrawal from a multi-employer
                                            plan (as defined in Section 3(37) of
                                            ERISA). Del Amo has not participated
                                            in or agreed to participate in, a
                                            multiemployer plan (as defined in
                                            Section 3(37) of ERISA).


                                    (5)     All Employee Plans that are
                                            "employee benefit plans," as defined
                                            in Section 3(3) of ERISA, that are
                                            maintained by Del Amo or previously
                                            maintained by Del Amo comply and
                                            have been administered in compliance
                                            in all material respects with ERISA
                                            and all other applicable legal
                                            requirements, including the terms of
                                            such plans, collective bargaining
                                            agreements and securities laws. Del
                                            Amo does not have any material
                                            liability under any such plan that
                                            is not reflected in the Del Amo
                                            Financial Statements or on Schedule
                                            E hereto.


                                    (6)     Except as set forth on Schedule E,
                                            no prohibited transaction has
                                            occurred with respect to any
                                            Employee Plan that is an "employee
                                            benefit plan" (as defined in Section
                                            3(3) of ERISA) maintained by Del Amo
                                            or previously maintained by Del Amo
                                            that would result, directly or
                                            indirectly, in material liability
                                            under ERISA or in the imposition of
                                            a material excise tax under Section
                                            4975 of the Code.


                                    (7)     Schedule E identifies each Employee
                                            Plan that is an "employee welfare
                                            benefit plan" (as defined in Section
                                            3(1) of ERISA) and its funding
                                            status, whether through insurance, a
                                            trust, or from an employee's general
                                            assets. The funding under each such
                                            plan does not exceed the limitations
                                            under Section 419A(b) or 419A(c) of
                                            the Code. Del Amo is not subject to
                                            taxation on the income of any such
                                            plan or any such plan previously
                                            maintained by Del Amo.


                                    (8)     Schedule E identifies the method of
                                            funding (including any individual
                                            accounting) for all post-retirement
                                            medical or life insurance benefits
                                            for the employees of Del Amo.
                                            Schedule E also discloses the funded
                                            status of these Employee Plans.


                                    (9)     Schedule E identifies each corporate
                                            owned life insurance policy,
                                            including any key man insurance
                                            policy and policy insuring the life
                                            of any director or employee of Del
                                            Amo, and indicates for each such
                                            policy, the face amount of coverage,
                                            cash surrender value, if any, and
                                            annual premiums.


                                    (10)    No trade or business is, or has ever
                                            been, treated as a single employer
                                            with Del Amo for employee benefit
                                            purposes under ERISA and the Code.


                  14. Insurance. All policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of Del Amo are described on
                           Schedule I and are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by Del Amo. Del Amo is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Del Amo has not received notice of cancellation or non-renewal of any such policy or binder. Del Amo has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar facts that might form the basis for termination of any such insurance. Del Amo has no knowledge of any facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. Del Amo has not received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.


                  15. Loan Portfolio. Each loan outstanding on the books of Del Amo is in all respects what it purports to be, was made in the ordinary course of business, was not known to be uncollectible at the time it was made, accrues interest (except for loans recorded on Del Amo's books as non-accrual) in accordance with the terms of the loan, and with respect to loans originated by Del Amo was made in accordance with Del Amo's standard loan policies as in effect at the time the loan was negotiated, except for loans to facilitate the sale of other real estate owned ("OREO") or loans with renegotiated terms and conditions. The records of Del Amo regarding all loans outstanding and OREO by Del Amo on its books are accurate in all material respects and the risk classifications for the loans outstanding are, in the best judgment of the management of Del Amo, appropriate. The reserves for possible loan losses on the outstanding loans of Del Amo, as reflected in the Del Amo Financial Statements, have been established in accordance with generally accepted accounting principles and with the requirements of the OTS and the FDIC. In the best judgment of the management of Del Amo, such reserves are adequate as of the date hereof and will be adequate as of the Effective Time of the Merger to absorb all known and anticipated loan losses in the loan portfolio of Del Amo. Except as identified on Schedule J, no
                           loans in excess of $100,000   individually   or  in
                           the  aggregate  have  been   classified  by
                           examiners (regulatory or internal) as "Special Mention," "Substandard," "Doubtful," or "Loss." Except as disclosed on Schedule F, the OREO included in any nonperforming asset of Del Amo is recorded at the lower of cost or fair value less estimated
                           costs to sell based on  independent   appraisals that
                           comply  with  the   requirements  of  the  Financial
                           Institutions  Reform,  Recovery  and  Enforcement
                           Act of 1989 and Uniform Standards of Professional Appraisal Practice. Except as identified on Schedule J, to the best knowledge of the management of Del Amo, each loan reflected as an asset on the Del Amo Financial Statements is the legal, valid and binding obligation of the obligor and any guarantor, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity, and no defense, offset or counterclaim has been asserted with respect to any such loan, which if successful would have a material adverse effect on the financial condition, results of operation or business of Del Amo.


                  16. Absence of Changes. Except as identified on Schedule K, since September 30, 1997, there has not been any material adverse change in the aggregate assets or liabilities, earnings or business of Del Amo, other than changes resulting from or attributable to (i) changes since such date in laws or regulations, generally accepted accounting principles or administrative interpretations of any thereof that affect the banking or savings and loan industries generally,
                           (ii) changes since such date in the general level of interest rates, (iii) accruals and reserves incurred or to be incurred by Del Amo since such date pursuant to the terms of Section 4.8 hereof, or
                           (iv) any other accruals, reserves or expenses incurred or to be incurred by Del Amo since such date with City Holding's prior written consent. Since September 30, 1997, the business of Del Amo has been conducted only in the ordinary course.


                  17. Brokers and Finders. Neither Del Amo nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, except that Del Amo has employed Hovde Financial, Inc., and has paid or accrued all amounts due such advisor in connection with services rendered.


                  18. Subsidiaries; Partnerships and Joint Ventures. Del Amo has no subsidiaries and does not own any interest in any partnership or joint venture.


                  19. Reports. Del Amo has filed all material reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the OTS, and
                           (iv) any other governmental  or  regulatory authority
                           or  agency  having   jurisdiction  over  their
                           operations. No such report or statement, or any amendments thereto, contains any statement which, at the time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact necessary in order to make the statements contained therein not false or misleading. Del Amo is not required to file reports under Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the regulations of the SEC.


                  20. Environmental Matters. For purposes of this subsection, the following terms shall have the indicated meaning:

                           "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term "Environmental Law" includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C.
                           Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                           "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum, or any derivative or by-product thereof, asbestos, radioactive material and polychlorinated biphenyls.

                           "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by Del Amo or any of its subsidiaries, including those properties serving as collateral for any loans made and retained by Del Amo or for which Del Amo serves in a trust relationship for the loans retained in portfolio.

                           Except as disclosed in Schedule L, to the best knowledge of Del Amo:


                           a) Del Amo has not been nor is in violation of or liable under any Environmental Law;


                           b) none of the Loan Portfolio Properties and Other Properties Owned has been or is in violation of or liable under any Environmental Law; and


                           c) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.


                  21. Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Del Amo at any time to City Holding, in connection with this Agreement, when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Del Amo to City Holding is or will be a true and complete copy of such document, unmodified except by another document delivered by Del Amo.


                  22. Accounting; Tax; Regulatory Matters. Subject to action taken by the Board of Directors of Del Amo pursuant to or as a result of the exception clause to the first sentence of Section 4.4 hereof, Del Amo has not taken or agreed to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, or materially impede or delay receipt of any approval referred to in Section 4.6 hereof.


                  23. Regulatory Approvals. Del Amo knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Sections 5.1(f) and 5.2(e) hereof should not be obtained on a timely basis without the imposition of any condition of the type referred to in Section 5.1(f) hereof.


                   3.2. Representations and Warranties of City Holding. City Holding represents and warrants to Del Amo as follows:


                  1. Organization, Standing and Power. City Holding is a corporation duly organized, validly existing and in good standing under the laws of West Virginia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. City Holding has delivered to Del Amo complete and correct copies of its Articles of Incorporation and all amendments thereof to the date hereof and its By-laws as amended to the date hereof.


                  2. Capital Structure. The authorized capital stock of City Holding consists of 20,000,000 shares of Common Stock and 500,000 shares of Preferred Stock, of which 6,071,327 shares of Common Stock and no shares of Preferred Stock were issued and outstanding as of September 30, 1997. All of such issued and outstanding shares of City Holding Common Stock were validly issued, fully paid and nonassessable at such date.


                  3. Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of City Holding; and this Agreement is a valid and binding obligation of City Holding, enforceable in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by City Holding with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its Articles of Incorporation or By-laws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which City Holding is a party, or by which it or any of its properties or assets may be bound or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to City Holding or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws, the rules of the National Association of Securities Dealers, Inc. (the "NASD") and regulations of the Federal Reserve Board, the OTS, the FDIC, and the West Virginia Division of Banking is required in connection with the execution and delivery by City Holding of this Agreement or the consummation by City Holding of the transactions contemplated hereby or by the Plan of Merger.


                  4. Brokers and Finders. Neither City Holding nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, except that City Holding has employed Baxter, Fentriss & Co. and will be liable for its fees.


                  5. Reports. City Holding has filed all material reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the West Virginia Division of Banking, (iv) the SEC and (v) any other governmental or regulatory authority or agency having jurisdiction over their operations. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, filed with the SEC pursuant to the 1934 Act was in form and substance in compliance in all material respects with the 1934 Act. No such report or statement, or any amendments thereto, contains any statement which, at the time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact necessary in order to make the statements contained therein not false or misleading.


                  6. Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, schedule, list or other written information furnished by or on behalf of City Holding at any time to Del Amo, in connection with this Agreement when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by City Holding to Del Amo is or will be a true and complete copy of such document, unmodified except by another document delivered by City Holding.


                   3.3. Representations and Warranties of Acquisition Sub. Acquisition Sub represents and warrants to Del Amo as follows:


                  1. Organization Standing and Power. Acquisition Sub is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States.


                  2. Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Plan of Merger have been duly and validly authorized by all necessary action on the part of Acquisition Sub, and this Agreement is a valid and binding obligation of Acquisition Sub enforceable in accordance with its terms. The execution and delivery of this agreement, the consummation of the transactions contemplated hereby and by the Plan of Merger and compliance by Acquisition Sub with any of the provisions hereof or thereof will not (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws or a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Acquisition Sub is a party, or by which it or any of its properties or assets may be bound (except for such conflict, breach or default as to which requisite waivers or consents either shall have been obtained by Acquisition Sub by the Effective Time of the Merger or the obtaining of which shall have been waiver by Del Amo), or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Acquisition Sub or any of its property or assets. No consent or approval by any government authority, other than compliance with applicable federal and state securities and banking laws, regulations of the Federal Reserve Board, the FDIC, the OTS and the West Virginia Division of Banking, is required in connection with the execution and delivery by Acquisition Sub of this Agreement or the consummation by Acquisition Sub of the transactions contemplated hereby or by the Plan of Merger.


                                   ARTICLE IV
                       Conduct and Transactions Prior to
                          Effective Time of the Merger


                  4.1.    Access  to  Records  and  Properties  of City
                  Holding, Acquisition Sub, and Del Amo. Between the date of this Agreement and the Effective Time of the Merger, each of City Holding and Acquisition Sub on the one hand, and Del Amo on the other, agrees to give to the other reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the representations and warranties set forth herein, preparing the Registration Statement (as defined in Section 4.2 hereof) and applicable regulatory filings (as set forth in Section 4.6 hereof), and preparing unaudited financial statements of Del Amo as of a date prior to the Effective Time of the Merger in order to facilitate City Holding in performance of its
                  post-Closing   Date   financial   reporting   requirements.
                  Each  party  shall   maintain   the confidentiality  of all
                  confidential information furnished to it by the other party hereto concerning the business, operations, and financial condition of the party furnishing such information, and shall not use any such information except in furtherance of the transactions contemplated hereby or by the Plan of Merger. If this Agreement is terminated, each party hereto shall promptly return all documents and copies of, and all workpapers containing, confidential
                  information   received  from  the  other  party   hereto.
                  The   obligations   of confidentiality  under this Section 4.1
                  shall survive any such termination of this Agreement and shall remain in effect, except to the extent that (a) one party shall have directly or indirectly acquired the assets and business of the other party; (b) as to any particular confidential information with respect to one party, such information (i) shall become generally available to the public other than as a result of an unauthorized disclosure by the other party or (ii) was available to the other party on a nonconfidential basis prior to its disclosure by the first party; (c) disclosure by any party is required by subpoena or order of a court of competent jurisdiction or by order of a regulatory authority of competent jurisdiction; or (d) disclosure is required by law or by the SEC or bank or thrift regulatory authorities in connection with the transactions contemplated by this Agreement or otherwise, provided that the disclosing party has, prior to such disclosure, advised the other party of the circumstances necessitating such disclosure and the parties have reached mutually agreeable arrangements relating to such disclosure.


                  4.2.    Registration  Statement,  Proxy Statement,
                  Shareholder Approval. Del Amo will duly call and will hold a meeting of its shareholders as soon as practicable for the purpose of approving the Merger and will comply fully with the applicable rules and regulations of bank and thrift regulatory authorities, and the Articles of Incorporation and By-laws of Del Amo relating to the calling and holding of a meeting of shareholders for such purpose. The Board of Directors of Del Amo will recommend to and actively encourage shareholders that they vote in favor of the Merger. City Holding and Del Amo will jointly prepare the proxy statement-prospectus to be used in connection with such meeting (the "Proxy Statement-Prospectus") and City Holding will prepare and file with the SEC a Registration Statement on Form S-4 (the "Registration Statement"), of which such Proxy Statement-Prospectus shall be a part, and use its best efforts promptly to have the Registration Statement declared effective. In connection with the foregoing, City Holding will comply with the requirements of the 1933 Act, the 1934 Act, the NASD and the rules and regulations of the SEC under such acts with respect to the offering and sale of City Holding Common Stock in connection with the Transaction and with all applicable state Blue
                  Sky  and   securities   laws.   The   notices  of  such
                  meetings   and  the  Proxy Statement-Prospectus  shall  not be
                  mailed to Del Amo shareholders until the Registration Statement shall have become effective under the 1933 Act. Del Amo covenants that none of the information supplied by Del Amo and City Holding covenants that none of the information supplied by City Holding in the Proxy Statement-Prospectus will, at the time of the mailing of the Proxy Statement-Prospectus to Del Amo shareholders, contain any untrue statement of a material fact nor will any such information omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; and at all times subsequent to the time of the mailing of the Proxy Statement-Prospectus, up to and including the date of the meeting of Del Amo shareholders to which the Proxy Statement-Prospectus relates, none of such information in the Proxy Statement-Prospectus, as amended or supplemented, will contain an untrue statement of a material fact or omit any material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading.


                  4.3. Operation of the Business of Del Amo. Del Amo agrees that from September 30, 1997 to the Effective Time of the Merger, it has operated, and it will operate, its business substantially as presently operated and only in the ordinary course and in general conformity with applicable laws and regulations, and, consistent with such operation, it will use its best efforts to preserve intact its present business organizations and its relationships with persons having business dealings with it. Without limiting the generality of the foregoing, Del Amo agrees that it will not, without the prior written consent of City Holding, (i) make any change in the salaries, bonuses or title of J. Walker Owens, Nicholas Barakonski, Diana Bowers, Randy C. Bowers, Jasna Penich, Catherine A. Jaramillo or Enid E. Malm or change the fees payable to any director; (ii) make any change in the title, salaries or bonuses of any other employee, other than those permitted by current employment policies in the ordinary course of business, any of which changes shall be reported promptly to City Holding; (iii) enter into any bonus, incentive compensation, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement or increase benefits under existing plans; (iv) create or otherwise become liable with respect to any indebtedness for money borrowed or purchase money indebtedness except in the ordinary course of business; (v) amend its Articles of Incorporation or By-laws; (vi) except as provided in Section 4.5 hereof declare any dividend or make any distribution, or effect any split or combination in respect of its capital stock; (vii) issue or contract to issue any shares of Del Amo capital stock or securities exchangeable for or convertible into capital stock except up to 76,637 shares of Del Amo Common Stock issuable pursuant to Del Amo Options outstanding as of September 30, 1997; (viii) purchase any shares of Del Amo capital stock; (ix) enter into, renew, extend or assume any material contract or obligation; (x) other than as provided in subsection (A) below with respect to the work-out of nonperforming assets, waive, release, compromise or assign any right or claim involving $75,000 or more; (xi) propose or take any other action which would make any representation or warranty in Section 3.1 hereof untrue;
                  (xii) introduce any new products or services or change the rate of interest on any deposit instrument to
                  above-market   interest  rates;  (xiii)  make  any  change  in
                  policies respecting  extensions of credit or loan charge-offs;
                  (xiv) change reserve requirement policies; (xv) change securities portfolio policies; (xvi) acquire a policy or enter into any new agreement, amendment or endorsement or make any changes relating to insurance coverage, including coverage for its directors and officers, which would result in an additional payment obligation of $50,000 or more; (xvii) propose or take any action with respect to the closing of any branches; (xviii) amend the terms of the Del Amo Options; (xix) amend the terms of the written severance or employment agreements identified in Schedule E; or (xx) make any change in any tax election or accounting method or system of internal accounting controls, except as may be appropriate to conform to any change in regulatory accounting requirements or generally accepted accounting principles. Del Amo further agrees that, between the date of this Agreement and the Effective Time of the Merger, it will consult and cooperate with City Holding regarding (A) loan portfolio management, including management and work-out of nonperforming assets, and credit review and approval procedures, and (B) securities portfolio and funds management, including management of interest rate risk.


                  4.4. No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, neither Del Amo nor any of its executive officers, directors, representatives, agents or affiliates shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations (with any person other than City Holding) concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving Del Amo (collectively, a "Significant Transaction") or disclose, directly or indirectly, any information not customarily disclosed to the public concerning Del Amo, afford to any other person access to the properties, books or records of Del Amo or otherwise assist any person preparing to make or who has made such an offer, or enter into any agreement with any third party providing for a Significant Transaction.


                  4.5. Dividends. Del Amo agrees that subsequent to September 30, 1997, and until the Effective Time of the Merger, it will not declare any dividends or distributions in respect of any class of its securities.


                  4.6. Regulatory Filings; Best Efforts. City Holding and Del Amo shall jointly prepare all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Merger and submit the filings for approval with the Federal Reserve Board, the OTS and the West Virginia Division of Banking as soon as practicable after the date hereof. City Holding and Del Amo shall use their best efforts to obtain approvals of such filings.


                  4.7. Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any press release or make any such public statement prior to such consultations and approval of the other party, which approval shall not be unreasonably withheld, except as may be required by law or the policies of the NASD.


                  4.8. Operating Synergies; Conformance to Reserve Policies, Etc. Between the date hereof and the Effective Time of the Merger, Del Amo's management will work with City Holding to achieve appropriate operating efficiencies following the Closing Date. Subject to Del Amo's approval, which will not be unreasonably withheld, City Holding's notification to Del Amo's customers and City Holding's direct contact with customers will commence following receipt of OTS approval. At the request of City Holding and upon receipt by Del Amo of written confirmation from City Holding that there are no conditions to the obligations of City Holding under this Agreement set forth in Article V hereof which they believe will not be fulfilled so as to permit them to consummate the Merger and the other transactions contemplated hereby, not more than three days before the Effective Time of the Merger and after the Measurement Date, Del Amo shall establish such additional accruals, reserves and charge-offs, through appropriate entries in its accounting books and records (provided such adjustments are in accordance with GAAP and applicable law and regulation) as may be necessary to conform Del Amo's accounting and credit loss reserve practices and methods to those of City Holding (as such practices and methods are to be applied from and after the Effective Time of the Merger) and to City Holding's plans with respect to the conduct of the business of Del Amo following the Merger, as well as the costs and expenses relating to the consummation by Del Amo of the Merger and the other transactions contemplated hereby. Any such accruals, reserves and charge-offs shall not be deemed to cause any representation and warranty of Del Amo to be untrue or inaccurate as of the Effective Time of the Merger, nor shall any such accruals, reserves or charge-offs be included in the determination of Net Book Value Per Share pursuant to Section 2.1.


                  4.9. Agreement as to Efforts to Consummate. Subject only to the other terms and conditions of this Agreement, each of City Holding and Del Amo agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using reasonable effort to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated herein. Each of City Holding and Del Amo shall use its best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.


                  4.10. Adverse Changes in Condition. City Holding and Del Amo each agrees to give written notice promptly to the other concerning any event or circumstance which would cause or constitute a breach of any of the representations, warranties or covenants of such party contained herein. Each of City Holding and Del Amo shall use its best efforts to prevent or promptly to remedy the same. No notification made pursuant to this Section 4.10 shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Schedule unless City Holding or Del Amo, as the case may be, specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Del Amo on the one hand, or City Holding on the other hand, of any condition set forth in this Agreement.


                  4.11. Nasdaq National Market Listing. City Holding will file with Nasdaq a Supplemental Listing Application for the shares of City Holding Common Stock to be issued in the Merger and have such shares approved for listing on The Nasdaq National Market prior to the Effective Time of the Merger.


                  4.12. Updating of Schedules. Del Amo shall notify City Holding, and City Holding shall notify Del Amo, of any changes, additions or events which may cause any change in or addition to any Schedules delivered by it under this Agreement, promptly after the occurrence of same and at the Closing Date by delivery of updates of all Schedules, including future quarterly and annual Del Amo Financial Statements. No notification made pursuant to this Section
                  4.12 shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Schedule unless City Holding or Del Amo, as the case may be, specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Del Amo on the one hand, or City Holding on the other hand of any condition set forth in this Agreement.


                  4.13. Transactions in City Holding Common Stock. Other than the issuance or acquisition of City Holding Common Stock pursuant to City Holding employee benefit plans, or the purchase or sale of City Holding Common Stock by City Holding in its capacity as trustee under City Holding employee benefit plans or in any other fiduciary capacity in which it is directed to sell or purchase City Holding Common Stock, none of City Holding, Acquisition Sub or Del Amo will, nor will any such party permit any affiliate to directly or indirectly, purchase, publicly sell or publicly acquire any shares of City Holding Common Stock during the 20 trading days prior to the Measurement Date.


                                   ARTICLE V
                              Conditions of Merger


                  5.1. Conditions to Obligations of City Holding and Acquisition Sub. The obligations of City Holding and Acquisition Sub to perform this Agreement are subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions unless waived by City Holding and Acquisition Sub.


                  1. Representations and Warranties; Performance of Obligations. The representations and warranties of Del Amo set forth in Section 3.l hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); Del Amo shall have in all material respects performed all obligations required to be performed by it and satisfied all conditions required to be satisfied by it under this Agreement prior to the Effective Time of the Merger; and City Holding and Acquisition Sub shall have received a certificate signed by the Chief Executive Officer and by the Chief Financial Officer of Del Amo, which may be to their best knowledge after due inquiry, to such effects.


                  2. Authorization of Transaction. All action necessary to authorize the execution, delivery and performance of this Agreement by Del Amo and the consummation of the transactions contemplated herein (including the shareholder action referred to in Section 4.2) shall have been duly and validly taken by the Board of Directors and the shareholders of Del Amo and not rescinded, and Del Amo shall have full power and right to execute the Plan of Merger provided in Exhibit A.


                  3. Opinion of Counsel. City Holding shall have received an opinion of Adams, McAndrews, Matson & Landsberg, counsel to Del Amo, dated the Closing Date and satisfactory in form and substance to counsel to City Holding, in substantially the form attached hereto as Exhibit C.


                  4. The Registration Statement. The Registration Statement shall be effective under the 1933 Act and City Holding shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the City Holding Common Stock in connection with the Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.


                  5. Tax Opinion. City Holding and Acquisition Sub shall have received, in form and substance satisfactory to them, an opinion of Hunton & Williams to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" under Section 368(a) of the Code, and no taxable gain will be recognized by City Holding, Acquisition Sub, or Del Amo upon consummation of the Merger.


                  6. Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit City Holding and Acquisition Sub to consummate the Merger and to issue City Holding Common Stock to Del Amo shareholders shall have been received and shall have contained no conditions deemed in good faith to be materially disadvantageous by City Holding.


                  7. Affiliate Letters. Within 60 days of the date hereof, each shareholder of Del Amo who is a Del Amo Affiliate shall have executed and delivered a commitment and undertaking in the form of Exhibit E to the effect that (1) such shareholder will dispose of the shares of City Holding Stock received by him in connection with the Merger only in accordance with the provisions of Rule 145 under the 1933 Act; (2) such shareholder will not dispose of any of such shares until City Holding has received, at its expense, an opinion of Adams, McAndrews, Matson & Landsberg (or other counsel acceptable to it), satisfactory in form and substance to counsel to City Holding, that such proposed disposition will not violate the provisions of Rule 145 and any applicable securities laws which opinion shall be rendered
                           promptly   following counsel's receipt of such
                           shareholder's written notice of its intent to sell shares of City Holding Common Stock; and (3) the certificates representing said shares may bear a legend referring to the foregoing restrictions.


                  8. Nasdaq National Market Listing. If the shares of City Holding Common Stock to be issued in the Merger are not repurchased on the open market, such shares to be issued in the Merger shall have been approved for listing, upon notice of issuance, on The Nasdaq National Market.


                  9. Acceptance by City Holding and Acquisition Sub Counsel. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to Hunton & Williams, counsel for City Holding and Acquisition Sub.


                   5.2. Conditions of Obligations of Del Amo. The obligations of Del Amo to perform this Agreement are subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions unless waived by Del Amo:


                  1. Representations and Warranties; Performance of Obligations. The representations and warranties of City Holding and Acquisition Sub set forth in
                           Section 3.2 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); City Holding and Acquisition Sub shall have in all material respects performed all obligations required to be performed by them and satisfied all conditions required to be satisfied by them under this Agreement prior to the Effective Time of the Merger; and Del Amo shall have received a certificate signed by the Chief Executive Officer and by the Chief Financial Officer of City Holding and Acquisition Sub, which may be to their best knowledge after due inquiry, to such effects.


                  2. Authorization of Transaction. All action necessary to authorize the execution, delivery and performance of this Agreement by City Holding and Acquisition Sub and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of City Holding and Acquisition Sub and the Board of Directors and shareholders of Del Amo, and Acquisition Sub shall have full power and right to merge with Del Amo on the terms provided herein.


                  3. Opinion of Counsel. Del Amo shall have received an opinion of Hunton & Williams, counsel to City Holding, dated the Closing Date and satisfactory in form and substance to counsel to Del Amo, in the form attached hereto as Exhibit D.


                  4. The Registration Statement. The Registration Statement shall be effective under the 1933 Act and City Holding shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the City Holding Common Stock in connection with the Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.


                  5. Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit Del Amo to consummate the transactions contemplated hereby and to permit City Holding to issue City Holding Common Stock to Del Amo shareholders shall have been received.


                  6. Tax Opinion. City Holding, Acquisition Sub, and Del Amo shall have received, in form and substance reasonably satisfactory to them, an opinion of Hunton & Williams to the effect that, for federal
                           income  tax  purposes,   the  Merger  will  qualify
                           as a "reorganization" under Section 368(a) of the Code; no taxable gain will be recognized by City Holding, Acquisition Sub, or Del Amo upon consummation of the Merger; no taxable gain will be recognized by a Del Amo shareholder on the exchange by such shareholder of shares of Del Amo Common Stock solely for shares of City Holding
                           Common Stock (including any fractional share interest) in the Merger; a Del Amo shareholder's aggregate basis in City Holding Common Stock (including any fractional share interest) received in the Merger will be the same as the shareholder's basis in the Del Amo Common Stock surrendered in exchange therefor; the holding period of such City Holding Common Stock (including any fractional share interest) for a Del Amo shareholder will include the holding period of the Del Amo Common Stock surrendered in exchange therefor, if such Del Amo Common Stock is held as a capital asset by the shareholder at the Effective Time of the Merger; and a Del Amo shareholder who receives cash in lieu of a fractional share of City Holding Common Stock will recognize gain or loss equal to any difference between the amount of cash received and the shareholder's basis in the fractional share interest.


                  7. Nasdaq National Market Listing. If the shares of City Holding Common Stock to be issued in the Merger are not repurchased on the open market, such shares to be issued in the Merger shall have been approved for listing, upon notice of issuance, on The Nasdaq National Market.


                  8. Acceptance by Del Amo's Counsel. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to counsel for Del Amo.


                                   ARTICLE VI
                          Closing Date; Effective Time


                  6.1. Closing Date. Unless another date or place is agreed to in writing by the parties, the closing of the transactions contemplated in this Agreement shall take place at the offices of City Holding, Charleston, West Virginia, at 10:00 A.M., local time, on such date as City Holding shall designate to Del Amo at least 10 days prior to the designated Closing Date and as reasonably acceptable to Del Amo; provided, that the date so designated shall not be earlier than 5 days after OTS approval, and shall not be later than 60 days after such approval and, in no event, shall be later than June 30, 1998 (the "Closing Date").


                  6.2. Filings at Closing. Subject to the provisions of Article V hereof, at the Closing Date, City Holding and Acquisition Sub shall cause Articles of Combination relating to the Plan of Merger to be filed in accordance with the rules and regulations of the OTS, and each of City Holding, Acquisition Sub and Del Amo shall take any and all lawful actions to cause the Merger to become effective.


                  6.3. Effective Time. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Merger shall become effective at the time Articles of Combination filed with the OTS are made effective (the "Effective Time of the Merger").


                                  ARTICLE VII
                       Termination; Waiver and Amendment


                  7.1. Termination. This Agreement shall be terminated, and the Transaction abandoned, if the shareholders of Del Amo shall not have approved the Merger at the meeting required by
                  Section 4.2. Notwithstanding such approval by such shareholders, this Agreement may be terminated at any time prior to the Effective Time of the Merger, by:


                  1. The mutual consent of City Holding, Acquisition Sub and Del Amo, as expressed by their respective Boards of Directors;


                  2. Either City Holding or Acquisition Sub on the one hand or Del Amo on the other hand, as expressed by their respective Boards of Directors, if the Merger has not occurred by June 30, 1998, provided that the failure of the Merger to so occur shall not be due to a willful breach of any representation, warranty, covenant or agreement by the party seeking to terminate this Agreement;


                  3. By City Holding and Acquisition Sub in writing authorized by their respective Boards of Directors if Del Amo has, or by Del Amo in writing authorized by its Board of Directors, if City Holding or Acquisition Sub has, in any material respect, breached (i) any covenant or agreement contained herein, or (ii) any representation or warranty contained herein, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date; provided that it is understood and agreed that either party may terminate this Agreement on the basis of any such material breach of any representation or warranty which is not cured within 30 days of written notice thereof contained herein notwithstanding any qualification therein relating to the knowledge of the other party;


                  4. Either City Holding or Acquisition Sub on the one hand or Del Amo on the other hand, as expressed by their respective Boards of Directors, in the event that any of the conditions precedent to the obligations of such parties to consummate the Merger have not been satisfied or fulfilled or waived by the party entitled to so waive on or before the Closing Date, provided that no party shall be entitled to terminate this Agreement pursuant to this subparagraph (d) if the condition precedent or conditions precedent which provide the basis for termination can reasonably be and are satisfied within a reasonable period of time, in which case, the Closing Date shall be appropriately postponed;


                  5. City Holding and Acquisition Sub, if the Boards of Directors of City Holding and Acquisition Sub shall have determined in their sole discretion, exercised in good faith, that the Merger, has become inadvisable or impracticable by reason of
                           (A) the issuance of any order, decree or advisory letter of regulatory authority containing conditions or requirements reasonably deemed objectionable to City Holding or (B) the threat or the institution of any litigation, proceeding or investigation (including under federal antitrust laws) to restrain or prohibit the consummation of the Merger or to obtain other relief in connection with this Agreement;


                  6. Del Amo, if the Board of Directors of Del Amo shall have determined in its sole discretion, exercised in good faith, that the Merger has become inadvisable or impracticable by reason of
                           (A) the issuance of any order,  decree or advisory
                           letter of regulatory   authority   containing
                           conditions  or  requirements   reasonably   deemed
                           objectionable to Del Amo, or (B) the threat or the institution of any litigation, proceeding or investigation (including under federal antitrust laws) to restrain or prohibit the consummation of the Merger or to obtain other relief in connection with this Agreement;


                  7. City Holding, Acquisition Sub, or Del Amo, if the Federal Reserve Board, the OTS or the West Virginia Division of Banking deny approval of the transactions contemplated hereby and the time period for all appeals or requests for reconsideration has run;


                  8. City Holding, if there has been a material adverse change in the business operations or consolidated financial condition of Del Amo from that shown by the Del Amo Financial Statements as of September 30, 1997. For purposes of this paragraph (h), the term "material adverse change" shall not include the following: (i) changes resulting from movements in general market interest rates, (ii) changes in laws, rules and regulations and accounting principles, and
                           (iii) any other matters mutually agreed by the parties to this Agreement;


                  9.       Del  Amo  if,  prior  to  the  date  of  the
                           shareholders   meeting,   a  corporation,
                           partnership, person or other entity or group shall have made a bona fide, unsolicited proposal that the Board of Directors of Del Amo believes, in good faith after consultation with financial advisors, is more favorable, from a financial point of view, to the shareholders of Del Amo than the proposal set forth in this Agreement (a "Superior Proposal"); provided, that (i) Del Amo shall have promptly informed City Holding of all the terms and conditions of such Superior Proposal and shall have furnished to City Holding copies of any such written proposal or offer and any communications in response thereto and (ii) City Holding does not make, within five business days of City Holding receiving the information described above with respect to such Superior Proposal, an offer that the Board of Directors of Del Amo believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of Del Amo as such Superior Proposal;


                  10. City Holding if, prior to the Effective Time of the Merger, the Board of Directors of Del Amo shall have withdrawn or modified in a manner adverse to City Holding its approval or recommendation of the Merger, or shall have recommended another offer or shall have resolved to do any of the foregoing; or


                  11. City Holding or Del Amo, if the Fair Market Value Per City Holding Share as defined in Section 2.1(a)(iii) is greater than $48.00 or less than $30.00.


                  7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement and the Merger pursuant to
                  Section 7.1, this Agreement, other than the provisions of Sections 4.1 (last three sentences) and 9.1, shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, provided that nothing contained in this Section 7.2 shall relieve any party from liability for any willful breach of this Agreement.


                  7.3. Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof and this Agreement may be amended or supplemented by written instructions duly executed by all parties hereto at any time, whether before or after the meeting of Del Amo shareholders referred to in Section 4.2 hereof, excepting statutory requirements and requisite approvals of shareholders and regulatory authorities, provided that any such amendment or waiver executed after shareholders of Del Amo have approved this Agreement and the Plan of Merger shall not modify either the amount or form of the consideration to be received by such shareholders for their shares of Del Amo Common Stock or otherwise materially adversely affect such shareholders without their approval.


                                  ARTICLE VIII
                              Additional Covenants

                  8.1. Indemnification of Del Amo Officers and Directors; Liability Insurance. After the Effective Time of the Merger, City Holding agrees to provide indemnification to the directors, employees and officers of Del Amo and the subsidiaries thereof for events occurring prior to or subsequent to the Effective Time of the Merger as if they had been directors, employees or officers of City Holding prior to the Effective Time of the Merger, to the extent permitted under the West Virginia Corporation Act and the Articles of Incorporation and Bylaws of City Holding as in effect as of the date of this Agreement. Such indemnification shall continue for six years after the Effective Time of the Merger, provided that any right to indemnification in respect of any claim asserted or made within such six year period shall continue until final disposition of such claim. City Holding will provide
                  officers  and  directors   liability insurance  coverage to
                  all Del Amo and subsidiaries thereof directors and officers, whether or not they become part of the City Holding organization after the Effective Time of the Merger, to the same extent it is provided to City Holding's officers and directors, provided that coverage will not extend to acts as to which notice has been given prior to the Effective
                  Time of the Merger. The right to indemnification and insurance provided in this Section 8.1 is intended to be for the benefit of directors, employees and officers of Del Amo and the subsidiaries thereof and as such may be personally enforced by them at law or in equity.


                   8.2.    Employee Benefit Matters.


                  1. Plan Participation. All employees of Del Amo immediately prior to the Effective Time of the Merger who are employed by Del Amo immediately following the Effective Time of the Merger will be entitled to participate in City Holding's 401(k) plan and employee stock ownership plan to the extent they are eligible based on their length of service, compensation, job classification, and position and the existing Del Amo 401(k) plan and employee stock ownership plan will be terminated
                           as of the Effective  Time of the Merger.   Except  as
                           specifically provided in this Section 8.2 and as otherwise prohibited by law, an employee's service with Del Amo which is recognized by the applicable benefit plan of Del Amo at the Effective Time of the Merger shall be recognized as service with City Holding for purposes of eligibility to participate and vesting if
                           applicable,   (but  not  for  purposes  of  benefit
                           accrual)  under  the corresponding   City   Holding
                           benefit   plan,   if   any,   subject   to
                           applicable break-in-service  rules.


                  2. Cooperation. Del Amo agrees to cooperate with City Holding in implementing any decision made by City Holding under this Section 8.2 with respect to employee benefit plans and to provide to City Holding on or before the Effective Time of the Merger a schedule of service credit for its employees.


                  8.3.    Accounting.   City   Holding   agrees  that  it  will
                  account  for  the   transactions contemplated under this
                  Agreement under the purchase method of accounting.


                                   ARTICLE IX
                                 Miscellaneous

                  9.1. Expenses. Each party hereto shall bear and pay the costs and expenses incurred by it relating to the
                  transactions   contemplated  hereby,  provided,  that  if
                  this Agreement is terminated pursuant to Section 7.1(e) by City Holding, City Holding will, within 15 days of Del Amo's presentation of its invoice, reimburse Del Amo for its out-of-pocket accountable fees, costs and expenses associated with the Merger up to a maximum of $200,000; further provided, if this Agreement is terminated pursuant to Section 7.1(c), (f), (h) (i) or (j) by Del Amo, Del Amo will, within 15 days of City Holding's presentation of its invoice, reimburse City Holding for its out-of-pocket accountable fees, costs and expenses associated with the
                  Merger up to a maximum  of  $200,000.   If  this  Agreement is
                  terminated pursuant to Section 7.1(d), the terminating party may, within 15 days of presentation of its invoice, recover its out-of-pocket accountable fees, costs and expenses associated with the Merger up to a maximum of $200,000 if such termination results from a failure of the non-terminating party to meet a condition or conditions specified in Article V of this Agreement.


                  9.2. Entire Agreement. This Agreement contains the entire agreement among City Holding, Acquisition Sub and Del Amo with respect to the transactions contemplated hereby and the related transactions and supersedes all prior agreements (including the Letter Agreement), arrangements or understandings with respect thereto.


                  9.3. Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.


                  9.4.    Notices.   All  notices  or  other   communications
                  which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

                             If to City Holding or Acquisition Sub:

                                     Steven J. Day
                                     President and Chief Executive Officer
                                     City Holding Company
                                     3601 MacCorkle Avenue, SE
                                     Charleston, West Virginia  25304

                             Copy to:

                                     Randall S. Parks
                                     Hunton & Williams
                                     951 East Byrd Street
                                     Richmond, Virginia  23219

                             If to Del Amo Savings Bank, FSB:

                                     Nicholas Barakonski
                                     President and Chief Executive Officer
                                     Del Amo Savings Bank FSB
                                     3422 Carson Street
                                     Torrance, California  90503

                             Copy to:

                                     Peter F. McAndrews
                                     Adams, McAndrews, Matson & Landsberg
                                     429 Santa Monica Boulevard, Suite 550
                                     Santa Monica, California 90401


                  9.5. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.


                  9.6. Governing Law. Except as may otherwise be required by the laws of the United States, this Agreement shall be governed by and construed in accordance with the laws of West Virginia.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and its corporate seal (if any) to be hereunto affixed and attested by its officers thereunto duly authorized, all as of the day and year first above written.


                CITY HOLDING COMPANY


                By       /s/ Steven J. Day
                    -----------------------------------
                         Name:  Steven J. Day
                         Title: President & Chief Executive Officer


                CITY ACQUISITION SUB, F.S.B.
                 (In Organization)


                 By       /s/ Steven J. Day
                    -----------------------------------
                          Name:  Steven J. Day
                          Title: President


                 DEL AMO SAVINGS BANK, F.S.B.


                 By        /s/ Nicholas Barakonski
                    --------------------------------------
                          Name:  Nicholas Barakonski
                          Title: President and Chief
                                 Executive Officer

/s/ J. Walker Owens                      /s/ Jean Clawson-Babbitt
-------------------------------     ----------------------------------------
J. Walker Owens                          Jean Clawson-Babbit



/s/ Nicholas Barakonski                  /s/ William Clayton
-------------------------------     ----------------------------------------
Nicholas Barakonski                      William Clayton


/s/ Seymour S. Bilowit                   /s/ E.J. Chris Sorenson
-------------------------------     ----------------------------------------
Seymour S. Bilowit                       E.J. Chris Sorenson


/s/ Diana Bowers
-------------------------------
Diana Bowers

All of the Directors of Del Amo have signed above to agree to vote all their shares of Del Amo Common Stock beneficially owned by them and with respect to which they have power to vote in favor of the Merger and the transactions contemplated by this Agreement and to cause the Merger and the Plan of Merger to be recommended by the Board of Directors of Del Amo to the shareholders of Del Amo in the proxy statement sent to shareholders in connection with such shareholders' meeting.

                                                                     ANNEX B


                                 PLAN OF MERGER

                                       OF

                          CITY ACQUISITION SUB, F.S.B.

                                      INTO

                          DEL AMO SAVINGS BANK, F.S.B.


         Section 1. City Acquisition Sub, F.S.B. ("Acquisition Sub") shall, upon the issuance of a certificate of merger by the Office of Thrift Supervision (the "Effective Time of the Merger"), be merged (the "Merger") into Del Amo Savings Bank, F.S.B. ("Del Amo"), which shall be the surviving bank (the "Surviving Bank").

         Section 2.  Conversion of Stock.  At the Effective Time of the Merger:

              (i) Each share of Del Amo Common Stock outstanding immediately prior to the Effective Time of the Merger shall be converted into ____ shares of Common Stock of City Holding Company in such amount equal to the product of one multiplied by the Exchange Ratio (as defined herein). Cash shall be paid in lieu of any fractional share interest at $_____ per share (the Fair Market Value Per City Holding Share, as defined herein). As used herein:

                           (A)     "Exchange Ratio" shall mean the quotient
                                    of (x) the sum of (A) the product of 1.55 times the Net Book Value Per Share (as defined herein) plus (B) the per share pro rata amount of Del Amo's out-of-pocket accountable fees, costs and expenses associated with the Merger (up to a maximum in the aggregate of $200,000 and only to the extent such costs have not been capitalized) (the "Merger Expenses") divided by (y) the Fair Market Value Per City Holding Share;

                           (B)     "Net Book Value Per Share" shall mean
                                    the net book value of Del Amo at the
                                    Measurement Date (as defined herein) divided by the total number of shares of Del Amo Common Stock outstanding immediately prior to the Effective Time of the Merger;

                           (C) "Fair Market Value Per City Holding Share" shall mean the average closing price of a share of City Holding Common Stock as reported on the Nasdaq National Market for the twenty trading days prior to the Measurement Date; provided, that (A) if the Fair Market Value Per City Holding Share as determined in the clause immediately preceding this proviso is less than $32.00 and greater than or equal to $30.00, the Fair Market Value Per City Holding Share shall equal $32.00, (B) if the Fair Market Value Per City Holding Share as determined in the clause immediately preceding this proviso is greater than $43.00 and less than or equal to $48.00, the Fair Market Value Per City Holding Share shall equal $43.00, or (C) if the Fair Market Value Per City Holding Share as determined in the clause immediately preceding this proviso is greater than $48.00 or less than $30.00, Del Amo and City Holding may terminate this Plan of Merger; and

                           (D)      "Measurement Date" shall mean the last
                                    day of the month immediately preceding the closing of the transactions contemplated by the agreement of which this Plan of Merger is a part.

              (ii)    Each outstanding option to acquire Del Amo Common
                      Stock that was granted under the Del Amo 1990 Stock Option Plan (the "Del Amo Options") shall be canceled as provided in the underlying option agreement. Notwithstanding the foregoing, if Del Amo shall receive an irrevocable letter of instruction from an option holder prior to the meeting of the shareholders of Del Amo to approve the Merger, then the Del Amo Options listed in such letter shall be converted, at the election of the option holder, into either (i) an option to acquire that number of shares of City Holding Common Stock equal to the product of (x) the number of shares of Del Amo Common Stock subject to such option immediately prior to the Effective Time of the Merger multiplied by (y) ____ (the Exchange Ratio), at an exercise price per share equal to the exercise price of such option immediately prior to the Effective Time of the Merger divided by _______ (the Exchange Ratio), or (ii) the right to receive the number of full shares of City Holding Common Stock equal to the quotient of (x) _____ (the Option Spread, as defined herein) divided by (y) $_____ (the Fair Market Value Per City Holding Share) (with cash being paid in lieu of any fractional share interest at $__ per share). The "Option Spread" shall be equal to the difference between (i) the sum of (A) the product of the Net Book Value Per Share multiplied by 1.55 plus (B) the Merger Expenses Per Share (as defined herein) and (ii) the exercise price per share pursuant to such option. As used herein, "Merger Expenses Per Share" shall be equal to the Merger Expenses divided by the total number of shares of Del Amo Common Stock outstanding immediately prior to the Effective Time of the Merger.

              (iii) Each share of Acquisition Sub Common Stock outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of Del Amo Common Stock (after giving effect to the conversion contemplated above).

         Section 3. Articles of Incorporation, Bylaws and Directors of the Surviving Bank. At the Effective Time of the Merger, there shall be no change caused by the Merger in the Charter (except any change caused by the filing of Articles of Combination relating to the Merger), Bylaws, or Board of Directors of the Surviving Bank.

         Section 4. Conditions to Bank Merger. Consummation of the Merger is subject to the following conditions:

                  (i) The approving vote of the holders of two-thirds of the outstanding shares of Del Amo Common Stock entitled to vote.

                 (ii) The approval of the Merger by the West Virginia Division of Banking, the Board of Governors of the Federal Reserve System and the Office of Thrift Supervision.

                (iii) The satisfaction of the conditions contained in the
                      Amended and Restated Agreement and the Plan of Reorganization, dated December 18, 1997, among City Holding Company, Acquisition Sub and Del Amo, or the waiver of such conditions by the party for whose benefit they were imposed.

         Section 5.  Manner of Exchange.

                  (i) After the Effective Time of the Merger, each holder of a certificate for theretofore outstanding shares of Del Amo Common Stock, upon surrender of such certificate to the agent appointed by City Holding to administer the exchange of certificates (the "Exchange Agent"), accompanied by a letter of transmittal in the form furnished by City Holding and the Exchange Agent (the "Letter of Transmittal"), shall be entitled to receive in exchange therefor the number of full shares of City Holding Common Stock into which shares of Del Amo Common Stock shall be converted pursuant to Section 2 hereof (with cash in lieu of any fractional share interest at $______ per share). Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Merger, represented Del Amo Common Stock will be deemed to evidence the right to receive the number of full shares of City Holding Common Stock into which the shares of Del Amo Common Stock represented thereby may be converted in accordance with
                      Section 2 hereof, (with cash being paid in lieu of any fractional share interest at $______ per share) and, after the Effective Time of the Merger, will be deemed for all corporate purposes of City Holding to evidence ownership of the number of full shares of City Holding Common Stock into which the shares of Del Amo Common Stock represented thereby were converted.

                 (ii) Until outstanding certificates formerly representing Del
                      Amo Common Stock are surrendered in exchange for City Holding Common Stock, no dividend payable to holders of record of City Holding Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Time of the Merger, there shall be no further registry of transfer on the records of Del Amo of shares of Del Amo Common Stock. If a certificate representing such shares is presented to Del Amo or City Holding, it shall be canceled and exchanged for a certificate representing shares of City Holding Common Stock as herein provided. Upon surrender of certificates of Del Amo Common Stock in exchange for City Holding Common Stock, there shall be paid to the recordholder of the certificates of City Holding Common Stock issued in exchange therefor (i) the amount of dividends theretofore paid for such full shares of City Holding Common Stock as of any date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date, the amount of dividends with a record date prior to surrender and a payment date subsequent to surrender. No interest shall be payable on such dividends upon surrender of outstanding certificates.

                (iii) At the Effective Time of the Merger, each outstanding Del
                      Amo Option shall be converted in the manner provided in
                      Section 2(ii) hereof without any further action on the part of the holder thereof..

         Section 6. Effect of the Bank Merger. The Bank Merger, upon the Effective Time of the Bank Merger, shall have the effect provided by 12 C.F.R. 552.13.

                                                                ANNEX C

                      [Letterhead of Hovde Financial, Inc.]

                                November 20, 1997

Board of Directors
Del Amo Savings Bank, FSB
3422 Carson Street
Torrance, CA 90503

Members of the Board:

         Del Amo Savings Bank, F.S.B ("Del Amo") has proposed to enter into an Agreement and Plan of Reorganization ("Agreement") with City Holdings Company ("City Holdings") and City Acquisition Sub, F.S.B. (Acquisition Sub"), a wholly owned subsidiary of City Holdings, whereby Acquisition Sub will be merged with and into Del Amo (the "Transaction"). Pursuant to the Agreement, shareholders of Del Amo shall be entitled to receive consideration, in the form of City Holdings common stock, equal to 1.55 times Del Amo's Net Book Value per share (as defined in the Agreement) or approximately $20.23(1) per share, subject to certain conditions set forth in the Agreement. Other terms and conditions of this merger are more fully set forth in the Agreement.

Hovde Financial, Inc. ("Hovde") specializes in providing investment banking and financial advisory services to commercial banks and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. Pursuant to a Consulting Agreement between Del Amo and Hovde, Hovde was engaged to assist Del Amo in this Transaction. WE are familiar with the operations of Del Amo, having acted as an advisor in connection with the proposed transaction, and having participated in the negotiations leading to the Agreement.

         During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of Del Amo and City Holdings as well as material prepared in connection with the proposed transaction, including but not limited to: (i) the Agreement and Plan of Reorganization; (ii) certain publicly available information concerning Del Amo as well as publicly available information concerning City Holdings; (iii) the nature and terms of recent sale and merger transactions involving thrifts and thrift holding companies that we consider relevant.

         In addition, we have conducted meetings with members of the senior management of Del Amo for the purpose of reviewing the future prospects of Del Amo. We also performed a discounted cash flow analysis to determine a range of present values per share of the Del Amo's common stock, assuming Del Amo continued to operate as a stand-alone entity. In addition, we have taken into account our assessment of general economic, regulatory, market and industry conditions and our experience in similar transactions as well as our overall knowledge of the banking industry and our general experience in securities valuations.

Del Amo Savings Bank, F.S.B.
November 20, 1997
Page 2


         In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Del Amo and City Holdings and in the discussions with Del Amo's management.

         Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the transaction is fair, from a financial point of view, to the shareholders of Del Amo.

Very truly yours,



/s/ Hovde Financial, Inc.

HOVDE FINANCIAL, INC.




         1 Assumes closing date of March 1998, projected equity at 12/31/97 of $6.9 million with additional income of $60,000 through Feb. 28, 1998 (assumed determination date). Projected book value per share at closing of $13.05.

                                                                ANNEX D

                             12 U.S.C.A. ss. 552.14

ss. 552.14 Dissenter and appraisal rights.

    (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with ss. 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

    (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to ss. 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

    (c) Procedure. (1) Notice. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreements is to be submitted for stockholder approval, of the right to demand payment of appraisal value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.

    (2) Demand for appraisal and payment. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

    (3) Notification of effective date and written offer. Within ten days after the effective date of the combination, the resulting association shall:

         (i) Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

         (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

         (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

       The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

    (4) Acceptance of offer. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

    (5) Petition to be filed if offer not accepted. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

    (6) Stock certificates to be noted. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

    (7) Withdrawal of demand. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

    (8) Valuation and payment. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

    (9) Costs and expenses. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

    (10) Voting and distribution. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

    (11) Status. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Officers and Directors


         Section 31-1-9 of the West Virginia Corporation Act provides in part that each West Virginia corporation shall have power to indemnify any director, officer, employee or agent or former director, officer, employee or agent against expenses actually and reasonably incurred by him in connection with the defense of any claim, action, suit or proceeding against him by reason of being or having been such director, officer, employee or agent other than an action by or in the right of the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation. With respect to an action by or in the right of the corporation the director, officer, employee or agent or former director, officer, employee or agent may be indemnified if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding against him by reason of being or having been such director, officer, employee or agent to be liable for negligence or misconduct in the performance of duty; and to make any other or further indemnity to any such persons that may be authorized by the articles of incorporation or any by-law made by the stockholders or any resolution adopted, before or after the event, by the stockholders. The By-laws of City Holding contain provisions pursuant to the foregoing section of the West Virginia Corporation Act indemnifying the directors, officers, employees and agents of City Holding in certain cases against expenses and liabilities under judgments and reimbursements of amounts paid in settlement.

         City Holding has purchased directors and officers' liability insurance policies. Within the limits of their coverage, the policies insure (l) the directors and officers of City Holding against certain losses, to the extent such losses are not indemnified by City Holding, and (2) City Holding, to the extent it indemnifies such directors and officers for losses as permitted under the laws of West Virginia.

Item 21.  Exhibits and Financial Statement Schedules

               (a)    Exhibits

                      2 Amended and Restated Agreement and Plan of Reorganization dated December 18, 1997, among City Holding Company, City Acquisition Sub, F.S.B. (in organization), and Del Amo Savings Bank, FSB (attached to the Proxy Statement/Prospectus as Annex A)

                      5 Opinion of Steptoe & Johnson with respect to legality of securities being offered.

                      8 Opinion of Hunton & Williams with respect to tax consequences of the Merger

                      23.1      Consent of Ernst & Young LLP

                      23.2      Consent of KPMG Peat Marwick LLP

                      23.3      Consent of Steptoe & Johnson (included in
                                Exhibit 5)

                      23.4      Consent of Hunton & Williams (included in
                                Exhibit 8)

                      25 Power of Attorney (included on signature pages of the Registration Statement)

                      99        Form of Proxy

               (b)    Financial Statement Schedules -- None

               (c)    Report, Opinion or Appraisal -- None

Item 22.  Undertakings

               (a) The undersigned Registrant hereby undertakes as follows:

                      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                    (i)    To  include  any  prospectus
                             required  by  Section   10(a)(3)  of  the
                             Securities Act of 1933;

                                    (ii) To reflect in the prospectus any facts
                             or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration;

                                    (iii) To include any material information
                             with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                      2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      3. To remove from registration by means of a post-effective amendment any of the securities being registered in which remain unsold at the termination of the offering.

                      4. That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain, or will be amended to contain, the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

                      5. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of
                             Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                      6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

               (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

               (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of West Virginia on this 23rd day of December 1997.

                                   City Holding Company
                                  (Registrant)


                                  /s/ Steven J. Day
                                -------------------------------
                                  Steven J. Day
                                  President/Director
                                  (Principal Executive Officer)




                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on December 22, 1997. Each of the directors and/or officers of City Holding Company whose signature appears below hereby appoints Steven J. Day and Robert A. Henson and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Commission, any and all amendments to this Registration Statement, making such changes in this Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.


/s/ Samuel M. Bowling
-------------------------------     ----------------------------------------
Samuel M. Bowling                       C. Scott Briers
Director                                Director


/s/ Dr. D. K. Cales                     /s/ Steven J. Day
-------------------------------     ----------------------------------------
Dr. D. K. Cales                         Steven J. Day
Director                                Director/President


-------------------------------     ----------------------------------------
Robert D. Fisher                        Jack E. Fruth
Director                                Director

/s/ Jay Goldman                         /s/ Carlin K. Harmon
-------------------------------     ----------------------------------------
Jay Goldman                             Carlin K. Harmon
Director                                Director/Executive Vice President


-------------------------------     ----------------------------------------
C. Dallas Kayser                        Dale Nibert
Director                                Director

/s/ Otis L. O'Connor
-------------------------------     ----------------------------------------
Otis L. O'Connor                        Bob F. Richmond
Director                                Director


/s/ Mark H. Schaul
-------------------------------     ----------------------------------------
Mark H. Schaul                          Van R. Thorn
Director                                Director


/s/ George J. Davis
-------------------------------     ----------------------------------------
George J. Davis                         Hugh R. Clonch
Director/Executive Vice President       Director


/s/ William M. Frazier                  /s/ Leon K. Oxley
-------------------------------     ----------------------------------------
William M. Frazier                      Leon K. Oxley
Director                                Director

/s/ David E. Haden
-------------------------------
David E. Haden
Director

                                  Exhibit Index


Exhibit
Number                        Exhibit                                                 Page
2                  Amended   and   Restated   Agreement   and   Plan  of
                   Reorganization  dated  December 18, 1997,  among City
                   Holding  Company,  City  Acquisition  Sub, F.S.B. (in
                   organization),   and  Del  Amo  Savings   Bank,   FSB
                   (attached to the Proxy Statement/Prospectus Annex A)

5                  Opinion  of  Steptoe  &  Johnson   with   respect  to
                   legality of securities being offered

8 Opinion of Hunton & Williams with respect to tax consequences of the Merger

23.1               Consent of KPMG Peat Marwick LLP

23.2               Consent of Ernst & Young LLP

23.3               Consent of Steptoe & Johnson (included in Exhibit 5)

23.4               Consent of Hunton & Williams (included in Exhibit 8)

25 Power of Attorney (included on signature pages of the Registration Statement)

99                 Form of Proxy

(b)                Financial Statement Schedules - None

(c)                Report, Opinion or Appraisal - None
